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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant   ☑
Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials

ONYX SOFTWARE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:

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	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

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	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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	(4)	Date Filed:

SPECIAL MEETING OF SHAREHOLDERS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

June 29, 2006

Dear Onyx Shareholders:

The board of directors of Onyx Software Corporation has unanimously approved a merger in which Onyx Software Corporation would become a wholly owned subsidiary of M2M Holdings, Inc. If the merger is completed, holders of Onyx common stock will receive $4.80 for each share of Onyx common stock they own.

Shareholders of Onyx Software Corporation will be asked at the special meeting to approve the merger agreement. After careful consideration, the board of directors of Onyx unanimously determined that the terms and conditions of the proposed merger and the merger agreement are advisable, fair to and in the best interests of Onyx and its shareholders, and unanimously recommends that Onyx shareholders vote “FOR” approval of the merger agreement.

In deciding to approve the merger and recommend that the Onyx shareholders approve and adopt the merger agreement, Onyx’s board of directors considered various factors that are more fully described in the attached proxy statement, which you are encouraged to read carefully in its entirety.

The approval of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Onyx common stock that are entitled to vote on the proposal at the close of business on the record date. At the close of business on the record date, Onyx’s directors and executive officers and their affiliates beneficially owned and had the right to vote approximately 3,248,761 shares of Onyx’s common stock, or approximately 17.6% of Onyx’s outstanding common stock on that date. These shares are covered by a support agreement and irrevocable proxy described in the attached proxy statement and are required to be voted “FOR” approval of the merger agreement pursuant to the support agreement and irrevocable proxy.

The special meeting of shareholders to approve the merger agreement will be held on August 1, 2006, at 10:00 a.m., local time, at Onyx’s corporate headquarters located at 1100 112th Avenue NE, Suite 100, Bellevue, Washington 98004.

The proxy statement attached to this letter provides you with information about the special meeting of Onyx shareholders and the proposed merger. We encourage you to read the entire proxy statement carefully.

Sincerely,

Janice P. Anderson,
Chief Executive Officer and Chairman of the Board

This proxy statement is dated June 29, 2006 and is first being mailed to shareholders of Onyx on or about June 30, 2006.

Your vote is very important

Whether or not you plan to attend the special meeting, it is important that your shares are represented. Please read the enclosed proxy statement and mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope, or complete a proxy by telephone or via the Internet, to ensure that your vote is counted. Of course, if you attend the special meeting, you will have the right to vote your shares in person.

ONYX SOFTWARE CORPORATION
1100 112th Avenue NE, Suite 100
Bellevue, Washington 98004

Notice of Special Meeting of Shareholders
to Be Held August 1, 2006

A special meeting of shareholders of Onyx Software Corporation, a Washington corporation, will be held on August 1, 2006, at 10:00 a.m., local time, at Onyx’s corporate headquarters located at 1100 112th Avenue NE, Suite 100, Bellevue, Washington 98004, for the following purposes:

•	to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 5, 2006, by and among M2M Holdings, Inc., a Delaware corporation, Orion Acquisition Corporation, a Washington corporation and wholly owned direct subsidiary of M2M Holdings, Inc., and Onyx Software Corporation; and

•	to transact any other business properly presented at the special meeting and any adjournment or postponement of the special meeting, including to consider any procedural matter incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting.

These items of business are more fully described in the proxy statement accompanying this notice. Onyx’s board of directors has fixed the close of business on June 21, 2006 as the record date for determining the shareholders entitled to notice of and to vote at the special meeting. Only shareholders of record at the close of business on the record date are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements thereof. At the close of business on the record date, Onyx had outstanding and entitled to vote 18,573,970 shares of common stock. Holders of Onyx common stock are entitled to dissenters’ rights under the Washington Business Corporation Act in connection with the merger. See “The MERGER — Dissenters’ Rights” on page 32.

By Order of the Board of Directors,

Robert J. Chamberlain,
Chief Financial Officer and Secretary

Bellevue, Washington
June 29, 2006

Onyx’s board of directors unanimously declared advisable, and recommends, that Onyx shareholders vote “FOR” approval of the merger agreement.

Your vote is important

The affirmative vote of the holders of a majority of the shares of Onyx common stock outstanding at the close of business on the record date is required to approve the merger agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card to ensure that your shares will be represented at the special meeting if you are unable to attend. You may also complete a proxy by telephone or via the Internet in accordance with the instructions listed on the proxy card. This action will not limit your right to vote in person if you wish to attend the special meeting and vote in person. If you fail to return a proxy or vote at the special meeting, your shares will effectively be counted as a vote against the approval of the merger agreement.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What Am I Being Asked to Vote On?

A:	You are being asked to vote on the approval of the merger agreement that provides for the acquisition of Onyx by M2M Holdings, Inc., to be effected by means of a merger of Orion Acquisition Corporation, a wholly owned subsidiary of M2M Holdings, Inc., with and into Onyx. If the merger agreement is approved and the merger is consummated, Onyx will cease to be a publicly traded company, and will instead continue as a wholly owned direct subsidiary of M2M Holdings, Inc.

Q:	What Will Onyx Shareholders Receive in the Merger?

A:	As a result of the merger, Onyx shareholders will receive cash consideration of $4.80 for each share of Onyx common stock held, without interest. For example, if you own 100 shares of Onyx common stock, you will receive $480.00 in cash in exchange for your shares.

Q:	Does the Onyx Board of Directors Recommend Voting in Favor of the Merger?

A:	Yes. After careful consideration, the Onyx board of directors unanimously determined that the terms and conditions of the proposed merger and the merger agreement are advisable, fair to and in the best interests of Onyx and its shareholders, and unanimously recommends that Onyx shareholders vote “FOR” approval of the merger agreement. Please also see the section entitled “THE MERGER — Reasons for the Merger” on page 22.

Q:	Why did the Onyx Board of Directors Reject CDC’s Recent Proposed Alternative Transaction and Reaffirm Its Support for the Transaction With M2M?

A:	On June 20, 2006, CDC Corporation issued a press release announcing its intent to contact the Onyx board of directors regarding a new proposal to acquire Onyx in exchange for either, at the election of each Onyx shareholder, (a) $4.85 per share in cash or (b) an aggregate of $5.00 per share, comprised of $2.50 per share in cash and $2.50 in registered Class A Common Stock of CDC. After consulting with its financial and legal advisors, the Onyx board of directors determined that it could not conclude that the CDC communication constitutes, or would be reasonably likely to lead to, a superior transaction. A history of Onyx’s communications with CDC is set forth in the section of this proxy statement entitled ‘‘THE MERGER — Background of the Merger’’ on page 13.

Q:	What Do I Need to Do Now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then please mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of Onyx shareholders. You may also complete a proxy by telephone or via the Internet in accordance with the instructions listed on the proxy card.

Q:	What Vote Is Required to Approve the Merger Agreement?

A:	In order to approve the merger agreement, the holders of a majority of the shares of Onyx common stock outstanding at the close of business on the record date must vote “FOR” the proposal to approve the merger agreement.

Q:	What Happens If I Do Not Vote?

A:	The failure to vote, either by proxy or in person at the special meeting, will have the same effect as voting against the merger agreement.

Q:	May I Vote in Person?

A:	Yes. You may attend the special meeting of Onyx shareholders and, if you are a record holder of Onyx shares, vote your shares in person. Even if you intend to attend the special meeting in person, we encourage you to complete, date, sign and return a proxy card to us or to complete a proxy by telephone or via the Internet in accordance with the instructions listed on the proxy card. If your shares are not held in your name, you must request a proxy from the registered holder. Typically, shares purchased through a stockbroker are held in the name of an entity designated by the brokerage firm, which is referred to as a “street name” holder. Any shares held in “street name” cannot be voted by you in person unless you obtain a proxy from your broker.

Q:	If My Shares Are Held in “Street Name” by My Broker, Will My Broker Vote My Shares for Me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as a vote against approval of the merger agreement.

Q:	May I Change My Vote After I Have Delivered a Proxy?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of Onyx stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	Should I Send in My Onyx Stock Certificates Now?

A:	No. If the merger agreement is approved and the merger is completed, you will receive written instructions for exchanging your shares of Onyx stock for the per share cash amount. Please do not send your Onyx stock certificates now.

Q:	Will I Owe Taxes as A Result of the Merger?

A:	The receipt of cash consideration pursuant to the merger for shares of Onyx stock generally will be a taxable transaction to Onyx shareholders for U.S. federal income tax purposes. Tax matters can be complicated, and the tax consequences of the merger for you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger for you.

Q:	When Do You Expect the Merger to Be Completed?

A:	We currently expect to complete the merger as quickly as possible after the special meeting and after all the conditions to the merger are satisfied or waived, including shareholder approval of the merger agreement at the special meeting and expiration or termination of the waiting period under U.S. antitrust law.

Q:	Am I Entitled to Dissenters’ Rights?

A:	Yes. Holders of Onyx common stock are entitled to dissenters’ rights under the Washington Business Corporation Act in connection with the merger. A copy of the Chapter 23B.13 of the Washington Business Corporation Act is attached as Annex C to this proxy statement.

Q:	Who Can Help Answer My Questions?

A:	If you would like additional copies, without charge, of this proxy statement or have questions about the merger, including the procedures for voting your shares, you should contact:

The Altman Group, Inc.
1200 Wall Street West, 3rd Floor
Lyndhurst, NJ 07071

Banks and Brokers Call: 1 (201) 806-7300
All Others Call Toll-Free: 1 (800) 581-5607

SUMMARY TERM SHEET FOR THE MERGER

This summary term sheet, together with the preceding question and answer section, highlights selected information from this proxy statement regarding the merger and the merger agreement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. You may obtain copies of the documents that we refer to in this proxy statement without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” on page 51. The merger agreement is attached as Annex A to this proxy statement. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

The Companies (Page 12)

Onyx Software Corporation
1100 112th Avenue NE, Suite 100
Bellevue, Washington 98004
Telephone: (425) 451-8060

Onyx Software Corporation, a Washington corporation, which is referred to in this proxy statement as Onyx, is a leading provider of enterprise solutions that combine customer management, process management and performance management technologies to help organizations more effectively acquire, service, manage and maintain customer and partner relationships. Onyx offers solutions to organizations in the services industries, including enterprises with revenue above $1 billion and government organizations. Onyx was incorporated in Washington on February 23, 1994 and maintains its headquarters in Bellevue, Washington. Additional information regarding Onyx is contained in Onyx’s filings with the Securities and Exchange Commission, copies of which may be obtained without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” on page 51.

M2M Holdings, Inc.
20 Williams Street, Suite 200
Wellesley, Massachusetts 02481
(781) 577-1000

M2M Holdings, Inc., a Delaware corporation, which is referred to in this proxy statement as M2M, is a privately held holding company jointly owned by Battery Ventures VI, L.P. and Thoma Cressey Equity Partners and whose primary asset is Made2Manage Systems Inc., an enterprise software and services company.

Orion Acquisition Corporation
c/o M2M Holdings, Inc.
20 Williams Street, Suite 200
Wellesley, Massachusetts 02481
(781) 577-1000

Orion Acquisition Corporation, a Washington corporation and a wholly owned subsidiary of M2M, was formed solely for the purposes of entering into the merger agreement with Onyx and completing the merger, and has not conducted any business operations.

The Special Meeting of Shareholders (Page 10)

Date, Time and Place.  A special meeting of the shareholders of Onyx will be held on August 1, 2006, at 10:00 a.m., local time, at Onyx’s headquarters located at 1100 112th Avenue NE, Suite 100, Bellevue, Washington 98004, to consider and vote upon a proposal to approve the merger agreement and any other matter that may properly come before the special meeting.

Record Date and Stock Entitled to Vote.  You are entitled to vote at the special meeting if you owned shares of Onyx common stock at the close of business on June 21, 2006, the record date for the special meeting. You will have one vote at the special meeting for each share of Onyx common stock you owned at the close of business on the record date. There were 18,573,970 shares of Onyx common stock outstanding at the close of business on the record date.

Vote Required.  The approval of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Onyx common stock that are entitled to vote on the proposal at the close of business on the record date.

Share Ownership of Onyx Directors and Executive Officers.  At the close of business on the record date, the directors and executive officers of Onyx and their affiliates owned and had the right to vote approximately 3,248,761 shares of Onyx’s common stock, or approximately 17.6% of the voting power of the outstanding shares entitled to vote at the special meeting. These shares are covered by the support agreement described below and are required to be voted “FOR” approval of the merger agreement pursuant to those agreements. In addition, pursuant to the support agreement, each of Onyx’s directors and officers who are party to the support agreement have granted an irrevocable proxy to the members of the board of M2M to vote their respective shares in accordance with the terms of the support agreement. The terms of the irrevocable proxy are described below.

Voting of Proxies.  Only shares affirmatively voted “FOR” approval of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the proposal. If an Onyx shareholder abstains from voting or does not vote, either in person or by proxy, it will have the same effect as a vote “AGAINST” approval of the merger agreement. Brokers who hold shares of Onyx common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of Onyx common stock will have the same effect as votes “AGAINST” approval of the merger agreement.

Revocability of Proxies.  The grant of a proxy does not preclude a shareholder from voting in person at the special meeting. A shareholder may revoke a proxy at any time prior to its exercise by: (a) filing with the Secretary of Onyx a duly executed revocation of proxy; (b) submitting a duly executed proxy to the Secretary of Onyx bearing a later date; or (c) attending the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Structure of the Merger (Page 35)

Subject to the terms and conditions of the merger agreement and in accordance with Washington law, at the effective time of the merger, Orion Acquisition Corporation, a Washington corporation and wholly owned subsidiary of M2M and a party to the merger agreement, will merge with and into Onyx. Onyx will survive the merger as a wholly owned successor to Orion Acquisition Corporation.

Reasons for the Merger (Page 22)

The Onyx board of directors believes that the merger is advisable, fair to and in the best interests of Onyx shareholders. To review the reasons of the Onyx board of directors for recommending that Onyx shareholders approve the merger agreement see “THE MERGER — Reasons for the Merger.”

Recommendation of the Board of Directors (Page 25)

The Onyx board of directors has unanimously approved the merger agreement and the merger and determined that the merger agreement and the merger are advisable, fair to, and in the best interests of Onyx and its shareholders, and unanimously recommends that you vote “FOR” approval of the merger agreement.

Opinion of Onyx’s Financial Advisor (Page 25)

On June 4, 2006, Piper Jaffray & Co., Onyx’s financial advisor, delivered to the Onyx board of directors a written opinion to the effect that, as of the date of the opinion and based on and subject to various assumptions, factors and limitations described in its opinion, the merger consideration to be received by holders of Onyx common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders (other than M2M and its affiliates). The full text of the written opinion, dated June 4, 2006, of Piper Jaffray & Co., which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of Onyx common stock are encouraged to read the opinion carefully in its entirety. Piper Jaffray & Co. provided its opinion to the Onyx board of directors to assist the board in evaluating the merger consideration to be received by holders of Onyx common stock. The opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote at the special meeting.

M2M’s Financing (Page 30)

There is no financing condition to M2M’s obligations to consummate the merger. M2M has advised Onyx that it may finance the transactions contemplated by the merger agreement and has arranged debt financing commitments for this purpose, which are subject to customary conditions. The commitments are to provide approximately $150,000,000 in debt financing (not all of which is expected to be drawn at closing). M2M expects to use these facilities, along with its equity commitments, or alternative financing to finance the cash being paid at closing of the merger.

Interests of Onyx Directors and Management in the Merger (Page 31)

In considering the recommendation of the Onyx board of directors in favor of the merger, shareholders of Onyx should be aware that members of the Onyx board of directors and officers of Onyx have interests in the merger that are different from, or in addition to, the interests of shareholders of Onyx generally. Such interests relate to or arise from, among other things:

•	directors and officers with options to acquire Onyx common stock will have these options fully accelerated as a result of the merger and all their options to acquire Onyx common stock will be cancelled at the time of the merger, with directors and officers having options with an exercise price less than $4.80 entitled to receive for each such option a cash payment (less any applicable withholding tax) equal to (a) the excess of $4.80 over the per share exercise price for the option multiplied by (b) the number of shares subject to such option;

•	all shares of restricted stock which have previously been issued to officers will become fully vested, subject to applicable withholding taxes, as a result of the merger;

•	in the event that certain executive officers resign their employment for good reason or are terminated without cause following completion of the merger, they are entitled to severance benefits; and

•	the terms of the merger agreement provide for the continued indemnification of current directors and officers of Onyx and directors’ and officers’ liability insurance for six years after the completion of the merger, in each case for certain events occurring at or before the merger.

Dissenters’ Rights (Page 32)

Onyx shareholders who do not wish to accept the merger consideration of $4.80 cash per share of common stock have the right under Washington law to exercise dissenters’ rights and receive payment in cash for the fair value of their shares determined in accordance with Washington law. The fair value of shares of Onyx common stock as determined in accordance with Washington law may be more or less than the per share cash amount to be paid to non-dissenting Onyx shareholders in the merger. To preserve their rights, shareholders who wish to exercise dissenters’ rights must not vote in favor of approval of the merger agreement and must follow specific procedures. Dissenting Onyx shareholders must deliver to Onyx notice of the shareholder’s intent to demand payment prior to the taking of the shareholder vote and must precisely follow the specific procedures to exercise dissenters’ rights, or their dissenters’ rights may be lost. These procedures are described in this proxy statement, and the provisions of Washington law that grant dissenters’ rights and govern such procedures are attached as Annex C to this proxy statement. Onyx encourages all shareholders to read these provisions carefully and in their entirety.

Merger Consideration (Page 35)

If the merger is completed, shareholders of Onyx will receive a cash amount, without interest, equal to $4.80 for each share of common stock held.

After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as an Onyx shareholder. Onyx shareholders will receive the merger consideration after exchanging their Onyx stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to Onyx shareholders shortly after completion of the merger.

Prior to the closing, Onyx will cause each stock option that is outstanding immediately prior to the effective time to be fully accelerated and cancelled as a result of the merger, with holders of options with an exercise price less than $4.80 entitled to receive for each such option a cash payment (less any applicable withholding tax) equal to (a) the excess of $4.80 over the per share exercise price for the option multiplied by (b) the number of shares subject to such option.

All shares of restricted stock which have previously been issued to officers will become fully vested, subject to applicable withholding taxes, as a result of the merger and such individuals shall receive a cash amount, without interest, equal to $4.80 for each such share.

Prior to the closing, all outstanding purchase rights under Onyx’s 1998 Employee Stock Purchase Plan as amended and restated on April 6, 2001, will be exercised, and shares of Onyx common stock will be issued, in accordance with the terms of the plan. The plan will be terminated at the effective time of the merger.

At the effective time of the merger, each outstanding warrant to purchase shares of Onyx common stock will be exercisable, during the period specified in such warrant and upon payment of such warrant’s exercise price, for the product of (a) $4.80 and (a) the number of shares of Onyx common stock deliverable upon exercise of such warrant as if exercised immediately prior to the effective time of the merger.

Market Price and Dividend Data (Page 9)

Onyx common stock is listed on The NASDAQ National Market. On June 5, 2006, the last full trading day prior to the public announcement of the proposed merger, Onyx common stock closed at $4.17. On June 28, 2006, the last full trading day prior to the printing of this proxy statement, Onyx common stock closed at $4.73.

Support Agreement and Irrevocable Proxy (Page 47)

Janice P. Anderson, Robert J. Chamberlain, Todd Chambers, John S. Denault, Sheryl Loeffler, Philip Minasian, Mary A. Reeder, Andrew Leonard Rees, Charles M. Boesenberg, Teresa A. Dial, William B. Elmore, William Porter, Daniel R. Santell and Robert M. Tarkoff, as trustee of The Tarkoff Living Trust DTD 12/08/99, who collectively beneficially own approximately 17.6% of Onyx’s outstanding common stock, have agreed, pursuant to a support agreement with Onyx and M2M, dated as of June 5, 2006, that they will vote all their shares of Onyx common stock “FOR” approval of the merger agreement and “AGAINST” any other proposal or offer to acquire Onyx. The support agreement may not be terminated at any time prior to the time of the merger, except upon the termination of the merger agreement or the mutual agreement of the parties to the support agreement. In addition, pursuant to the support agreement, each of Onyx’s directors and officers who are party to the support agreement have granted an irrevocable proxy to the members of the board of M2M to vote their respective shares in accordance with the terms of the support agreement.

Amendment of the Onyx Rights Agreement (Page 40)

In connection with the execution and delivery of the merger agreement, Onyx and Mellon Investor Services LLC entered into an amendment of the Rights Agreement dated October 25, 1999, as amended March 5, 2003, between Onyx and Mellon, as rights agent. This amendment made the provisions of the Rights Agreement inapplicable to the proposed merger. All references to Onyx common stock in this proxy statement include the associated share purchase rights under the Rights Agreement.

Regulatory Matters (Page 38)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prohibits Onyx from completing the merger until Onyx has furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. On June 16, 2006, M2M and Onyx each filed the required notification and report forms. On June 23, 2006, Onyx received notification from the Federal Trade Commission of early termination of the waiting period. Onyx is not aware of any other waiting period or consent required under any applicable antitrust laws. Onyx can provide no assurance that a challenge to the merger on U.S. or foreign antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Conditions to Completion of the Merger (Page 40)

M2M and Onyx are obligated to complete the merger only if they satisfy or, in some cases, waive a number of conditions, including the following:

•	approval of the merger agreement by Onyx shareholders;

•	the absence of any legal prohibition (whether temporary, preliminary or permanent) on the consummation of the merger;

•	other than the filing of a certificate of merger with the Washington Secretary of State, all consents, approvals and authorizations of any governmental entity required to consummate the merger shall have been obtained;

•	the applicable waiting periods under the Hart-Scott-Rodino Act, or other applicable pre-clearance requirement of any foreign competition law, shall have expired or been terminated;

•	the accuracy of the other company’s representations and warranties in the merger agreement, subject to the materiality thresholds set forth in the merger agreement;

•	the performance by the other party in all material respects of its obligations under the merger agreement;

•	M2M has received a certificate from Onyx meeting the requirements of certain U.S. Treasury regulations to the effect that Onyx is not a U.S. real property holding company; and

•	there must not have occurred an Onyx material adverse effect.

See “THE MERGER AGREEMENT — Conditions to Completion of the Merger.”

Limitation on Consideration of Competing Proposals (Page 41)

Onyx has agreed that it will neither solicit, initiate nor intentionally encourage any inquiries or proposals regarding any competing transaction, nor participate in any discussions or negotiations regarding a proposal for a competing transaction with any third party. However, after a determination that an unsolicited written proposed competing transaction constitutes or would reasonably be expected to lead to a superior competing transaction, Onyx may respond to such proposal if and to the extent required by the Onyx board’s fiduciary duties. Onyx must promptly notify M2M if it receives any proposals for a competing transaction.

Termination (Page 42)

Onyx and M2M may agree in writing to terminate the merger agreement at any time prior to completing the merger, even after Onyx shareholders have approved the merger agreement. The merger agreement may also be terminated at any time prior to completing the merger under certain circumstances, including:

•	if any court or governmental agency issues a final, nonappealable order preventing the merger; provided, however, that the party seeking to terminate for this reason has not initiated such proceeding or taken any action in support of such proceeding;

•	if Onyx shareholders’ approval of the merger agreement is not obtained at a duly held meeting;

•	by Onyx, in order to enter into an agreement relating to a superior competing transaction in accordance with the solicitation restrictions contained in the merger agreement;

•	by M2M if Onyx’s board of directors (a) withdraws, or adversely modifies, its recommendation of the merger agreement, (b) fails to reaffirm its recommendations of the merger agreement within ten business days after M2M requests in writing that such recommendation be reaffirmed, (c) determines to accept, or recommends to Onyx shareholders, a competing transaction or (d) fails to recommend that shareholders reject any third-party tender or exchange offer for Onyx shares within ten business days after such offer is first made;

•	if the merger is not completed by November 30, 2006 (other than because of a breach of the merger agreement caused by the party seeking termination); or

•	if the other party to the merger agreement breaches any of its representations, warranties, covenants or agreements that would give rise to a failure of a condition to the merger and (a) fails to cure its breach by November 30, 2006, (b) the breach is not reasonably capable of being cured prior to November 30, 2006 or (c) the breaching party does not initiate and sustain commercially reasonable efforts to cure the breach within ten business days following receipt by the breaching party of written notice of such breach.

Expenses and Termination Fee (Page 45)

The merger agreement provides generally that regardless of whether the merger is consummated, all out-of-pocket expenses incurred by the parties shall be borne by the party incurring such expenses. M2M and Onyx will, however, share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in connection with filings made pursuant to applicable antitrust laws.

The merger agreement requires, however, that Onyx pay M2M a termination fee of:

•	$4,000,000 plus up to $500,000, of reasonably documented out-of-pocket fees payable and expenses incurred by M2M (including fees and expenses of counsel to M2M) in connection with the merger, if Onyx terminates the merger agreement to enter into a superior competing transaction or if Onyx’s board of directors withdraws or adversely modifies its approval or recommendation of the merger; or

•	an amount equal to five percent of the aggregate fair market value of the consideration paid to the Onyx shareholders in any merger with a party other than M2M that occurs within twelve months of the date of any termination of the merger agreement because of a failure of the Onyx shareholders to approve the merger with M2M, a failure to complete the merger with M2M by November 30, 2006 or an uncured breach by Onyx of any of the representations, warranties, covenants or agreements in the merger agreement.

FORWARD-LOOKING INFORMATION

Onyx’s disclosure and analysis in this proxy statement contain forward-looking statements, which provide Onyx’s current expectations or forecasts of future events. Forward-looking statements include, among other things, statements concerning whether and when the proposed merger with M2M will close, whether conditions to the proposed merger will be satisfied, the effect of the proposed merger on Onyx’s business and operating results, and other statements qualified by words such as “anticipate,” “believe,” “intend,” “may” and other words of similar import. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation:

•	the merger not being consummated in a timely manner, if at all;

•	the effect of the announcement of the merger on Onyx’s relationships with its commercial partners, operating results and business generally, including the ability to retain key employees; and

•	other statements that are not historical facts.

Words such as “believes,” “anticipates,” “expects” and “intends” may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Onyx’s actual results could differ materially from those anticipated in the forward-looking statements for many reasons.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this proxy statement. Onyx undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this proxy statement or to reflect the occurrence of unanticipated events.

MARKET PRICE AND DIVIDEND DATA

Onyx common stock is quoted on The NASDAQ National Market under the symbol “ONXS.” The following table shows the high and low per share sales price of Onyx common stock as quoted on The NASDAQ National Market for each of the quarters indicated.

	Onyx
	Common Stock
	High	Low

2004
First Quarter	$4.94	$2.75
Second Quarter	5.49	3.01
Third Quarter	4.20	3.11
Fourth Quarter	3.81	3.00
2005
First Quarter	3.56	2.50
Second Quarter	4.26	2.31
Third Quarter	4.20	3.35
Fourth Quarter	4.40	2.83
2006
First Quarter	5.00	3.60
Second Quarter (through June 28, 2006)	4.90	3.96

As of June 21, 2006, the record date, Onyx had 191 holders of record of its common stock.

The following table sets forth the closing per share sale price of Onyx common stock as quoted on The NASDAQ National Market on June 5, 2006, the last full trading day before the public announcement of the proposed merger, and on June 28, 2006, the last full trading day before the printing of this proxy statement:

Onyx
Common Stock
Closing Price

June 5, 2006	$4.17
June 28, 2006	$4.73

Onyx has never declared or paid cash dividends on its common stock. The current policy of Onyx is to retain earnings for use in its business. In addition, the terms of Onyx’s credit facility with Silicon Valley Bank prohibit Onyx from paying any cash dividends. If the merger is consummated, Onyx common stock will be delisted from The NASDAQ National Market and there will be no further market for Onyx common stock.

THE SPECIAL MEETING OF SHAREHOLDERS

General

This proxy statement is furnished to the shareholders of Onyx in connection with the solicitation of proxies by Onyx’s board of directors for use at the special meeting of shareholders and at any adjournment or postponement of the special meeting. The special meeting will be held on August 1, 2006, at 10:00 a.m., local time, at Onyx’s corporate headquarters located at 1100 112th Avenue NE, Suite 100, Bellevue, Washington 98004.

This proxy statement and the enclosed proxy card were first mailed to shareholders entitled to vote at the special meeting on or about June 30, 2006.

Purposes of Special Meeting

The purposes of the special meeting are:

•	to consider and vote upon a proposal to approve the merger agreement; and

•	to transact any other business properly presented at the special meeting and any any procedural matter incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting.

The Onyx board of directors unanimously approved the merger agreement and the merger, determined that the terms and conditions of the proposed merger and the merger agreement are advisable, fair to and in the best interests of Onyx and its shareholders, and unanimously recommends that Onyx shareholders vote “FOR” approval of the merger agreement.

Record Date and Outstanding Shares

The close of business on June 21, 2006 has been fixed as the record date for determining the holders of shares of Onyx common stock entitled to notice of and to vote at the special meeting. At the close of business on June 21, 2006, the record date, Onyx had approximately 18,573,970 shares of common stock outstanding held by approximately 191 shareholders of record.

Each outstanding share of common stock on the record date is entitled to one vote on all matters.

Quorum and Vote Required

The inspector of elections will tabulate votes cast by proxy or in person at the special meeting. The inspector will also determine whether or not a quorum is present at the special meeting. A quorum for the special meeting is the presence, in person or by proxy, of the holders of at least a majority of the shares of common stock that are outstanding at the close of business on the record date. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

The affirmative vote of the holders of at least a majority of the shares of common stock that are outstanding at the close of business on the record date is required to approve the merger agreement.

Effect of Abstentions and Failure to Vote

Shares subject to abstentions are considered to be present at the special meeting, and are therefore counted toward establishing the presence of a quorum. If an Onyx shareholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote “AGAINST” approval of the merger agreement. Brokers or other nominees who hold shares of Onyx common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will be treated as not present for purposes of determining whether a quorum is present, and will effectively count as votes “AGAINST” approval of the merger agreement.

Voting of Proxies

Shareholders may vote by attending the special meeting and voting their shares of Onyx stock in person, or by proxy, either by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope, or by telephone or via the Internet in accordance with the instructions listed on the proxy card. If your shares are not held in your name, you must request a proxy from the registered holder. Typically, shares purchased through a stockbroker are held in the name of an entity designated by the brokerage firm, which is referred to as a “street name” holder. Any shares held in “street name” cannot be voted by the shareholder in person unless he, she or it obtains a proxy from his, her or its broker. Shareholders should instruct their brokers to vote their shares, following the procedure provided by their brokers.

If a shareholder’s shares are represented by a proxy, they will be voted in accordance with the directions on the proxy. If a shareholder signs and returns his, her or its proxy without giving any direction, such shares will be voted “FOR” approval of the merger agreement. Such shares will be voted by a shareholder’s proxy in his, her or its discretion as to any other business as may properly come before the special meeting.

Onyx does not expect that any matter other than those discussed in this proxy statement will be brought before the special meeting. Onyx’s bylaws provide that the purpose of the special meeting must be set forth in the notice for the special meeting. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, Onyx intends that shares of Onyx common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting, such as a motion to adjourn in the absence of a quorum or a motion to adjourn for other reasons, including to solicit additional votes in favor of approval of the merger agreement. However, proxies that indicate a vote “AGAINST” approval of the merger agreement will not be voted in favor of any adjournment of the special meeting for the purpose of soliciting additional votes in favor of approval of the merger agreement.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by (a) signing and returning to the Secretary of Onyx a written notice of revocation, (b) submitting a duly executed proxy bearing a later date to the Secretary of Onyx or (c) attending the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy. If a shareholder’s shares are held in “street name” by a broker, bank or other nominee, such shareholder should follow the instructions of their broker, bank or other nominee regarding the revocation of proxies.

Share Ownership of Onyx’s Directors and Executive Officers

At the close of business on the record date, Onyx’s directors and executive officers and their affiliates beneficially owned and were entitled to vote approximately 3,248,761 shares of Onyx’s common stock, or approximately 17.6% of Onyx’s issued and outstanding common stock on that date. These shares are covered by the support agreement and irrevocable proxy described below and are required to be voted “FOR” approval of the merger agreement pursuant to that agreement and proxy.

Support Agreement and Irrevocable Proxy

Janice P. Anderson, Robert J. Chamberlain, Todd Chambers, John S. Denault, Sheryl Loeffler, Philip Minasian, Mary A. Reeder, Andrew Leonard Rees, Charles M. Boesenberg, Teresa A. Dial, William B. Elmore, William Porter, Daniel R. Santell and Robert M. Tarkoff, as trustee of The Tarkoff Living Trust DTD 12/08/99, who collectively beneficially own approximately 17.6% of Onyx’s outstanding common stock, have agreed, pursuant to a support agreement with Onyx and M2M, dated as of June 5, 2006, that they will vote all their shares of Onyx common stock “FOR” approval of the merger agreement and “AGAINST” any other proposal or offer to acquire Onyx. In addition, pursuant to the support agreement, each of Onyx’s directors and officers who are party to the support agreement have granted an irrevocable proxy to the members of the board of M2M to vote their respective shares in accordance with the terms of the support agreement.

Solicitation of Proxies

All costs of solicitation of proxies will be borne by Onyx. Onyx has retained The Alman Group, Inc. to aid in Onyx’s solicitation of proxies and to verify records relating to the solicitations. The Alman Group, Inc. has also agreed to provide proxy solicitation services with regard to banks, brokers, institutional investors and individual shareholders. Onyx anticipates paying The Altman Group, Inc. approximately $7,000 plus reasonable out-of-pocket expenses for these services. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail, telephone or Internet without delay. Onyx also reimburses brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Shareholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of Onyx stock certificates will be mailed to Onyx shareholders as soon as practicable after completion of the merger.

THE MERGER

The following discussion describes the proposed merger. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents referred to for a more complete understanding of the merger.

References to, and descriptions of, the merger, the merger agreement and the terms thereof throughout this proxy statement are qualified in their entirety by reference to the merger agreement included as Annex A to this proxy statement. The merger agreement is incorporated into this proxy statement where such references and descriptions appear. You are strongly encouraged to read the merger agreement in its entirety.

The Companies

Onyx Software Corporation
1100 112th Avenue NE, Suite 100
Bellevue, Washington 98004
Telephone: (425) 451-8060

Onyx Software Corporation, a Washington corporation, is a leading provider of enterprise solutions that combine customer management, process management and performance management technologies to help organizations more effectively acquire, service, manage and maintain customer and partner relationships. Onyx offers solutions to organizations in the services industries, including enterprises with revenue above $1 billion and government organizations. Onyx was incorporated in Washington on February 23, 1994 and maintains its headquarters in Bellevue, Washington. Additional information regarding Onyx is contained in Onyx’s filings with the Securities and Exchange Commission, copies of which may be obtained without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” on page 51.

M2M Holdings, Inc.
20 Williams Street, Suite 200
Wellesley, Massachusetts 02481
Telephone: (781) 577-1000

M2M Holdings, Inc., a Delaware corporation, is a privately held holding company jointly owned by Battery Ventures VI, L.P. and Thoma Cressey Equity Partners, and whose primary asset is Made2Manage Systems Inc., an enterprise software and services company.

Orion Acquisition Corporation
c/o M2M Holdings, Inc.
20 Williams Street, Suite 200
Wellesley, Massachusetts 02481
Telephone: (781) 577-1000

Orion Acquisition Corporation, a Washington corporation and a wholly owned subsidiary of M2M, was formed solely for the purposes of entering into the merger agreement with Onyx and completing the merger, and has not conducted any business operations.

Background of the Merger

Onyx’s management and board of directors have over the last several years regularly reviewed and assessed business trends, competitive factors and market conditions affecting Onyx, the CRM sector and the enterprise software industry generally. In particular, Onyx’s management and board have focused on Onyx’s ability to compete successfully as an independent company in the enterprise software industry in light of recent trends, including customer preference for dealing with fewer software and other information technology vendors, the continued move toward suite or platform vendors that provide broad functionality, increased competition from Microsoft and others, continuing consolidation among software companies and the size and scale of recent acquisitions in the software industry such as Oracle’s acquisitions of PeopleSoft in 2005 and Siebel in 2006. During this period, Onyx has undertaken various strategic product and other initiatives to strengthen its position as an independent company, such as its April 2004 acquisition of Visuale, Inc.

In the second half of 2005, Onyx began to examine and develop a comprehensive strategy to grow and to enhance its competitive position in the enterprise software market. Management and the board of Onyx believed that strategic product and company acquisitions, as well as strategic partnering transactions, would be critical to Onyx’s ability to grow and compete in the consolidating and highly competitive enterprise software market.

At a meeting of the board on September 2, 2005, Janice P. Anderson, Onyx’s Chair and Chief Executive Officer, and Robert J. Chamberlain, Onyx’s Chief Financial Officer, delivered a presentation to the board of directors regarding options identified by management for strategic growth, including acquisitions and strategic partnerships. The board directed the officers to engage investment bankers to pursue such opportunities and on October 1, 2005, Onyx engaged a consulting firm to assist Onyx in pursuing these opportunities.

During the fall of 2005, Onyx management, with assistance from its consulting firm, undertook to systematically examine the market opportunities for Onyx, to clarify and further develop its market strategy, and to develop a specific approach to the various market segments addressed by Onyx products and a preliminary list of candidate companies for potential strategic transactions and partnerships to complement Onyx’s organic growth objectives. During this time, Onyx management also discussed and explored strategic options involving private equity transactions, such as the potential for an acquisition by a private equity firm, and the advantages and disadvantages of these options for enhancing shareholder value. During this time, members of Onyx management had some general discussions with representatives of Thoma Cressy Equity Partners, although a specific proposal was not discussed.

At a meeting of the board on October 28, 2005, Onyx management provided a presentation regarding a proposed growth strategy for Onyx, its market opportunities, specific areas of strategic interest and the potential partnerships management and its consulting firm had identified, as well as potential strategic transactions that Onyx could pursue toward achieving enhanced growth. At this meeting, the board appointed Philip Minasian as Onyx’s Chief Strategy and Development Officer to continue to work on exploring and executing this transactional growth strategy. During that same board meeting the board discussed, among other things, the possibility of pursuing a private equity transaction as a means of enhancing shareholder value. The board concluded at the time that remaining an independent public company and pursuing growth through continued product development, combined with strategic acquisitions and partnering transactions, was the best available opportunity for enhancing shareholder value.

On November 2, 2005, Onyx held its third quarter earnings conference call during which Onyx described its newly developed growth strategy to pursue opportunities created for Onyx as a result of the continuing consolidation in the sector, and Onyx’s intent to pursue this aggressive new growth strategy with a combination of organic growth complemented by selective partnering and acquisitions. At a meeting of the board on November 21, 2005, the board again discussed potential strategic alternatives for Onyx, and Ms. Anderson briefed the board on potential companies that had been identified as possible acquisition or partnering targets. The board also continued to discuss and explore the possibility of an acquisition by a private equity firm because of the possibility that Onyx’s developing growth strategy might be easier to pursue as a private company.

During November 2005, Onyx management and its consulting firm continued to evaluate potential acquisitions and partnering candidates and began to cultivate relationships with several companies of potential interest.

On November 30, 2005, the board received a package of materials from Orrick, Herrington & Sutcliffe LLP, counsel to Onyx, regarding legal and other considerations in the context of pursuing strategic alternatives. At the next board meeting on December 2, 2005, which was attended by representatives of Orrick, the board again discussed various strategic alternatives designed to enhance growth or otherwise generate shareholder value, including possible acquisition and partnering transactions, as well as the possibility of pursuing the sale of Onyx. The board considered a specific business development timeline presented by Onyx management and a slate of specific potential partners requiring further evaluation for a strategic transaction. The board also received an updated briefing from Orrick regarding its fiduciary duties and other considerations in connection with its consideration of potential strategic alternatives.

On December 6, 2005, Onyx received an unsolicited proposal from CDC Corporation, pursuant to which CDC proposed acquiring a majority of the outstanding shares of Onyx common stock in exchange for a contribution of the assets of CDC Software, a division of CDC, and cash of up to $50 million. Under this proposal, Onyx would have remained a publicly traded company operated by CDC as a majority owned CDC subsidiary, and no cash would have been distributed to Onyx shareholders. On December 23, 2005, senior executives of Onyx, including Ms. Anderson, and of CDC, including Peter Yip, Chairman of CDC Software and Steven Chan, acting chief executive officer of CDC, agreed to meet on December 30, 2005 to discuss CDC’s proposal.

On December 23, 2005, despite the upcoming agreed-upon meeting, Ms. Anderson received an email from Mr. Chan in which Mr. Chan expressed impatience with the scheduling of the agreed meeting and demanded a meeting with Onyx regarding CDC’s proposal on December 26, 2005 at 8:00 a.m. Seattle time. Ms. Anderson responded to this request on December 23, 2005, reconfirming Onyx’s intent to meet with Mr. Chan and Mr. Yip on December 30, 2005, as previously scheduled, only four days later than the requested time.

On December 28, 2005, CDC instead issued a press release announcing its interest in a strategic transaction with Onyx, describing the terms of its proposal and stating its desire to meet with Onyx management. Onyx responded on that day with a press release announcing that it was evaluating CDC’s proposal and that a meeting had been scheduled between CDC and Onyx management. On that day, Onyx also received an email from the executive secretary to Mr. Yip expressing impatience with the meeting schedule while stating a threat by Mr. Chan and Mr. Yip to pursue “alternative methods.” Later that same day, Mr. Minasian was contacted by a representative of an enterprise software company backed by private equity (“Company A”) requesting a meeting with Ms. Anderson to discuss the possibility of pursuing a transaction with Company A as an alternative to CDC’s announcement.

CDC issued another press release on December 30, 2006, requesting a response to its proposal from Onyx’s independent directors, notwithstanding the fact that the meeting to discuss the proposal had been scheduled for later that very same day and had not yet been held. Later that day, Ms. Anderson, Mr. Chamberlain and Paul Dauber, then Chief Legal Officer of Onyx, participated in a teleconference with Mr. Yip and CDC internal counsel to discuss CDC’s proposal.

At a board meeting held on January 4, 2006, attended by representatives of Orrick, the Onyx board of directors reviewed CDC’s proposal and Onyx’s other strategic alternatives, including those it had been pursuing as a result of its stated strategy, and considered engaging the support of an additional investment banking firm to advise Onyx with respect to its strategic alternatives. The board determined not to engage an additional investment bank at that time but formed a special committee of independent directors, comprised of Robert Tarkoff, Charles Boesenberg, William Elmore and Daniel Santell, for the purpose of evaluating and responding to the CDC proposal. Following this board meeting, the special committee met to further consider the CDC proposal. After completing its evaluation, the special committee determined to reject CDC’s proposal and to continue to pursue Onyx’s previously announced growth strategy as an independent public company.

The following day, January 5, 2006, Onyx issued a press release in which Onyx announced that the special committee had been formed and had unanimously rejected CDC’s unsolicited proposal for the following reasons:

•	the board believed that CDC Software division assets were performing poorly, as evidenced by lower reported 2005 license growth compared to Onyx;

•	CDC proposed that Onyx pay a significant premium for the CDC Software division assets;

•	CDC lacked a sustained history of profitable operations and had a poor track record of delivering shareholder value, but would have had a controlling interest in the combined entity;

•	CDC had been unable to achieve synergies among the CDC Software division assets it had proposed to combine with Onyx, as demonstrated by the steadily decreasing valuation of CDC since the Ross and Pivotal acquisitions;

•	the board expected that there would be limited synergies between the Onyx and CDC Software product lines compared with significant and inevitable cash costs of combining and integrating the two entities, and the potential for customer attrition;

•	the proposal would have been highly dilutive to current Onyx shareholders;

•	current Onyx shareholders would have received no cash consideration and would have faced the prospect of limited liquidity; and

•	major Onyx shareholders had expressed a strong negative reaction to the proposal.

On January 6, 2006, CDC held a conference call for the stated purpose of discussing its proposal with CDC and Onyx shareholders. On January 9, 2006, CDC issued another press release announcing its continued interest in pursuing a strategic transaction with Onyx. Despite this stated interest, CDC did not revise its earlier proposal at this time and did not contact Onyx to initiate further discussions outside of the press.

On January 11, 2006, Ms. Anderson and Mr. Chamberlain met with representatives of Battery Ventures to discuss Battery’s interest in a possible transaction. Separately, on that same day, Ms. Anderson spoke with the Chief Executive Officer of Company A to discuss the potential for mutual strategic interests.

On January 15, 2006 Ms. Anderson received an email from Mr. Chan of CDC requesting a meeting. Ms. Anderson responded twice by email proposing a telephonic meeting, but received no further response to this proposal.

On January 20, 2006, CDC issued a press release announcing that it had withdrawn its proposal for a transaction with Onyx. Representatives of CDC emailed a copy of the release to Ms. Anderson shortly before the announcement.

At a meeting of the board on January 26, 2006, Mr. Minasian provided an update regarding potential partnerships, acquisitions and strategic transaction opportunities, after which the board engaged in a discussion and consideration of the strategic alternatives.

During the first quarter of 2006, Onyx management continued to explore potential partnerships, acquisitions and strategic transaction opportunities, while at the same time focusing on executing its sales in a market and customer environment that was becoming increasingly challenging, particularly as a result of the public announcement that had been made by CDC and resulting customer concerns about Onyx’s status as an independent company. On February 14, 2006, Onyx announced its financial results for the year ended December 31, 2005 and also provided guidance regarding its expected first quarter performance, which included an expectation that first quarter revenue would be down approximately 20% from revenue in the fourth quarter of 2005, which was reflective of the market conditions described above.

In the final days of the first fiscal quarter of 2006, CDC reemerged, delivering a letter to Onyx’s board on March 21, 2006 and a press release almost simultaneously, regarding a new proposal to acquire Onyx, pursuant to which CDC Software would merge with Onyx in exchange for either, at the election of each Onyx shareholder, (a) $4.57 per share in cash or (b) an aggregate of $4.78 per share, comprised of $2.39 per share in cash and $2.39 in registered Class A Common Stock of CDC. On March 24, 2006, CDC held a conference call to publicly discuss its revised proposal. In this conference call, CDC stated that this was their best offer, despite questions from shareholders whether a higher offer was a possibility.

Onyx’s board met on March 24, 2006, together with representatives of Orrick, to consider the revised CDC proposal. The board also considered the status of Onyx’s business, including completed sales and transactions to date for 2006, expected financial performance for the first half of 2006 and the uncertainty surrounding future quarterly results. Ms. Anderson provided a review of strategic alternatives for maximizing shareholder value, including the sale of the Company. The board also again received a briefing from Orrick regarding its fiduciary duties in considering its strategic alternatives, including a sale of the business. The board decided to form a special committee of independent directors comprised of Robert Tarkoff (chair), Charles Boesenberg, William Elmore, William Porter and Daniel Santell to explore its strategic alternatives and evaluate CDC’s proposal. Immediately thereafter, the special committee convened and determined to engage an investment banker to assist Onyx in evaluating its options for maximizing shareholder value.

Immediately after the meeting, Ms. Anderson, Mr. Chamberlain and members of the special committee interviewed several potential investment banks, including a selection of those that had been interviewed in the fall of 2005 to assist with acquisitions by Onyx.

On April 5, 2006, management of Onyx met with Piper Jaffray & Co. at Onyx headquarters. During that meeting, Onyx shared a detailed overview of its business and financial information and provided information regarding the other strategic acquisitions and partnerships Onyx had been exploring with its consulting firm. On April 7, 2006, Onyx engaged Piper Jaffray & Co. and issued a press release announcing that it had retained Piper Jaffray to serve as its financial advisor in connection with Onyx’s ongoing evaluation of its strategic opportunities, including potential acquisitions by Onyx, and Onyx’s evaluation of CDC’s unsolicited proposal. Shortly after the April 7, 2006, announcement, at the direction of Onyx, representatives of Piper Jaffray made several attempts to contact the representatives of CDC. On April 10, 2006, CDC returned Piper Jaffray’s calls. Piper Jaffray informed CDC of its recent engagement and that it would contact CDC after the board of Onyx had determined how to proceed.

On April 14, 2006, Piper Jaffray discussed with the Onyx board its preliminary financial due diligence findings, and further discussed whether Onyx, as a result of its assessment of the various buy options being explored, industry dynamics, and also in light of the continuing overhang in Onyx’s market performance as a result of the CDC actions and their potential future actions, should begin to pursue the necessary steps to initiate a near-term process to explore a sale of the company, as well as to continue considering acquisition opportunities. The board directed management and Piper Jaffray to explore a sale process with the participation and guidance of the special committee.

On April 14, 2006, the special committee met and Piper Jaffray briefed the special committee on a proposed process for exploring a potential sale of the company. The special committee approved this process and directed Piper Jaffray to begin making contact with potential buyers.

Between April 14, 2006 and June 5, 2006, Piper Jaffray had contact with 14 potential buyers, of which eight were private equity firms and six were companies. Of these 14 parties, eight did not participate in any discussions, six signed nondisclosure agreements, five held substantive meetings with Onyx management and two submitted written proposals, with all other parties declining to move forward. The contacts and discussions with these parties are described below.

On April 14, 2006, Company A executed a nondisclosure agreement with Onyx. A private equity firm (“Fund A”) contacted Piper Jaffray on that day and Piper Jaffray also contacted one additional private equity firm (“Fund B”) and one additional company and “Company B”) regarding a potential strategic transaction. Also, on April 14, 2006, Piper Jaffray received a request for data from Made2Manage Systems, Inc., an enterprise software company backed by Battery and Thoma Cressey Equity Partners, collectively, M2M.

On April 16, 2006, Onyx, Piper Jaffray and Orrick began review of management presentation materials and preparation for management presentations in connection with the due diligence process.

On April 17, 2006, Onyx executed a nondisclosure agreement with M2M, after which Piper Jaffray and M2M engaged in discussions regarding a potential transaction. Fund B and Company B also responded, declining Piper Jaffray’s invitation to participate in a potential strategic transaction. In addition, Piper Jaffray and Onyx management met in a teleconference to prepare for management presentations to potential acquirors. Two additional private equity firms (“Fund C” and “Fund D”) contacted Piper Jaffray on April 17, expressing interest in a potential transaction. Piper Jaffray also engaged in discussions with one other private equity firm (“Fund E”) on a no-names basis and on April 18, 2006, Fund E entered into a nondisclosure agreement with Onyx and began to engage in substantive discussions with Piper Jaffray.

On April 18, 2006, representatives of Piper Jaffray were able to make contact with CDC and delivered to them a form of proposed nondisclosure agreement, in the same form submitted to all other interested parties, as an initial step in engaging in further negotiations. On the same day, CDC proposed a meeting between representatives of CDC and Piper Jaffray for April 21, 2006 in the Bay Area of California.

In addition, on April 18, 2006, Onyx management and counsel continued to prepare due diligence materials and assemble data for management presentations. Piper Jaffray also engaged in further discussions with M2M regarding management presentations and on April 19, 2006 Onyx and Piper Jaffray met with representatives of M2M regarding business and financial due diligence.

On April 20, 2006, representatives of Piper Jaffray received an email from representatives of CDC expressing, without explanation or detail, categorical objection to certain terms of the proposed nondisclosure agreement, including customary standstill and employee nonsolicitation measures designed to protect Onyx and its shareholders. Representatives of Piper Jaffray and Orrick, at the direction of Onyx, responded with an expression of willingness to negotiate these terms of the nondisclosure agreement and a request for a specific markup from CDC to serve as the basis for further discussions, although no response to this request was ever received by Onyx or its representatives. However, the email from CDC again indicated a desire for a meeting with representatives of Piper Jaffray in the Bay Area on April 21, 2006.

On April 20, 2006, Piper Jaffray and Onyx engaged in further discussions regarding due diligence and met with Company A and Fund E. An online data room was opened for the potential acquirors who had executed nondisclosure agreements to conduct their due diligence review. In connection with the commencement of due diligence, Piper Jaffray held follow-up discussions with M2M, Company A and Fund E.

From April 20 through April 23, Piper Jaffray conducted discussions with each of the potential acquirors under nondisclosure agreements and the data room was open for access by those parties who had signed the agreement. In addition, Piper Jaffray placed multiple calls to representatives of CDC in an attempt to engage in discussions of CDC’s offer and entry into a nondisclosure agreement, as well as to proceed with the meeting that CDC’s had proposed for April 21, 2006. Despite multiple attempts to contact CDC, Piper Jaffray received no responses from CDC.

On April 24, 2006, the special committee met to discuss the status of the process and alternative strategic plans the board could implement if a transaction could not be completed. Piper Jaffray and Orrick each provided an update on the process.

On April 24, 2006 a proposed form of merger agreement was sent to each of M2M and Company A. Piper Jaffray also placed another call to CDC and received no response. Piper Jaffray conducted a follow-up due diligence call with Company A and further discussed the nondisclosure agreement and the timing of an in person meeting with Fund D. Piper Jaffray also placed a call to another enterprise software company (“Company C”), inviting participation in the process and on April 25, Piper Jaffray discussed a potential transaction with the chief executive officer of Company C and sent him a form of a proposed nondisclosure agreement.

During the last week of April, Onyx and its advisors continued to assemble and supplement the online data room in response to requests from the potential acquirors.

Also on April 25, 2006, Piper Jaffray held discussions with Fund E, in which Fund E communicated its view of Onyx’s business and proposed a possible transaction valuation that would be at a level reasonably consistent with the cash offer publicly announced by CDC. As a result of the proposed valuation, which was indicated by Fund E to be firm, discussions with Fund E were terminated.

On April 26, 2006, Piper Jaffray engaged in further discussions with Company C regarding the nondisclosure agreement.

Also on April 26, 2006, Onyx received a written proposal from Company A to acquire Onyx in exchange for $5.20 per share, together with a memorandum from counsel to Company A regarding the terms of the proposed merger agreement. Onyx conducted a follow-up due diligence call with Company A. In addition, Onyx received an initial verbal proposal from M2M to acquire Onyx, but without a specific price. Representatives of M2M stated that their proposed offer would be consistent with the price of the CDC cash offer, which was $4.57 per share. On April 27, 2006, M2M contacted Piper Jaffray to investigate the opportunity for exclusivity and indicated unwillingness to submit a written bid or increase its offer absent entry into an exclusivity agreement. Later in the day, M2M expressed a revised verbal offer that would be in the high $4.00 range.

The board met on April 27, 2006 and considered updates from Piper Jaffray and Orrick regarding the progress of the transaction and the bids received to date. The board also received a presentation by David Bernstein, an independent consultant and former vice president of technology for Siebel Systems, regarding an evaluation of Onyx’s technology to better evaluate its strategic options. M2M contacted Piper Jaffray during the board meeting to re-assert its desire for contractual exclusivity and its unwillingness to increase its bid without exclusivity. Later that day, M2M submitted a written proposal to pursue a transaction at a price of $4.75 per share, along with a memorandum from Kirkland & Ellis LLP, counsel to M2M, regarding the terms of the proposed merger agreement. The board directed Piper Jaffray to pursue a transaction with Company A, which at the time was the highest bidder and the party most engaged in the due diligence process, as quickly as possible.

Company A held discussions with Piper Jaffray on April 28, 2006 in which it verbally increased its bid to $5.40 per share. Later in the day, however, Company A unexpectedly withdrew its bid, indicating its purported long-term interest in the transaction but its inability to complete the transaction in the contemplated timeframe due to a competing transaction which was not public and could not be disclosed to Onyx. Additional discussions involving Piper Jaffray and Ms. Anderson were held with Company A regarding the timing problem. During these discussions representatives of Company A stated that an unexpected but significant corporate transaction had arisen, preventing Company A from proceeding with the proposed Onyx transaction at that time.

The special committee met on April 28, 2006, together with representatives of Orrick and Piper Jaffray, to discuss the developments interfering with Company A’s ability to pursue the transaction. The special committee determined it was necessary to continue to explore a transaction with the parties that had signed a nondisclosure agreement, while also involving additional parties in the process.

On April 30, 2006, Piper Jaffray, Mr. Tarkoff and Ms. Anderson held additional discussions with Company A regarding the timing delay and Company A’s interest in a future transaction. Company A was unable to assure representatives of Piper Jaffray and Onyx that it would be able to pursue the transaction after its undisclosed developments were resolved or what the timing for resolution of these developments would be. Company A subsequently announced that it had entered into an agreement to be acquired by another company. In addition, Orrick delivered another email to representatives of CDC requesting a response to the proposed nondisclosure agreement and the offer of negotiations toward a transaction. Again, no response was received from CDC.

On May 1, 2006, Piper Jaffray held further discussions with M2M, which resulted in a verbal increase in M2M’s offer to $5.00 per share and a renewed request for exclusivity.

On May 2, 2006, Piper Jaffray updated the special committee regarding the process and M2M’s request for exclusivity. In addition, on this date, Company C delivered an executed nondisclosure agreement to Onyx, which was dated as of April 25, 2006.

On May 3, 2006, Onyx received an offer of $5.25 share from M2M, which offer was contingent on M2M obtaining contractual exclusivity. Negotiations regarding an exclusivity arrangement commenced.

On May 4, 2006, Piper Jaffray and Orrick also circulated to M2M a mark-up of the draft exclusivity letter prepared by Kirkland & Ellis.

On May 5, 2006 management presentations were delivered to Company C via teleconference. Orrick also received comments from Kirkland & Ellis regarding the revised draft exclusivity letter and, later that day, Orrick delivered a revised version of the exclusivity letter to Kirkland & Ellis.

On May 8, 2006, Onyx and Company A conducted a technical due diligence call. Company C contacted Piper Jaffray and declined the opportunity to make an offer. Orrick and Kirkland & Ellis participated in a teleconference to finalize negotiations on the exclusivity letter and later that day an exclusivity letter was executed by Onyx and M2M, under which M2M was to be granted exclusivity from May 10, 2006 through May 23, 2006, with such time period to be extended to May 31, 2006 if the parties were still negotiating in good faith on May 23, 2006. Under its terms the exclusivity letter was terminable by Onyx upon the receipt of a superior competing proposal. Also under the terms of the exclusivity letter, Battery and Thoma Cressey became parties to the nondisclosure agreement between Onyx and M2M.

On May 9, 2006, Onyx received an executed nondisclosure agreement from Fund D, which was dated as of May 3, 2006 and held a diligence meeting with Fund D. In addition, Onyx and Company A held a due diligence teleconference covering revenue recognition and accounting due diligence.

On May 10, 2006, the exclusivity period with M2M began. Meetings between Onyx and M2M and the parties’ respective representatives took place over the next week and additional data was transferred to the online data room in response to supplemental requests from M2M. Due diligence meetings were held covering product strategy, product technology, finance and accounting, sales, services and product support. In addition, Onyx filed its quarterly report on Form 10-Q for the quarter ended March 31, 2006, in which Onyx announced results consistent with the expectations previously announced and reiterated its engagement of Piper Jaffray to assist the board in its evaluation of Onyx’s strategic opportunities.

On May 11, 2006, Onyx and M2M held additional due diligence meetings covering research and development, sales and marketing, international operations and additional issues related to finance and accounting. A follow-up financial due diligence call was held on May 12, 2006. Kirkland & Ellis delivered a markup of the proposed merger agreement to Orrick on May 15, 2006.

On May 18, 2006, Orrick and Kirkland & Ellis met via teleconference to negotiate the terms of the merger agreement. Following those negotiations, Orrick delivered a revised draft of the merger agreement to Kirkland & Ellis on May 19, 2006, along with an initial draft of the company disclosure letter, proposed board resolutions and a proposed amendment to Onyx’s rights agreement, which would exempt the proposed transaction with M2M from its terms. The parties also held a follow-up due diligence call regarding finance and accounting matters.

On May 22, 2006, Orrick and Kirkland & Ellis met via teleconference to discuss issues related to the proposed form of merger agreement. Following that teleconference, Orrick circulated to the special committee a copy of the proposed merger agreement and a list of unresolved issues for consideration. In addition, Ms. Anderson sent the current draft of the merger agreement and the list of unresolved issues to the full board for its consideration. The principal open issues involved the conditions to the obligations of M2M to close the transaction, the amount of the requested termination fee and the circumstances under which it was payable, and the covenants restricting Onyx’s activities during the time period between signing and closing.

On May 23, 2006, the special committee met to discuss the status of the proposed transaction, which meeting was also attended by representatives of Orrick and Piper Jaffray. At the meeting, the special committee reviewed and considered the materials provided by Orrick and an update by Piper Jaffray. Also, on May 23, 2006, the parties continued to engage in good faith negotiations and so the exclusivity period with M2M automatically extended to May 31, 2006 by the terms of the exclusivity agreement. Over the course of the week, additional due diligence was conducted and additional materials were added to the online data site at the request of M2M and Kirkland & Ellis. On May 26, 2006, Orrick circulated a revised and updated company disclosure letter to Kirkland & Ellis for review.

On May 29, 2006, M2M delivered comments to the merger agreement and on May 30, 2006, Ms. Anderson sent a revised draft of the merger agreement and a list of unresolved issues to the board for its consideration. The principal unresolved issues were substantially unchanged from the list sent on May 22, 2006. On May 30, 2006, the special committee met to discuss the status of the proposed transaction, which was also attended by representatives of Orrick and Piper Jaffray.

On May 31, 2006, Kirkland & Ellis delivered a draft of the support agreement to Orrick. At midnight, M2M’s exclusivity period ended and was not extended.

On June 1, 2006, representatives of Piper Jaffray and of M2M met telephonically to discuss the remaining principal business issues in the proposed transaction. At the beginning of this meeting, representatives of M2M informed Piper Jaffray that, based on the results of their due diligence investigation of Onyx, they would no longer move forward with a transaction at a price of $5.25 per share. M2M initially proposed a revised price of $4.60 per share. During subsequent telephone conversations later that day, M2M increased its revised proposed price to $4.75 per share.

In addition, on June 1, 2006, Piper Jaffray, at Onyx’s direction, re-contacted Company A, in light of the expiration of the exclusivity period, the revised price terms from M2M and the announcement of the pending acquisition of Company A, in order to determine whether Company A had potential interest in re-engaging in the process. Company A advised Piper Jaffray that it would welcome a transaction but that it was prohibited under the terms of its merger agreement from engaging in any acquisitions and that its potential acquiror was not interested in a transaction with Onyx.

On June 2, 2006, the board met and discussed the status of the transaction, including the reduction in the proposed price of the transaction. After consideration of the process to date, the indications of interest received from other parties and the parties that had declined to participate further, the board directed representatives of Piper Jaffray and Orrick to proceed with negotiation with M2M of the principal open issues in the merger agreement and to attempt to negotiate an increase in the new proposed price. Negotiation of final issues continued with M2M and representatives of Orrick and of Piper Jaffray. By the end of the day on June 2, 2006, M2M had increased the proposed price of the transaction to $4.80 per share, which is currently reflected in the merger agreement. At the end of the day on June 2, 2006, revised drafts of the merger agreement, support agreement and company disclosure letter were circulated by Orrick.

On June 3, 2006, Piper Jaffray received a new inquiry from Company A expressing a possible interest in reengaging in discussions regarding a possible transaction. Piper Jaffray relayed the inquiry to Onyx and at Onyx’s direction advised Company A that Onyx was near a transaction with another party and advised Company A to move quickly to confirm its interest and the potential price it would pay. Despite this indication of urgency, Company A did not respond on June 3, 2006 or June 4, 2006.

On June 4, 2006, Onyx held a telephonic board meeting attended by the full board. In addition, Piper Jaffray rendered to the board of directors its oral opinion, subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion, the merger consideration to be received in the proposed transaction was fair, from a financial point of view, to the common shareholders of Onyx (other than M2M and its affiliates). In addition, representatives of Orrick reviewed the terms of the negotiated merger agreement with the board, including in particular the terms regarding the conditions to closing and the termination fee. The board unanimously approved the merger, declared it advisable and in the best interests of Onyx and its shareholders and approved the execution and delivery of the merger agreement.

On June 5, 2006, Piper Jaffray received an email inquiry from representatives of Company A and its potential acquiror again expressing interest in reengaging in discussions. Piper Jaffray informed Onyx of the inquiry and subsequently contacted representatives of Company A and explained to them the importance of acting quickly to submit a written proposal or otherwise confirm their interest and the highest price they would pay for Onyx. Later that day, Company A submitted a written proposal with a cash price of only $4.60 per share.

In addition on June 5, 2006, M2M delivered a copy of the proposed commitment letter from its lender and the parties engaged in negotiations regarding its terms. Representatives of Orrick and Piper Jaffray held telephone conferences with members of the special committee to inform them of the offer received from Company A and the terms of the M2M commitment letter. Orrick and Kirkland & Ellis also met telephonically to negotiate certain terms of the commitment letter, which was executed that afternoon. Later that evening, the parties executed the merger agreement and related agreements and the signing of the transaction was announced before the opening of the market on June 6, 2006.

On June 20, 2006, CDC issued a press release announcing its intent to contact the Onyx board of directors regarding a new proposal to acquire Onyx in exchange for either, at the election of each Onyx shareholder, (a) $4.85 per share in cash or (b) an aggregate of $5.00 per share, comprised of $2.50 per share in cash and $2.50 in registered Class A Common Stock of CDC.

On June 22, 2006, CDC delivered a letter to the Onyx board of directors regarding its offer and issued another press release, attaching to the press release a copy of its letter to the Onyx board of directors and a letter CDC had sent to the Securities and Exchange Commission, objecting to Onyx’s rejection of CDC’s prior overtures. That day, the Onyx board met to consider CDC’s actions since the filing of the preliminary proxy statement and its recent communications. Representatives from Orrick and Piper Jaffray participated in the meeting. After consideration of CDC’s press releases and letters, and against the background of previous action by CDC with respect to Onyx, the board determined that CDC’s proposal did not constitute and would not reasonably be expected to lead to a transaction that is superior to the definitive agreement with M2M. The board determined that it could not concludethat any or all of the CDC communications constituted, or were reasonably likely to lead to, a superior transaction and issued a press release later that day reaffirming the proposed transaction with M2M for the following reasons:

•	CDC’s June 20, 2006 press release described an all cash $4.85 offer. Two days later, however, in its letter to the Onyx board, CDC appeared to abandon its all cash offer and purported to offer Onyx shareholders only a combination of cash and stock, confirming a pattern of inconsistent statements;

•	Although CDC’s highly contingent combined stock and cash offer had a purported value of $5.00 per share, depending on changes in CDC’s stock value, the actual nominal price to be paid to Onyx shareholders under this proposal could be as low as $4.50 per share, as compared with the $4.80 per share in cash to be paid to Onyx shareholders pursuant to the executed definitive merger agreement with M2M;

•	The long-term value of the CDC stock portion of the consideration stated in the press release is highly uncertain because CDC lacks a sustained history of profitable operations and the board believed that there would be limited synergies between the Onyx and CDC product lines;

•	Although CDC indicated an amount it was prepared to offer, CDC stated that its offer is contingent on further negotiation and due diligence and there is no guarantee that CDC would offer the same price after completion of that process;

•	There is no certainty that discussions with CDC would result in a signed acquisition agreement — CDC emphasized that its highly contingent offer was subject to due diligence and, further, its past pattern of inconsistent statements and unwillingness to respond to Onyx and Onyx’s representatives, which are described in detail in this proxy statement, are inconsistent with a credible intention to acquire Onyx;

•	CDC had not stated any proposed timeline under which it would be able to execute its described transaction; furthermore, the transaction CDC described, because it would involve both cash and CDC stock, would likely take several months longer to complete than the proposed transaction with M2M due to the need to file a registration statement with the Securities and Exchange Commission;

•	CDC had repeatedly declined, since its original press release in December 2005, to engage in any negotiations with Onyx regarding the possibility of a strategic transaction and had, in the past, been nonresponsive to multiple contacts from Onyx and Piper Jaffray to pursue such discussions;

•	The timing of CDC’s public announcements suggested the possibility that its true intention is to enhance CDC’s competitive position in the sales process, rather than engage in serious negotiations; and

•	In light of CDC’s past and current competitive actions in the sales process and its approach to strategic discussions with Onyx, the Onyx board believed that there were significant risks to Onyx and its shareholders associated with sharing, through a due diligence process, competitively sensitive information with CDC that could be used offensively to harm Onyx’s business in the competitive marketplace.

CDC stated in its June 22, 2006 press release and related letters, without basis, that existing Onyx management would have a continued role with the surviving company following closing of the M2M acquisition, therefore creating a conflict of interest. In fact, M2M has not made a final decision regarding the post-closing management structure. Moreover, Onyx has been advised by M2M that neither Ms. Anderson nor Mr. Chamberlain would be expected to continue as an executive of the combined M2M organization beyond a transition period to be determined. For more information regarding the severance and benefits that would be payable upon consummation of the merger, see the section entitled “THE MERGER — M2M’s Financing.”

In its most recent press releases and its letters, CDC challenged as excessive the break-up fee agreed to by Onyx and M2M. The up to $4.5 million break-up fee, which would include certain M2M legal expenses, amounts to approximately 4.8% of the aggregate value of the M2M transaction. As is common in transactions of this nature, this break-up fee was insisted upon by M2M as a condition to its willingness to pursue a transaction with Onyx, and the Onyx board believed that the fee was well within the bounds of customary break-up fees in transactions of this nature.

On June 23, 2006, CDC issued another press release asserting, among other things, that CDC had not withdrawn its cash offer of $4.85 per share, notwithstanding the omission of an all cash offer from CDC’s letter to the Onyx board dated June 21, 2006. In addition, CDC asserted that the timing of Onyx’s award of restricted stock to certain senior executives, which awards are described in greater detail in Onyx’s current report on Form 8-K filed with the Securities and Exchange Commission on March 17, 2006, was “suspicious,” and further described these awards as a windfall coming at the expense of shareholders, notwithstanding the fact that the consideration offered in the proposed transaction with M2M is an amount of cash to be paid per each outstanding share of common stock, not an aggregate purchase price. These awards were granted as part of Onyx’s annual equity compensation program and were granted on March 15, 2006, before CDC had announced its revised offer and before Onyx had initiated the process leading to Piper Jaffray’s engagement and the subsequent decision to pursue a sale of Onyx. In addition, with respect to Ms. Anderson, the shares awarded on March 15, 2006 replaced a portion of the option that Onyx was contractually bound to grant to Ms. Anderson pursuant to her employment agreement with Onyx.

Also on June 23, 2006, Onyx received notification from the Federal Trade Commission of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On June 26, 2006, Onyx issued a press release announcing the early termination.

Reasons for the Merger

In the course of reaching its decision to approve and adopt the merger and the merger agreement and to recommend that Onyx shareholders vote “FOR” adoption of the merger agreement, the Onyx board of directors consulted with senior management, legal counsel to Onyx and the financial advisor to Onyx, reviewed a significant amount of information and considered a number of factors, including the following:

•	Merger Consideration. The board considered the $4.80 per share cash consideration that the shareholders will receive if the merger is consummated, as compared to the value to the shareholders that might be expected if Onyx remained independent and pursued the capital raising activities that would be required for Onyx to pursue a growth strategy. The board also considered the fact that the consideration to be received by the Onyx shareholders in the merger pursuant to the merger agreement is all cash, which provides certainty of value and may facilitate a speedier and more certain consummation of the merger than would consideration involving securities.

•	Premium Analysis. The board considered the fact that the $4.80 per share to be paid as the consideration for the common stock in the merger represents a considerable premium over the closing sale prices of Onyx common stock on Nasdaq on

•	December 27, 2005, which is the last trading day prior to the first unsolicited transaction proposal announced by CDC;

•	March 21, 2006, which is the last trading day prior to the second unsolicited transaction proposal announced by CDC; and

•	June 2, 2006, which is the last trading day prior to the board’s approval of the merger.

These premiums are reflected in the following table.

	12/27/2005		3/21/2006		6/2/2006
	Price/Avg.	Premium	Price/Avg.	Premium	Price/Avg.	Premium

Closing Sale Price	$3.76	27.7%	$3.97	20.9%	$4.19	14.6%
5-Day Average	$3.75	28.1%	$3.87	24.2%	$4.21	14.0%
20-Day Average	$3.58	34.0%	$3.83	25.4%	$4.39	9.4%
60-Day Average	$3.44	39.7%	$4.11	16.7%	$4.38	9.6%

•	Review of Prospects in Remaining Independent. The board considered the possible alternatives to the merger (including the possibility of continuing to operate Onyx as an independent entity, and the perceived risks thereof), the range of possible benefits to the Onyx shareholders of such alternatives and the timing and uncertainty of successfully accomplishing any of such alternatives, and the Onyx board of directors’ assessment that none of such alternatives were reasonably likely to present superior opportunities for Onyx, or reasonably likely to create greater value for the Onyx shareholders, than the merger, which consideration of alternatives included consideration of the following factors:

•	trends in the enterprise software industry, including customer preference for dealing with fewer software and other information technology vendors; the continued move toward suite or platform vendors that provide broad functionality; increased competition from Microsoft and others; continuing consolidation among software companies; and the size and scale of recent acquisitions in the software industry, such as Oracle’s acquisitions of PeopleSoft and Siebel;

•	the uncertainty in the customer marketplace created by the two unsolicited public proposals announced by CDC and the perceived effect of this uncertainty on customer buying decisions and sales opportunities;

•	the uncertainty among Onyx employees created by the two unsolicited public proposals announced by CDC and the perceived effect of this uncertainty on employee morale and retention;

•	Onyx’s recent quarterly financial performance and uncertainty regarding its future prospects including the ability to reverse recent revenue performance in the near term without significant additional investment;

•	the significant investments in research and development required to permit Onyx’s technology to continue to keep pace with the changing customer relationship management software market and to close feature and function gaps with products offered by competitors;

•	increasing difficulties experienced by Onyx in retaining employees and the risk of additional employee departures;

•	the uncertainty whether Onyx, as an alternative to the merger, would be able to successfully complete, on acceptable terms and in an acceptable timeframe, strategic acquisitions necessary to achieve growth in the consolidating CRM industry; and

•	the amount of cash and cash equivalents currently available to Onyx and the uncertainty whether Onyx, as an alternative to the merger, would be able to raise, on acceptable terms and in an acceptable timeframe, the additional financing that would be needed to pursue development of Onyx’s independent growth strategy.

•	Extensive Process. The board considered its review of Onyx’s strategic alternatives since September 2005 and the extensive process that the board had conducted over the nearly nine-month period prior to the signing of the merger agreement, which included a public announcement that Onyx was considering strategic alternatives and also involved contacts with 14 companies to solicit indications of interest in a possible strategic transaction with Onyx. The board considered the fact that, despite the public announcement and the contacts made by Onyx’s financial advisor with potentially interested parties, only four companies in addition to M2M pursued significant discussions with Onyx, all of which ultimately either declined to pursue an acquisition of Onyx or submitted final cash bids at a lower price than $4.80 per share. The board further considered that there was no assurance as to when or whether another favorable opportunity to sell Onyx would arise.

•	Onyx Financial Condition and Trading History. The board considered then-current financial market conditions, and historical market prices, volatility and trading information with respect to Onyx common stock, as well as the continued erosion in the price of Onyx common stock prior to the announcement of the unsolicited proposals submitted by CDC, in spite of Onyx’s actions to implement a growth strategy. See “MARKET PRICE AND DIVIDEND DATA” for Onyx stock prices over the past two years.

•	Unpredictability of Other Potential Interested Parties. The board considered the actions and statements of CDC, a competitor of Onyx, in making its unsolicited transaction proposals, including:

•	the timing of the public announcements made by CDC, both of which coincided with the end of fiscal quarters, time periods in which Onyx’s operating results are particularly vulnerable to customer concerns about the uncertainty of Onyx’s future in light of these proposals;

•	the inconsistent behavior and statements in the press by CDC regarding their willingness to engage in negotiation and increase the price of their offer;

•	the fact that CDC had not responded to multiple requests from Onyx’s financial and legal advisors to enter into negotiations regarding the execution of a customary confidentiality agreement and ultimately regarding a strategic transaction.

•	Fairness Opinion. The board considered the financial presentation of Piper Jaffray, including its opinion, dated June 4, 2006, to the Onyx board of directors as to the fairness, from a financial point of view, as of the date of the opinion and based on and subject to various assumptions, factors and limitations described in the opinion, of the merger consideration to be received by holders of Onyx common stock (other than M2M and its affiliates), as more fully described in the section entitled “— Opinion of Onyx’s Financial Advisor” on page 25.

•	Likelihood and Timing of Closing. The board considered the likelihood that the proposed acquisition would be consummated on a timely basis, in light of:

•	the relatively limited nature of the closing conditions included in the merger agreement;

•	the likelihood that the merger would be approved by requisite regulatory authorities and that the merger agreement would be approved and adopted by Onyx’s shareholders;

•	the experience, reputation and financial capabilities of M2M and its two private equity investors, Thoma Cressey and Battery Ventures, to consummate the merger agreement; and

•	the terms and limited conditions of the financing commitment letter received by M2M to finance the purchase price for the transaction.

•	Terms of the Merger Agreement. The board considered the terms and conditions of the merger agreement, including:

•	the limited conditions to M2M’s obligation to complete the merger, including the absence of a financing condition;

•	the ability of the Onyx board of directors, under certain circumstances, to furnish information to and conduct negotiations with a third party, and upon the payment to M2M of the termination fee of no more than $4.5 million, to terminate the merger agreement and accept a superior competing proposal;

•	the belief of the Onyx board of directors that the termination fee of $4.5 million is within the range of reasonable termination fees provided for in comparable transactions and is not a significant deterrent to possible competing offers;

•	the definition of “material adverse effect”; and

•	the limited ability of M2M to terminate the merger agreement.

In the course of its deliberations, the Onyx board of directors also considered a variety of risks and negative factors, including:

•	Risks of Announcement and Consummation. The board considered the risks and contingencies related to the announcement of the merger, including Onyx’s ability to retain key personnel, and Onyx’s relationships with commercial partners and third parties. The board also considered the conditions to M2M’s obligation to complete the merger and the right of M2M to terminate the merger agreement under certain circumstances. The board considered the risks and costs to Onyx if the merger is not consummated, including the diversion of management and employee attention, employee attrition and the effect on business relationships.

•	Review of Prospects in Remaining Independent. The board considered the fact that Onyx will no longer exist as an independent public company and that Onyx shareholders will not be able to participate in any future increase in Onyx’s value or in any synergies resulting from the merger, which consideration included:

•	the perceived value of Onyx’s technology platform and architecture as a potential engine for future growth;

•	the potential for an improvement in capital market conditions for companies in the software industry that would improve Onyx’s opportunity to raise additional capital on acceptable terms; and

•	the possible strategic advantages of remaining one of the few independent alternatives to Oracle, the dominant competitor in the CRM industry.

•	Termination Fee and Other Alternative Acquirors. The board considered the possibility that the $4.5 million termination fee payable to M2M under certain circumstances might discourage a competing proposal to acquire Onyx, whether from CDC or another third party, or reduce the price of any such proposal. The board also considered the absence of extensive discussions with CDC in light of CDC’s refusal to execute a customary confidentiality agreement and engage in negotiations.

•	Interests of Directors and Officers. The board considered the interests that certain of Onyx’s directors and executive officers have with respect to the merger in addition to their interests as Onyx shareholders generally, as described in “— Interests of Onyx Directors and Management in the Merger.”

The preceding discussion of the information and factors considered by the Onyx board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Onyx board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination, and individual directors may have given different weight to different factors.

Recommendation of the Board of Directors

After careful consideration, the Onyx board of directors unanimously approved the merger agreement and the merger and determined that the merger agreement and the merger are advisable, fair to, and in the best interests of Onyx and its shareholders. The board of directors unanimously recommends that the Onyx shareholders vote “FOR” approval of the merger agreement.

Opinion of Onyx’s Financial Advisor

Onyx retained Piper Jaffray to act as its financial advisor in connection with the proposed transaction pursuant to an engagement letter dated April 7, 2006. In connection with the proposed transaction, our board of directors requested that Piper Jaffray deliver to them an opinion as to the fairness, from a financial point of view, to Onyx’s shareholders (other than M2M and its affiliates) of the merger consideration in the proposed acquisition.

At the meeting of Onyx’s board of directors on June 4, 2006, Piper Jaffray rendered to the board of directors its oral opinion, subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the merger consideration to be received in the proposed transaction was fair, from a financial point of view, to the common shareholders of Onyx (other than M2M and its affiliates). The full text of Piper Jaffray’s opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is attached to this proxy statement as Annex B and is incorporated in its entirety herein by reference. You are urged to, and should, carefully read the opinion in its entirety.

Piper Jaffray rendered its opinion to our board of directors for the information of the members of our board in connection with their consideration of the proposed transaction. Piper Jaffray was not requested to, and did not, make any recommendation to our board of directors as to the specific form or amount of the consideration to be received by Onyx shareholders in the proposed transaction, which was determined through negotiations between Onyx and M2M. Piper Jaffray’s written opinion was directed to our board of directors and does not constitute a recommendation to any Onyx shareholder as to how to vote or act on any matter relating to the proposed transaction.

In arriving at its opinion, Piper Jaffray:

•	reviewed the financial terms of a draft of the merger agreement dated June 2, 2006;

•	reviewed certain financial, market, securities and other data with respect to Onyx publicly available or made available to Piper Jaffray from internal records of Onyx;

•	reviewed certain internal financial projections for Onyx on a stand-alone basis and furnished to Piper Jaffray by the management of Onyx;

•	conducted discussions with members of the senior management of Onyx with respect to the business and prospects of Onyx on a stand-alone basis;

•	reviewed the reported prices and trading activity for Onyx and for certain other publicly traded companies deemed by Piper Jaffray to be relevant;

•	compared the financial performance and equity market capitalization of Onyx with that of certain other publicly traded companies deemed by Piper Jaffray to be relevant;

•	compared the financial terms of the proposed transaction with the financial terms, to the extent publicly available, of certain merger transactions deemed by Piper Jaffray to be relevant;

•	considered Piper Jaffray’s efforts to solicit, at Onyx’s direction, third party indications of interest in a possible acquisition of, or business combination with, Onyx;

•	performed a discounted cash flow analysis for Onyx on a stand-alone basis; and

•	conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper Jaffray deemed necessary and appropriate in arriving at its opinion.

The following is a summary of the material analyses that Piper Jaffray prepared in connection with its opinion. This summary includes information presented in tabular format. In order to understand fully the financial analyses used by Piper Jaffray, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Implied Consideration.  Based on the cash consideration in the proposed transaction of $4.80 per share of Onyx common stock and the number of outstanding Onyx common shares and common share equivalents, Piper Jaffray calculated the aggregate implied value of the total consideration payable in the acquisition of Onyx common stock to be approximately $92.2 million. Piper Jaffray also calculated the implied enterprise value (defined as equity value plus debt less cash and cash equivalents) of Onyx to be approximately $73.6 million.

Selected Company Analysis.  Piper Jaffray analyzed financial information and valuation ratios of Onyx compared to corresponding information and ratios from 11 publicly traded mid-cap companies in the customer resource management and enterprise software sectors with the same SIC code (7372) as Onyx. This group was comprised of Art Technology Group, CDC Corp., Chordiant Software, Inc., eGain Communications Corporation, Epicor Software Corporation, KANA Software, Inc., Knova Software Inc., Lawson Software, Inc., Manhattan Associates, Inc., QAD Inc. and Unica Corporation. Piper Jaffray used publicly available Wall Street research estimates for the selected company group and Onyx management estimates for Onyx.

This analysis produced multiples of selected valuation data which Piper Jaffray compared to multiples for Onyx derived from the implied value to be paid in the proposed transaction, as set forth in the following table.

			Selected Companies
	Onyx(1)		Low		Mean		Median		High

Enterprise value to latest twelve months revenue(2)	1.3	x	0.8	x	1.6	x	1.5	x	2.4x
Enterprise value to annualized last quarter revenue(2)	1.5	x	0.8	x	1.5	x	1.5	x	2.1x
Enterprise value to estimated calendar year 2007 revenue	1.2	x	0.7	x	1.6	x	1.5	x	2.9x
Enterprise value to latest twelve months earnings before interest, taxes, depreciation and amortization (“EBITDA”)	35.6	x	9.3	x	13.1	x	11.6	x	18.8x
Enterprise value to estimated calendar year 2007 EBITDA	31.3	x	8.8	x	12.2	x	11.9	x	16.3x
Share price to latest twelve months earnings per share	89.5	x	12.7	x	24.6	x	25.0	x	39.3x
Share price to estimated calendar year 2007 earnings per share	56.2	x	13.2	x	21.0	x	19.0	x	35.0x

(1)	Based on the consideration of $4.80 per Onyx share in the proposed transaction.

(2)	Excludes multiples for Art Technology Group.

Selected M&A Transaction Analysis.  Piper Jaffray reviewed 30 acquisition transactions announced after January 1, 2001 involving companies in the customer-facing and mid-market applications sectors with the same SIC code classification as Onyx. This group was comprised of:

•	Acquisition of SSA Global by Infor Global Solutions;

•	Acquisition of Manugistics Group by JDA Software;

•	Acquisition of Portal by Oracle;

•	Acquisition of Activant by Thoma Cressey/Hellman & Friedman;

•	Acquisition of Outtask by Concur Technologies;

•	Acquisition of Datastream by Infor Global Solutions;

•	Acquisition of Webhire by Kenexa;

•	Acquisition of CRS Retail Systems by Epicor;

•	Acquisition of GEAC by Golden Gate Capital;

•	Acquisition of FrontRange Solutions by Francisco Partners;

•	Acquisition of Apropos by Syntellect;

•	Acquisition of Triversity Software by SAP;

•	Acquisition of Siebel Systems by Oracle;

•	Acquisition of E.piphany by SSA Global;

•	Acquisition of Blue Martini Software by Golden Gate Capital;

•	Acquisition of Retek by Oracle;

•	Acquisition of MAPICS by Infor Global Solutions;

•	Acquisition of Speedware Corp by Activant Solutions;

•	Acquisition of Vastera Inc by JP Morgan Chase & Co;

•	Acquisition of edocs by Siebel Systems;

•	Acquisition of Ecometry by Golden Gate Capital;

•	Acquisition of QRS Corp by Inovis;

•	Acquisition of Frango by Cognos;

•	Acquisition of Primus Knowledge Solutions by Art Technology;

•	Acquisition of Group 1 Software by Pitney Bowes;

•	Acquisition of Pivotal by Chinadotcom;

•	Acquisition of Ross Systems by Chinadotcom;

•	Acquisition of Timberline Software by Sage Group PLC;

•	Acquisition of Youcentric Inc by JD Edwards; and

•	Acquisition of Interact Commerce Corp by Sage Group PLC.

Piper Jaffray analyzed selected financial information of the targets in these transactions. Piper Jaffray used publicly available Wall Street research estimates for the selected group and Onyx management estimates for Onyx.

This analysis produced multiples of selected valuation data which Piper Jaffray compared to multiples for Onyx derived from the implied value to be paid in the proposed transaction. The following table sets forth such comparisons.

			Selected M&A Transactions
	Onyx(1)		Low		Mean		Median		High

Enterprise value to latest twelve months revenue	1.3	x	0.7	x	1.9	x	1.7	x	3.2x
Enterprise value to annualized last quarter revenue	1.5	x	0.7	x	1.7	x	1.6	x	3.6x
Enterprise value to next twelve months revenue	1.3	x	0.5	x	1.7	x	1.6	x	2.9x
Enterprise value to last twelve months EBITDA	35.6	x	5.2	x	13.0	x	11.8	x	22.2x

(1)	Based on the consideration of $4.80 per Onyx share in the proposed transaction.

Premiums Paid Analysis.  Piper Jaffray reviewed 85 transactions involving publicly traded companies in the technology sector with an equity value of at least $50 million announced after January 1, 2005 where there was a change in control of the target.

In examining the selected transactions, Piper Jaffray analyzed the premium (or discount) payable in the transactions over trading prices for the target company one day, five days and twenty days prior to the announcement of the transaction. Piper Jaffray also calculated implied premiums for Onyx based upon the consideration of $4.80 per Onyx share in the proposed transaction and an assumed announcement date of March 22, 2006 (the date of the announcement of CDC’s revised offer). The following table sets forth information concerning the stock price premiums implied by the merger and the stock price premiums in the selected change in control transactions.

		Selected Change in Control Transactions
	Onyx	Low	Mean	Median	High

Spot Premium(1)
One day before announcement	20.9%	(16.5)%	25.3%	23.0%	101.0%
Five days before announcement	26.3%	(4.7)%	26.9%	24.2%	97.6%
Twenty days before announcement	27.0%	(16.3)%	33.5%	28.2%	140.9%

(1)	For Onyx, the premium is based on the price of Onyx stock over selected periods measured from March 22, 2006 (the date of announcement of CDC’s revised offer).

Discounted Cash Flow Analysis.  Piper Jaffray performed a discounted cash flow analysis for Onyx in which it calculated the present value of the projected hypothetical future cash flows of ONYX using Onyx management estimates. Piper Jaffray estimated a range of theoretical values for Onyx based on the net present value of its implied annual cash flows and a terminal value for Onyx in 2010 calculated based upon a multiple of EBITDA. For purposes of this analysis, Piper Jaffray used discount rates ranging from 15% to 25% based upon an analysis of the weighted average cost of capital of Onyx, and terminal values based on multiples of projected 2010 EBITDA ranging from 10x to 14x. This analysis resulted in implied equity values per share of Onyx ranging from a low of $2.97 per share to a high of $4.85 per share.

Trading History of Onyx Common Stock.  Piper Jaffray reviewed general trading information concerning Onyx, including the price of Onyx stock over selected periods measured from March 22, 2006 (the date of announcement of CDC’s revised offer). Piper Jaffray presented the recent common stock trading information for Onyx contained in the following table:

Closing price on March 21, 2006	$3.97
Five day prior	3.80
Twenty day prior	3.78
Six month average	3.98
One year average	3.71
52 week high	4.95
52 week low	2.43

In reaching its conclusion as to the fairness of the merger consideration, Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. Instead, Piper Jaffray made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all the analyses. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion. The order in which these analyses are presented above and the results of those analyses should not be taken as any indication of the relative importance or weight given to these analyses by Piper Jaffray.

As described above, Piper Jaffray’s opinion was one of many factors taken into consideration by our board of directors in making its determination to approve the merger agreement. The above summary does not purport to be a complete description of the analyses performed by Piper Jaffray in connection with its opinion and is qualified by reference to the written opinion of Piper Jaffray attached to this proxy statement.

The analyses of Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies or securities may actually be sold. No company or transaction used in any analysis for purposes of comparison is directly comparable to Onyx or the proposed transaction. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Onyx was compared and other factors that could affect the public trading value of the companies.

Piper Jaffray relied upon and assumed the accuracy, completeness and fair presentation of the financial, accounting and other information provided to or reviewed by it, and did not assume responsibility independently to verify such information. Piper Jaffray relied upon the assurances of Onyx’s management, and assumed, with Onyx’s consent, that the information provided to Piper Jaffray was prepared on a reasonable basis in accordance with industry practice, that Onyx’s management is not aware of any information or facts that would make the information provided to it incomplete or misleading and that, with respect to financial forecasts and other forward-looking financial information relating to Onyx reviewed by Piper Jaffray, such information reflects the best currently available estimates and judgments of Onyx’s management and is based on reasonable assumptions. In rendering its opinion, Piper Jaffray assumed that Onyx is not party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the proposed transaction. Piper Jaffray expressed no opinion as to any financial forecasts or other forward looking financial information of Onyx or the assumptions on which they were based. Piper Jaffray expressed no opinion on any accounting, legal, tax, or financial reporting matters in any jurisdiction and relied, with Onyx’s consent, on the advice of the outside counsel and the independent accountants to Onyx and on the assumptions of Onyx’s management as to all accounting, legal, tax and financial reporting matters with respect to Onyx and the merger agreement.

In rendering its opinion, Piper Jaffray assumed that the merger agreement will be in all material respects identical to the draft of the merger agreement reviewed by it, and that the proposed transaction will be consummated pursuant to the terms of the merger agreement without amendments thereto, without adjustments to the merger consideration and without waiver by any party of any conditions or obligations thereunder. Piper Jaffray also assumed that all the necessary regulatory approvals and consents required for the transaction will be obtained in a manner that will not adversely affect Onyx or alter the terms of the transaction.

Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Onyx and was not furnished with any such appraisals or valuations. The analyses performed by Piper Jaffray in connection with its opinion were going concern analyses. Piper Jaffray did not express any opinion regarding the solvency or liquidation value of any entity.

The opinion was based on information available to Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. Piper Jaffray did not express any opinion as to the price at which shares of common stock of Onyx have traded or may trade following announcement of the proposed transaction. Piper Jaffray did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Piper Jaffray’s opinion addresses solely the fairness, from a financial point of view, to holders of Onyx common stock (other than M2M and its affiliates) of the merger consideration as of the date thereof and does not address any other terms or agreements relating to the proposed transaction. Piper Jaffray was not requested to opine as to, and its opinion does not, address the basic business decision to proceed with or effect the proposed transaction, or the merits of the proposed transaction relative to any alternative transaction or business strategy that may be available to Onyx. Piper Jaffray’s opinion is not intended to confer rights and remedies upon M2M, any shareholders of Onyx or M2M or any other person.

Piper Jaffray is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, Piper Jaffray and its affiliates may actively trade securities of Onyx for its own account or the account if its customers and, accordingly, it may at any time hold a long or short position in such securities. Piper Jaffray has provided investment banking services to affiliates of M2M in the past on unrelated transactions, for which Piper Jaffray has received customary fees. Piper Jaffray may seek to be engaged by Onyx, M2M or M2M’s affiliates in the future.

Piper Jaffray was retained by means of an engagement letter dated April 7, 2006 to serve as our financial advisor in connection with the proposed transaction and will receive a fee, a substantial portion of which is contingent upon consummation of the proposed transaction. We also agreed to pay Piper Jaffray a retainer fee and a fee for providing its opinion, which will be credited against the fee for financial advisory services. The opinion fee and retainer fee are not contingent upon consummation of the proposed transaction. Whether or not the proposed transaction is consummated, we also agreed to reimburse Piper Jaffray for its reasonable out-of-pocket expenses and to indemnify Piper Jaffray against certain liabilities relating to or arising out of services performed by Piper Jaffray in rendering its opinion to our board of directors.

M2M’s Financing

Commitment Letters.  There is no financing condition to M2M’s obligations to consummate the merger. M2M has advised Onyx that it may finance the transactions contemplated by the merger agreement and has arranged debt financing commitments for this purpose. The commitments are to provide approximately $150,000,000 in debt financing (not all of which is expected to be drawn at closing of the merger). M2M expects to use these facilities, along with its equity commitments, or alternative financing to finance the cash being paid at closing of the merger. These commitments are subject only to the following conditions:

•	the nonoccurrence of a material adverse effect with respect to Onyx;

•	the execution and delivery by M2M of definitive loan documentation;

•	the delivery by M2M of evidence that M2M’s leverage ratio (taking into account the transactions contemplated by the merger agreement) meets certain minimum threshold requirements; and

•	other usual and customary conditions.

Thoma Cressey Equity Partners and Battery Ventures have executed equity commitment letters under which Thoma Cressey Equity Partners and Battery Ventures have agreed to provide funds to M2M in an amount sufficient to ensure that the contingency related to M2M’s leverage ratio will be met.

M2M may choose in its sole discretion, however, to negotiate different terms in the definitive documentation for the debt financing described above or to obtain alternative sources of financing in a manner that is substantially different from what is described herein.

Interests of Onyx Directors and Management in the Merger

In considering the recommendation of the Onyx board of directors in favor of the merger, shareholders of Onyx should be aware that members of the Onyx board of directors and officers of Onyx have interests in the merger that are different from, or in addition to, the interests of shareholders of Onyx generally. Such interests relate to or arise from, among other things:

•	directors and officers with options to acquire Onyx common stock will have these options fully accelerated as a result of the merger and all their options to acquire Onyx common stock will be cancelled at the time of the merger, with directors and officers having options with an exercise price less than $4.80 entitled to receive for each such option a cash payment (less any applicable withholding tax) equal to (a) the excess of $4.80 over the per share exercise price for the option multiplied by (b) the number of shares subject to such option;

•	all shares of restricted stock which have previously been issued to officers will become fully vested, subject to applicable withholding taxes, as a result of the merger;

•	in the event that certain executive officers resign their employment for good reason or are terminated without cause following completion of the merger, they are entitled to severance benefits; and

•	the terms of the merger agreement provide for the continued indemnification of current directors and officers of Onyx and directors’ and officers’ liability insurance for six years after the completion of the merger, in each case for certain events occurring at or before the merger.

Each of the above is described below in further detail.

Indemnification and Insurance.  The merger agreement provides that Onyx, as the surviving corporation of the merger, will indemnify and hold harmless all past and present officers and directors of Onyx to the same extent and in the same manner as such persons are indemnified pursuant to existing indemnification agreements between Onyx and its directors and officers and under the indemnification provisions of Onyx’s articles of incorporation or bylaws, in each case as in effect on the date of the merger agreement, for acts or omissions occurring at or prior to the effective time of the merger, and that M2M will guarantee these obligations of the surviving corporation. The merger agreement further provides that the articles of incorporation and bylaws of the surviving corporation of the merger will contain provisions with respect to exculpation and indemnification that are at least as favorable to the officers and directors of Onyx as those contained in Onyx’s articles of incorporation and bylaws as in effect on the date of the merger agreement, which provisions shall not be amended, repealed or otherwise modified for a period of not less than six years from the effective time of the merger in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the effective time of the merger, were directors, officers, employees or agents of Onyx unless such a modification is required by law.

In addition, the merger agreement requires M2M to cause the surviving corporation of the merger to maintain in effect for the benefit of Onyx’s directors and officers, for an aggregate period of not less than six years following the effective date of the merger, an insurance and indemnification policy that is substantially equivalent to, and on terms with respect to coverage that is in the aggregate no less favorable than, Onyx’s directors’ and officers’ liability insurance policy as of the date of the merger agreement, covering the period prior to the closing of the merger, provided that the total premium cost of such insurance does not exceed 150% of the last annual premiums paid prior to the date of the merger agreement.

Stock Options and Restricted Stock.  For a summary of the treatment of outstanding Onyx stock options and restricted stock in the merger, see “THE MERGER — Effect on Awards Outstanding Under Onyx Stock Plans” on page 39.

Executive Officer Employment Contracts.  Ms. Anderson, Mr. Denault and Mr. Chamberlain are parties to employment agreements that Onyx which provide for severance and certain benefits upon a change of control of Onyx. Although M2M has made no final decision regarding the post-closing management structure, Onyx has been advised by M2M that neither Ms. Anderson nor Mr. Chamberlain is expected to continue as an executive of the combined M2M organization beyond a transition period to be determined.

Pursuant to an employment agreement between Onyx and Janice P. Anderson, Onyx’s President and Chief Executive Officer, if Ms. Anderson is terminated within two years after a change of control of Onyx, or within six months prior to a change in control if such termination is a condition to any such transaction that results in a change in control, 100% of the shares subject to options then held by her shall vest and become exercisable for a one-year period from the date of such termination. In addition, she will receive a severance payment equal to the sum of 18 months’ base salary and a payment equal to 150% of her actual, earned bonus under the leveraged compensation bonus program for the fiscal year prior to the fiscal year in which such termination occurs, and continuation of insurance coverage for an 18-month period from the date of termination.

Pursuant to an employment agreement between Onyx and John S. Denault, Onyx’s Senior Vice President of the Americas, Onyx agreed to provide Mr. Denault certain severance payments in the event he was terminated without “Cause” (as such term is defined in Mr. Denault’s employment agreement). In the event of such a termination, Mr. Denault will receive six months’ base salary and continuation of life insurance and health coverage for six months from the date of termination.

Pursuant to an employment agreement between Onyx and Robert J. Chamberlain, Onyx’s Chief Financial Officer, Onyx agreed to provide Mr. Chamberlain certain severance payments in the event he was terminated without “Cause” or resigns for “Good Reason” (as such terms are defined in Mr. Chamberlain’s employment agreement). In the event of such a termination, Mr. Chamberlain will receive six months’ base salary and continuation of life insurance and health coverage for six months from the date of termination. Further, if in connection with a Corporate Transaction (as such term is defined in Mr. Chamberlain’s employment agreement), Mr. Chamberlain’s employment is terminated without Cause or due to Permanent Disability or he resigns for Good Reason, Mr. Chamberlain will receive the benefits described above, as well as his targeted incentive bonus for the performance period, pro-rated to the date of his termination.

Dissenters’ Rights

The discussion of the provisions set forth below is not a complete summary regarding dissenters’ rights under Washington law and is qualified in its entirety by reference to the text of the relevant provisions of Washington law, which are attached to this proxy statement as Annex C. Onyx shareholders intending to exercise dissenters’ rights should carefully review Annex C. Failure to follow precisely all of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

The following is a brief summary of the rights of holders of Onyx common stock under Chapter 23B.13 of the Washington Business Corporation Act to dissent from the merger, receive an appraisal as to the fair value of their shares of Onyx common stock and receive cash equal to the appraised value of their Onyx common stock instead of receiving the merger consideration. This summary is not exhaustive, and you should read the applicable sections of Chapter 23.13, a copy of which is attached to this proxy statement as Annex C.

Under Chapter 23B.13, where a proposed merger is to be submitted for approval at a meeting of shareholders, as in the case of the Onyx special meeting, the notice of the meeting must state that shareholders are or may be entitled to assert dissenters’ rights and include in the notice a copy of the dissenters’ rights statute. This proxy statement constitutes notice to the holders of Onyx common stock and a copy of the dissenters’ rights statute is attached as Annex C.

If you are contemplating the possibility of exercising your dissenters’ rights of appraisal in connection with the merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect dissenters’ rights, which are complex. Onyx also encourages you to consult your legal counsel, at your expense, before attempting to exercise your dissenters’ rights. If you do not fully and precisely satisfy the procedural requirements of Washington law, you may lose your dissenters’ rights. Onyx will not give you any notice other than as described in this proxy statement, as required by Washington law.

If you wish to exercise your statutory dissenters’ rights, to preserve your rights you must:

•	deliver to Onyx before the special meeting written notice of your intent to exercise your dissenters’ rights of appraisal and demand payment for your shares of Onyx common stock if the merger is consummated, which notice must be separate from your proxy. Your vote against the merger agreement alone will not constitute written notice of your intent to exercise your dissenters’ rights. Your written notice of your intent to exercise dissenters’ rights must be filed with Onyx at Onyx Software Corporation, 1100 112th Avenue NE, Bellevue, WA 98004, Attention: Chief Financial Officer. It is important that Onyx receive all such written notices before the special meeting. Your written notice to demand payment should specify your name and mailing address, the number of shares of Onyx common stock you own, and that you intend to demand cash payment for your Onyx shares if the merger agreement is approved;

•	not vote your shares in favor of approval of the merger agreement. Your shares must either not be voted at the Onyx special meeting or must be voted against the approval of the merger agreement. Submitting a properly signed proxy card that is received prior to the vote at the special meeting that does not direct how the shares of Onyx common stock represented by that proxy are to be voted will constitute a vote in favor of the merger agreement and a waiver of your statutory dissenters’ rights; and

•	follow the statutory procedures for perfecting dissenters’ rights under Washington law, which are described below under “— Appraisal Procedures.”

If you do not satisfy each of the requirements, you cannot exercise dissenters’ rights and, if the merger agreement is approved by Onyx shareholders and the merger occurs, your shares of Onyx common stock will be converted into the right to receive the merger consideration pursuant to the terms of the merger agreement. You will not be entitled to payment for your shares under the dissenters’ rights statute.

Appraisal Procedures.  If the merger agreement is approved by Onyx shareholders, within ten days after the approval, Onyx will send written notice regarding the proper appraisal procedures to all shareholders who have given written notice under the dissenters’ rights provisions and have not voted in favor of the merger agreement as described above. The notice will contain:

•	the address where the demand for payment and certificates representing shares of Onyx common stock must be sent and the date by which certificates must be deposited;

•	the date on which your payment demand must be received by Onyx, which will not be fewer than 30 or more than 60 days after the date the written notice is delivered to you;

•	a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the proposed merger, which was June 6, 2006, and requires certification from the person asserting dissenters’ rights of whether or not the date the person acquired beneficial ownership of Onyx common stock was before the date of the first announcement; and

•	a copy of Chapter 23B.13.

If you do wish to assert dissenters’ rights, you must demand payment, certify that you acquired beneficial ownership of your shares before June 6, 2006, and deposit your Onyx certificates within the specified number of days after the notice is given. If you fail to make demand for payment or deposit your Onyx certificates within the time period set forth in the written notice, you will lose the right to demand appraisal for your shares under the dissenters’ rights provisions, even if you filed a timely notice of intent to demand payment.

If Onyx does not consummate the merger within 60 days after the date set for demanding payment and depositing share certificates, Onyx will return all deposited certificates. If Onyx does not return the deposited certificates within 60 days after the date set, you may notify Onyx in writing of your estimate of the fair value of your common stock plus the amount of interest due, and demand payment of your estimated amount.

Except as provided below, within 30 days after the later of the effective time of the merger or the receipt by Onyx of a valid demand for payment, Onyx will remit to each dissenting shareholder who complied with the requirements of Washington law the amount Onyx estimates to be the fair value of the shareholder’s Onyx common stock, plus accrued interest. Onyx will include the following information with the payment:

•	financial data relating to Onyx, including a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

•	an estimate by Onyx of the fair value of the shares and a brief description of the method used to reach that estimate and an explanation by Onyx of how the interest was calculated;

•	a brief description of the procedures to be followed by shareholders in demanding supplemental payment if such shareholders are dissatisfied with the estimate of the fair value of the shares determined by Onyx; and

•	a copy of Chapter 23B.13.

For dissenting shareholders who were not the beneficial owners of their shares of Onyx common stock before June 6, 2006, Onyx may withhold payment and instead send a statement setting forth its estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of the dissenting shareholder’s demand for payment. Payment of the fair value of these after-acquired shares may be conditional upon the dissenting shareholder’s waiver of other rights under Chapter 23.B.13. Onyx will also include in such statement an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a notice of the dissenter’s right to proceed with a judicial determination of the fair value of the shares if such dissenting shareholder is dissatisfied with the estimate of the fair value of the shares determined by Onyx.

Procedures If You Are Dissatisfied With Onyx’s Payment or Offer.  If you are dissatisfied with Onyx’s payment or offer, or believe that the interest due was incorrectly calculated, you must, within 30 days of the payment or offer for payment, notify Onyx in writing, and demand payment of your estimate of the fair value of your shares and amount of interest due. You may demand payment of your estimate of fair value of your shares less Onyx’s payment, or reject Onyx’s offer for payment and demand payment of your estimate of the fair value of your shares and interest due.

You may make such demands if:

•	you believe that the amount of Onyx’s payment or offer is less than the fair value of your shares or that the interest due is incorrectly calculated;

•	Onyx fails to make payment within 60 days after the date set for demanding payment; or

•	Onyx does not consummate the merger and does not return the deposited certificates within 60 days after the date set for demanding payment.

If any dissenting shareholder’s demand for payment is not settled within 60 days after receipt by Onyx of his, her or its payment demand, Washington law requires that Onyx commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders, whether or not residents of Washington, whose demands remain unsettled as parties to the proceeding.

If Onyx does not commence the proceeding within the 60-day period, it will pay each dissenter whose demand remains unsettled the amount demanded.

The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all dissenting shareholders and may be less than, equal to or greater than the value of the merger consideration to be issued to non-dissenting shareholders for their shares of Onyx common stock under the terms of the merger agreement if the merger is consummated. If the court determines that the fair value of the shares plus interest is in excess of any amount remitted by Onyx, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted. For dissenting shareholders who were not the beneficial owners of their shares of Onyx common stock before June 6, 2006 and for which Onyx withheld payment pursuant to Section 23B.13.270 of the Washington Business Corporation Act, the court may enter judgment for the fair value, plus accrued interest, of the dissenting shareholders’ after-acquired shares.

The court will also determine the costs and expenses of the court proceeding and assess them against Onyx, except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding payment are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that Onyx did not substantially comply with the relevant provisions of Section 23B.12.200 through 23B.13.280, the court may also assess against Onyx any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees of those services should not be assessed against Onyx, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

Dissent by Nominees and Beneficial Owners.  A shareholder of record may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies Onyx in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of the partially dissenting shareholder are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

A beneficial owner of Onyx common stock who desires to exercise dissenters’ rights on his, her or its behalf must obtain and submit the registered owner’s written consent at or before the time he, she or it files the notice of intent to demand fair value. The beneficial owner must do so with respect to all shares of which such shareholder is the beneficial owner or over which such shareholder has power to direct the vote.

For purposes of Washington law, “fair value” means the value of Onyx common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless the exclusion would be inequitable. Under Section 23B.13.020, an Onyx shareholder has no right, at law or in equity, to set aside the approval of the merger or the consummation of the merger except if the approval or consummation fails to comply with the procedural requirements of Chapter 23B.13 or the articles of incorporation or bylaws of Onyx, or was fraudulent with respect to that shareholder or Onyx.

Structure of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Washington law, at the effective time of the merger, Orion Acquisition Corporation, a wholly owned direct subsidiary of M2M, will merge with and into Onyx. Onyx will survive the merger as a wholly owned direct subsidiary of M2M.

Merger Consideration

If the merger is completed, shareholders of Onyx will receive a cash amount, without interest, equal to $4.80 for each share of common stock held.

Prior to the closing, Onyx will cause each stock option that is outstanding immediately prior to the effective time to be fully accelerated and cancelled as a result of the merger, with holders of options with an exercise price less than $4.80 entitled to receive for each such option a cash payment (less any applicable withholding tax) equal to (a) the excess of $4.80 over the per share exercise price for the option multiplied by (b) the number of shares subject to such option.

Prior to the closing, all outstanding purchase rights under Onyx’s 1998 Employee Stock Purchase Plan, as amended and restated on April 6, 2001, will be exercised, and shares of Onyx common stock will be issued, in accordance with terms of the plan. The plan will be terminated at the effective time of the merger.

At the effective time of the merger, each outstanding warrant to purchase shares of Onyx common stock will be exercisable, during the period specified in such warrant and upon payment of such warrant’s exercise price, for the product of (a) $4.80 and (a) the number of shares of Onyx common stock deliverable upon exercise of such warrant as if exercised immediately prior to the effective time of the merger.

As of the effective time of the merger, all shares of Onyx stock will automatically be canceled and will cease to exist, and each holder of any shares of Onyx stock will cease to have any rights as a shareholder, and will have only the right to receive the applicable per share cash amount. Any shares held by Onyx will be canceled at the effective time of the merger and cease to exist and no payment or distribution shall be made with respect thereto. The per share cash amount was determined through arm’s-length negotiations between M2M and Onyx.

Conversion of Shares; Procedures for Exchange of Certificates

The conversion of Onyx stock into the right to receive the per share cash amount will occur automatically at the effective time of the merger. Mellon Investor Services LLC will serve as the paying agent that will make payment of the merger consideration in exchange for certificates representing shares of Onyx common stock. M2M will deposit or cause to be deposited sufficient cash with the paying agent after the effective time of the merger in order to permit the payment of the merger consideration. The paying agent will send a transmittal letter to each former Onyx shareholder as soon as practicable after the effective time of the merger. Upon surrender of a certificate for cancellation to the paying agent, together with a duly completed and validly executed letter of transmittal, and any other customary documentation required by the paying agent, the holder of a certificate shall be entitled to receive from the paying agent the applicable per share cash amount for each share of Onyx common stock represented by such certificate, less any applicable withholding taxes. The transmittal letter will contain instructions for obtaining cash in exchange for such shares of Onyx stock. Onyx shareholders should not return stock certificates with the enclosed proxy.

In the event of a transfer of ownership of Onyx stock that is not registered in the records of Onyx’s transfer agent, the cash consideration for shares of Onyx stock may be paid to a person other than the person in whose name the certificate so surrendered is registered if:

•	the certificate is properly endorsed or accompanied by appropriate stock powers or otherwise is in proper form for transfer; and

•	the certificate is accompanied by all documents reasonably required by the paying agent to evidence and effect such transfer and to evidence that any applicable taxes have been paid.

If any Onyx stock certificates have been lost, stolen or destroyed, the holder will be entitled to obtain the merger consideration after such holder (a) makes an affidavit of that fact and (b) at the discretion of M2M or the surviving corporation, (i) posts a bond in an amount that M2M or the surviving corporation deems sufficient or (ii) executes and delivers an indemnity agreement, in each case as indemnity against any claim that may be made against the surviving corporation or M2M with respect to such lost, stolen or destroyed certificate.

No interest will be paid or accrue on any cash payable upon the surrender of stock certificates representing shares of Onyx stock.

Effective Time of the Merger

The merger agreement provides that Onyx will complete the merger no later than the second business day following the satisfaction or waiver of all conditions to the completion of the merger. Unless terminated prior to effectiveness under the circumstances previously described, the merger will become effective upon the filing of articles of merger with the Washington Secretary of State or such later time as is agreed upon by M2M and Onyx and specified in the articles of merger. Onyx currently expects to complete the merger as quickly as possible after the special meeting and after all the conditions to the merger are satisfied or waived, including shareholder approval of the merger agreement at the special meeting and expiration or termination of the waiting period under U.S. antitrust laws. Onyx cannot specify when, or assure you that, M2M or Onyx will satisfy or waive all conditions to the merger.

Delisting and Deregistration of Onyx Common Stock

If the merger is completed, Onyx common stock will be delisted from The NASDAQ National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the merger to holders of Onyx stock whose shares of Onyx stock are converted into the right to receive cash in the merger (whether upon receipt of the merger consideration or pursuant to the proper exercise of dissenters’ rights). The summary is based on the Internal Revenue Code, applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. The discussion applies only to Onyx stock held as capital assets, and does not address the tax consequences that may be relevant to holders of Onyx stock that are subject to special tax rules, such as insurance companies, United States expatriates, tax-exempt organizations, broker-dealers, financial institutions, traders in securities that elect to mark to market, holders whose functional currency is not the U.S. dollar, or holders who hold Onyx stock through pass-through entities, as part of a hedge, straddle, constructive sale or conversion transaction, or who acquired Onyx stock pursuant to the exercise of employee stock options or otherwise as compensation. For purposes of this summary, a United States holder means a beneficial owner of Onyx stock that is a citizen or resident of the United States, a corporation (or any entity treated as a corporation for United States federal income tax purposes) created or organized in the United States or any State thereof (including the District of Columbia), or any estate or trust the income of which is subject to United States federal income tax regardless of its source. If a partnership (including any entity treated as a partnership for United States federal income taxation) is a holder of Onyx stock, the United States federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. Partners should consult their own tax advisors as to the particular United States federal income tax consequences to them. The term non-United States holder refers to any beneficial owner of Onyx stock other than a United States holder. The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law. Because individual circumstances may differ, each holder of Onyx stock should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such shareholder and the particular tax effects of the merger, including the application and effect of state, local, foreign and other tax laws.

United States Holders.  The receipt of cash by a United States holder for Onyx stock pursuant to the merger (whether upon receipt of the merger consideration or pursuant to the proper exercise of dissenters’ rights) will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a United States holder will recognize gain or loss equal to the difference between the holder’s adjusted tax basis in the Onyx stock converted to cash in the merger and the amount of cash received therefor. Gain or loss will be calculated separately for each block of Onyx stock converted in the merger (generally shares acquired at the same cost in a single transaction). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Onyx stock has been held for more than one year. The deductibility of capital losses are restricted and, in general, may only be used to reduce capital gains to the extent thereof. However, individual taxpayers generally may deduct annually $3,000 of capital losses in excess of their capital gains.

Cash consideration received in the merger by a noncorporate United States holder in the merger may be subject to backup withholding at a 28% rate. Backup withholding generally will apply only if the United States holder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each United States holder should complete and sign the Form W-9 that will be part of the letter of transmittal to be returned to the paying agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent (or other agent).

Non-United States Holders.  The receipt of cash by a non-United States holder for Onyx stock pursuant to the merger (whether upon receipt of the merger consideration or pursuant to the proper exercise of dissenters’ rights) generally will not be subject to United States federal income tax on any gain realized on the disposition, unless (i) such holder is an individual who is present in the United States for 183 days or more during the taxable year of such disposition and certain other conditions are met or (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the non-United States holder.

Backup withholding imposed at a rate of 28% and information reporting may apply to the payment of cash received by a non-United States holder for Onyx stock pursuant to the merger unless the holder certifies under penalties of perjury to its non-United States holder status or otherwise establishes an exemption. Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. To avoid backup withholding, a tendering non-United States holder should complete IRS Form W-8BEN.

Non-United States holders should consult their tax advisors regarding the application of United States federal income tax laws, including information reporting and backup withholding, to their particular situations.

Regulatory Matters

United States Antitrust.  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, certain transactions, including the merger, may not be consummated until premerger notifications are filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice and a waiting period has been observed. On June 16, 2006, M2M and Onyx each filed the required notification and report forms pursuant to the Hart-Scott-Rodino Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission. On June 23, 2006, Onyx received notification from the Federal Trade Commission of early termination of the waiting period. At any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of substantial assets of M2M or Onyx.

Foreign Antitrust.  Onyx is not aware of any waiting period or consent required under any applicable foreign antitrust laws.

Onyx can provide no assurance that a challenge to the merger on U.S. or foreign antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

General.  It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. Onyx can provide no assurance that M2M or Onyx will be able to satisfy or comply with these conditions or be able to cause their respective subsidiaries to satisfy or comply with these conditions, or that compliance or noncompliance will not have adverse consequences for M2M after completion of the merger, or that the required regulatory approvals will be obtained within the time frame contemplated by M2M and Onyx and referred to in this proxy statement or on terms that will be satisfactory to M2M and Onyx. See “THE MERGER AGREEMENT — Conditions to Completion of the Merger” on page 40.

Effect on Awards Outstanding Under Onyx Stock Plans

Stock Options.  Prior to the closing, Onyx will cause each stock option that is outstanding immediately prior to the effective time of the merger to become fully accelerated and exercisable as of the effective time of the merger as a result of the merger. At the effective time of the merger, all stock options that have not been exercised will be cancelled, with holders of options with an exercise price less than $4.80 entitled to receive for each such option a cash payment (less any applicable withholding tax) equal to (a) the excess of $4.80 over the per share exercise price for the option multiplied by (b) the number of shares subject to such option. The aggregate cash payment will be subject to any and all applicable withholding taxes.

At the effective time of the merger, outstanding options with exercise prices at or above $4.80 per share will be cancelled and terminated, and no payment will be made for them.

The following table sets forth the number of options to purchase Onyx common stock held as of June 21, 2006 by each individual who has served as a director or executive officer of Onyx since the beginning of 2006. The table below does not include vested or unvested options with an exercise price equal to or in excess of $4.80, as no cash payment will be made with respect to such options.

	Unvested	Weighted Average	Vested	Weighted Average	Resulting
Name	Options	Exercise Price*	Options	Exercise Price*	Consideration

Janice P. Anderson	369,000	$3.92	195,000	$3.74	$531,980
Robert J. Chamberlain	106,250	2.61	43,750	2.61	328,500
John S. Denault	81,250	3.61	71,750	3.57	185,205
Mary A. Reeder(1)	82,834	3.59	182,166	2.35	546,725
Charles M. Boesenberg	62,500	3.91	7,500	3.37	66,475
Teresa A. Dial	40,125	4.28	66,125	3.71	93,175
William B. Elmore	37,625	4.32	58,625	3.71	82,225
William Porter	31,250	4.51	43,750	3.51	65,375
Daniel R. Santell	37,625	4.32	58,625	3.71	82,225
Robert M. Tarkoff	33,750	4.45	51,250	3.78	64,075

(1)	On June 23, 2006, Ms. Reeder exercised options representing 32,500 vested shares.

In addition, each of Ms. Anderson, Mr. Chamberlain, Mr. Denault and Ms. Reeder hold 21,000 unvested shares of common stock subject to awards of restricted stock, which at the effective time of the merger will accelerate and become fully vested immediately prior to the effective date.

Employee Stock Purchase Plan.  Prior to the effective time of the merger, Onyx will take all actions necessary pursuant to the terms of its 1998 Employee Stock Purchase Plan to (a) shorten each currently ongoing purchase and/or offering period under such plan that extends beyond the effective time of the merger, or a current offering, such that a new purchase date for each such current offering will occur prior to the effective time of the merger and shares of Onyx common stock will be purchased by the participants in the employee stock purchase plans prior to the effective time of the merger, and (b) preclude the commencement of any new purchase or offering period. Onyx will take all actions necessary so that the employee stock purchase plan will terminate immediately prior to the earlier of (i) the effective time of the merger and (ii) the date upon which the employee stock purchase plan terminates by its term.

Effect on Onyx’s Benefit Plans

M2M has agreed to cause the surviving corporation to honor all accrued obligations and benefits under Onyx’s employee benefit plans and any employment or severance agreements between Onyx and any of Onyx’s current or former employees. M2M will offer, or cause the surviving corporation to offer, Onyx’s employees who continue to be employed by the surviving corporation compensation opportunities and employee benefits that are commensurate in all material respects with the compensation and employee benefits provided by M2M’s U.S. employees. In addition, such employees will receive credit for past service with Onyx for purposes of accrual of vacation time and for purposes of eligibility for participation and vesting under M2M’s employee benefit plans. Finally, the merger agreement provides that none of the foregoing provisions prevents the surviving corporation from amending or terminating any of Onyx’s employee benefit plans in accordance with their terms and that the surviving corporation will have complete discretion over hiring and firing its employees.

Amendment of the Onyx Rights Agreement

In connection with the execution and delivery of the merger agreement, Onyx and Mellon Investor Services LLC entered into an amendment of Onyx’s Rights Agreement. This amendment made the provisions of the Rights Agreement inapplicable to the proposed merger.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. Shareholders should read the merger agreement carefully.

Conditions to Completion of the Merger

M2M and Onyx are obligated to complete the merger only if they satisfy or, in some cases, waive a number of conditions, including the following:

•	approval of the merger agreement by Onyx shareholders;

•	the absence of any legal prohibition (whether temporary, preliminary or permanent) on the consummation of the merger;

•	other than the filing of a certificate of merger with the Washington Secretary of State, all consents, approvals and authorizations of any governmental entity required to consummate the merger shall have been obtained; and

•	the applicable waiting periods under the Hart-Scott-Rodino Act, or other applicable pre-clearance requirement of any foreign competition law, shall have expired or been terminated.

In addition, Onyx’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of M2M in the merger agreement being true and correct in all material respects (without giving effect to any limitation as to materiality set forth therein); and

•	the performance by M2M in all material respects of its obligations under the merger agreement.

In addition, M2M’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Onyx in the merger agreement being true and correct in all material respects (without giving effect to any limitation as to materiality set forth therein);

•	the performance by Onyx in all material respects of its obligations under the merger agreement;

•	M2M has received a certificate from Onyx meeting the requirements of certain U.S. Treasury regulations to the effect that Onyx is not a U.S. real property holding company; and

•	there must not have occurred a material adverse effect with respect to Onyx.

Under the merger agreement, a material adverse effect with respect to Onyx is any change, event, violation, inaccuracy, effect or circumstance that, individually or taken together, is or would be reasonably likely to (i) be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of Onyx; (ii) prevent or materially delay the performance by Onyx of any of its obligations under the merger agreement or the consummation of the merger or the other transactions contemplated by the merger agreement and related documentation; or (iii) M2M’s ability to vote or to receive dividends with respect to, or otherwise exercise ownership rights with respect to, the stock of the surviving corporation; provided, however, that the following will not be deemed to constitute, nor be taken into account in determining whether there has been or will be, a material adverse effect with respect to Onyx: (a) any change in Onyx’s stock price or trading volume, in and of itself; (b) any failure by Onyx to meet published revenue or earnings projections, in and of itself; (c) any effect that results from changes affecting the enterprise software industry or the customer relationship management software market generally (to the extent such effect is not disproportionate with respect to Onyx in any material respect) or the U.S. economy generally (to the extent such effect is not disproportionate with respect to Onyx in any material respect); (d) any effect that results from changes affecting general worldwide economic or capital market conditions (to the extent such effect is not disproportionate with respect to Onyx in any material respect); (e) any effect resulting from compliance with the terms and conditions of the merger agreement; (f) any effect caused by an impact on Onyx’s relationships with its employees, customers, suppliers or partners directly attributable to the announcement or pendency of the merger; or (g) any shareholder class action litigation arising from allegations of a breach of fiduciary duty relating to the merger agreement.

Under the merger agreement, a material adverse effect with respect to M2M is any change, event, violation, inaccuracy, effect or circumstance that, individually or taken together, is or would be reasonably likely to prevent or materially delay the performance by M2M of any of its obligations under the merger agreement or the consummation of the merger and related transactions.

Onyx can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so.

Limitation on Consideration of Competing Proposals

Unless and until the merger agreement is terminated, Onyx shall not, and shall not authorize or permit its affiliates, officers, directors, employees, advisors or other representatives to:

•	continue any existing discussions, negotiations or communications with any parties conducted prior to the date of the merger agreement with respect to any competing transaction;

•	solicit, initiate or intentionally encourage any inquiries relating to any competing transaction; or

•	participate in any discussions or negotiations regarding, or furnish to any third party any information or data with respect to or provide access to the properties, offices, books, records, officers, directors or employees of, or take any other action to knowingly facilitate the making of, any proposal that constitutes, or may reasonably be expected to lead to, any competing transaction.

If, however, prior to obtaining the required vote of its shareholders to adopt the merger, the Onyx board of directors reasonably determines in good faith after consultation with financial advisors that an unsolicited proposal for a competing transaction constitutes or would reasonably be expected to lead to a superior competing transaction, then, to the extent required by the fiduciary obligations of the Onyx board of directors, as determined in good faith by a majority thereof after consulting with Onyx’s outside counsel, Onyx may, subject to Onyx’s providing prior written notice to M2M of its decision to take such action and compliance by Onyx with the terms of the merger agreement, furnish information with respect to Onyx to, and participate in direct or indirect discussions and negotiations with, such third party.

Onyx is also required to notify M2M promptly of any competing transaction, or any offer, proposal or inquiry that could reasonably be expected to lead to a competing transaction. The notice must include the material terms and conditions of such competing transaction. Onyx is required to promptly update M2M on the status and content of any material discussions or negotiations regarding the competing transaction and promptly inform M2M of any change in the price, structure or form of consideration or terms and conditions of such competing transaction.

Promptly upon a determination by the Onyx board of directors that a competing transaction constitutes a superior competing transaction, Onyx is required to deliver to M2M a written notice that the Onyx board of directors has received a superior competing transaction and specifying in detail the terms and conditions of such superior competing transaction and the identity of the person making such offer.

In response to a superior competing transaction that was not solicited, initiated, intentionally encouraged, participated in or otherwise facilitated by Onyx in breach of the terms of the merger agreement, the Onyx board of directors may, if it determines in good faith (after consulting with Onyx’s outside legal counsel) that the failure to do so would result in a breach of its fiduciary duties under applicable laws:

•	modify, or propose or resolve to modify, in a manner adverse to M2M or Orion Acquisition Corporation, its approvals and recommendations of the merger; or

•	terminate the merger agreement after (i) the third business day following M2M’s receipt of written notice from Onyx advising M2M that the Onyx board of directors is prepared to take such action (during which period Onyx is required to negotiate in good faith with M2M to revise the merger agreement so that the third party’s proposal no longer constitutes a superior competing transaction); provided, however, in the case of a subsequent notice of a superior competing transaction involving the same third party, the period of negotiation described above is reduced to one business day, and (ii) payment by Onyx of the termination fee. See “— Termination Fee.”

Under the merger agreement, a “competing transaction” is any proposal or offer, whether in writing or otherwise, from any third party to acquire beneficial ownership of all or more than fifteen percent of the assets of Onyx or fifteen percent or more of any class of equity securities of Onyx.

A “superior competing transaction” under the merger agreement is a bona fide, unsolicited written proposal or offer made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than fifty percent of the voting power of Onyx’s capital stock then outstanding or all or substantially all of Onyx’s assets on terms that its board of directors determines in good faith (after consulting with Onyx’s outside legal counsel and its financial advisor) are more favorable from a financial point of view to Onyx’s shareholders than the merger and the other transactions contemplated by the merger agreement, and is reasonably capable of being consummated.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger agreement by Onyx shareholders:

•	by the mutual written consent of M2M and Onyx;

•	by Onyx or M2M, if:

•	any court or governmental entity issues a final, nonappealable order or takes any other action permanently enjoining, restraining or otherwise preventing the merger; provided, however, that the party seeking to terminate for this reason did not initiate such proceeding or take any action in support of such proceeding;

•	Onyx shareholders’ approval of the merger agreement is not obtained at a duly held meeting;

•	the merger is not completed by November 30, 2006 (other than because of a breach of the merger agreement caused by the party seeking termination); or

•	the other party to the merger agreement breaches any of its representations, warranties, covenants or agreements that would give rise to a failure of a condition to the merger and (a) fails to cure its breach by November 30, 2006, (b) the breach is not reasonably capable of being cured prior to November 30, 2006 or (c) the breaching party does not initiate and sustain commercially reasonable efforts to cure the breach within ten business days following receipt by the breaching party of written notice of such breach;

•	by Onyx in order to enter into an agreement relating to a superior competing transaction, if Onyx has complied with its obligations described under “— Limitation on Consideration of Competing Proposals,” as they pertain to such superior competing transactions, and Onyx has paid the termination fees and expenses described below (see “— Termination Fee”);

•	by M2M, if:

•	Onyx’s board of directors (a) withdraws, or adversely modifies, its recommendation of the merger agreement, (b) fails to reaffirm its recommendation of approval of the merger agreement within ten business days after M2M requests in writing that such recommendation be reaffirmed, or (c) determines to accept, or recommends to Onyx shareholders, a competing transaction or a superior competing transaction; or

•	Onyx has materially breached any of its obligations under the merger agreement with respect to limitations on consideration of competing proposals, submission of the merger agreement to Onyx shareholders for their approval, Onyx’s disclosure obligations under this proxy statement or Onyx’s obligations to use commercially reasonable efforts to defend lawsuits challenging the merger.

Conduct of Business Pending the Merger

During the period from the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time of the merger, Onyx has agreed (and shall cause each of its subsidiaries) to:

•	maintain its existence in good standing under applicable laws;

•	conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice; and

•	use commercially reasonable efforts to preserve intact its assets, properties, contracts or other legally binding understandings, licenses and business organizations, keep available the services of its current officers and employees and preserve the current relationships of Onyx and its subsidiaries with customers, suppliers, distributors, lessors, licensors, licensees, creditors, employees, contractors and other persons with which Onyx or any of its subsidiaries has business relations.

In addition, Onyx has agreed, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time of the merger, not to do, cause or permit, and shall cause each of its subsidiaries not to do, cause or permit, any of the following (except to the extent expressly provided otherwise in the merger agreement or as consented to in writing by M2M):

•	declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of its capital stock;

•	adjust, split, combine or reclassify any of its capital stock or that of its subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or that of its subsidiaries;

•	repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its subsidiaries’ capital stock or any rights to acquire capital stock of Onyx or its subsidiaries;

•	issue, deliver or sell, pledge or encumber any shares of its or its subsidiaries capital stock or any rights to acquire capital stock of Onyx (other than the issuance of common shares (a) upon the exercise of Onyx stock options outstanding as of the date of the merger agreement, (b) pursuant to Onyx’s employee stock purchase plan, or (c) in the ordinary course of business and consistent with past practice to employees and directors of Onyx, so long as such additional Onyx common stock issued directly or subject to options granted by Onyx does not exceed 275,000 shares and any option grants are made at fair market value);

•	take any action that would reasonably be expected to result in any of the conditions to closing of the merger not being satisfied or that would impair the ability of Onyx to consummate the merger in accordance with the terms hereof or materially delay such consummation;

•	amend Onyx’s articles of incorporation or bylaws or equivalent organizational documents of Onyx’s subsidiaries;

•	incur, create, assume or otherwise become liable for any indebtedness for borrowed money, other than short-term borrowings under existing lines of credit (or under any refinancing of such existing lines) incurred in the ordinary course of business consistent with prior practice or assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any other person;

•	make any loans, advances or capital contributions to or investments in any other person (other than loans, advances, capital contributions or investments less than $250,000 made in the ordinary course of business consistent with prior practice);

•	merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked;

•	change its tax or financial accounting methods, principles or practices, except as required by generally accepted accounting principles or applicable laws;

•	alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or affiliates of Onyx, other than alterations or amendments (a) made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to Onyx or (b) as expressly contemplated by the merger agreement with respect to Onyx’s stock options and employee stock purchase plans;

•	terminate any officer or key employee of Onyx or any of its subsidiaries other than for good reason or for reasonable cause;

•	hire any new employees other than non-officer employees in the ordinary course of business consistent with past practice;

•	incur or commit to incur any capital expenditures, or any obligations or liabilities in connection with such capital expenditures that, individually or in the aggregate, are in excess of $150,000, except in the ordinary course of business consistent with past practice;

•	pay, discharge, settle or satisfy any liabilities, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business consistent with past practice, as required by any applicable law, as accrued for in Onyx’s financial statements or as required by the terms of any contract with Onyx, as in effect on the date of the merger agreement;

•	waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material adverse respect, or, subject to the terms of the merger agreement, fail to enforce, or consent to any material matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which Onyx or any of its subsidiaries is a party;

•	enter into, modify, amend or terminate (a) any contract that if so entered into, modified, amended or terminated could be reasonably likely to (i) have a material adverse effect with respect to Onyx, (ii) impair in any material respect the ability of Onyx to perform its obligations under the merger agreement or (iii) prevent or materially delay the consummation of the transactions contemplated by the merger agreement or (b) except in the ordinary course of business, any Onyx material contract;

•	maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

•	except as required by U.S. generally accepted accounting principles, revalue any of its material assets or make any changes in accounting methods, principles or practices;

•	enter into any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Internal Revenue Code of 1986, as amended, and related regulations;

•	engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of Onyx or other person covered by Item 404 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, that would be required to be disclosed under Item 404;

•	compromise or settle any suit, claim, action, investigation or proceeding directly relating to or affecting Onyx’s intellectual property or having a value or in an amount in excess of $100,000;

•	effectuate a “plant closing” or “mass layoff,” as those terms are defined in the United States Worker Adjustment and Retraining Notification Act, affecting in whole or in part any site of employment, facility, operating unit or employee of Onyx or any of its subsidiaries;

•	grant any material refunds, credits, rebates or other allowances by Onyx to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;

•	abandon or allow to lapse or expire any registration or application for material Onyx intellectual property; or

•	agree to take any of the actions described above.

Amendment; Extension and Waiver

Subject to applicable law, the merger agreement may be amended by the parties in writing by action authorized by each party’s board of directors at any time, except that after the merger agreement has been approved by Onyx shareholders, no such amendment, modification or supplement shall alter the amount or change the form of the consideration to be delivered to Onyx shareholders or alter or change any of the terms or conditions of the merger agreement if such alteration or change would adversely affect Onyx shareholders.

At any time prior to the effective time of the merger, the parties may, by written instrument signed on behalf of such parties:

•	extend the time for performance of the obligations of any other party to the merger agreement;

•	waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any related document; or

•	waive compliance by any other party with any agreements or conditions in the merger agreement.

Expenses

The merger agreement provides generally that regardless of whether the merger is consummated, all out-of-pocket expenses incurred by the parties shall be borne by the party incurring such expenses. M2M and Onyx will, however, share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in connection with filings made pursuant to applicable antitrust laws.

Termination Fee

If Onyx terminates the merger agreement to enter into a superior competing transaction or if the merger agreement is terminated because Onyx’s board of directors withdraws or adversely modifies its approval or recommendation of the merger, Onyx will be required to pay M2M a termination fee of $4,000,000 plus up to $500,000 of reasonably documented out-of-pocket fees payable and expenses incurred by M2M (including fees and expenses of counsel to M2M) in connection with the merger. If the merger agreement is terminated because of a failure of the Onyx shareholders to approve the merger with M2M, a failure to complete the merger with M2M by November 30, 2006 or an uncured breach by Onyx of any of the representations, warranties, covenants or agreements in the merger agreement, Onyx will be required to pay M2M an amount equal to five percent of the aggregate fair market value of the consideration paid to the Onyx shareholders in any merger with a party other than M2M that occurs within twelve months of the date of any such termination of the merger agreement.

Representations and Warranties

Each of Onyx and M2M made customary representations and warranties in the merger agreement. The representations and warranties of each party set forth in the merger agreement have been made solely for the benefit of the other party to the merger agreement and such representations and warranties should not be relied on by any other person. In addition, these representations and warranties (a) may have been qualified by disclosures made to the other party in connection with the merger agreement, (b) will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement, except if willfully false as of the date of the merger agreement, (c) are subject to a materiality standard that may differ from what may be viewed as material by investors and (d) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

Each of M2M and Onyx has made representations and warranties to the other relating to, among other things:

•	corporate organization and similar corporate matters;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	the absence of conflicts with organizational documents;

•	the absence of conflicts with or breaches or defaults under any obligation of the company that would create a material adverse effect with respect to such company;

•	outstanding and pending litigation;

•	engagement and payment of fees of brokers, investment bankers and finders; and

•	the accuracy of information in connection with this proxy statement.

In addition, Onyx has made other representations and warranties about itself to M2M as to, among other things:

•	Onyx’s capital structure;

•	satisfaction of certain state takeover statutes’ requirements;

•	documents filed by Onyx with the Securities and Exchange Commission, the accuracy of the financial statements and other information contained in such documents and the absence of undisclosed liabilities;

•	absence of certain changes or events that would have a material adverse effect;

•	Onyx’s compliance with applicable laws;

•	title to Onyx’s material properties and assets;

•	Onyx’s intellectual property;

•	environmental matters;

•	Onyx’s filing of tax returns and payment of material taxes;

•	matters relating to the Employee Retirement Income Security Act of 1974, as amended, and Onyx’s other employee benefits matters;

•	labor matters;

•	Onyx’s insurance policies;

•	certain of Onyx’s material contracts, including those with restrictions on Onyx’s business activities;

•	required third-party consents; and

•	Onyx’s receipt of an opinion from its financial advisor.

In addition, M2M has made other representations and warranties about itself to Onyx as to, among other things:

•	sufficient funds for M2M to consummate the transactions; and

•	the interim operations of Orion Acquisition Corporation.

Articles of Incorporation

The merger agreement provides that, after the effective time of the merger, the articles of incorporation of Orion Acquisition Corporation, as in effect immediately prior to the effective time of the merger, will be the articles of incorporation of the surviving corporation until thereafter amended, except that the articles of incorporation of the surviving corporation will be amended at the effective time of the merger to change the name of the surviving corporation to “Onyx Software Corporation.”

Bylaws

The merger agreement provides that the bylaws of Orion Acquisition Corporation, as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation following the merger until changed or amended.

Board of Directors and Officers of Surviving Corporation

The directors and officers of Orion Acquisition Corporation immediately prior to the merger will become the directors and officers of the surviving corporation following the merger.

SUPPORT AGREEMENT AND IRREVOCABLE PROXY

Each of Janice P. Anderson, Robert J. Chamberlain, Todd Chambers (Chief Marketing Officer), John S. Denault, Sheryl Loeffler (Vice President, Human Resources), Philip Minasian (Chief Strategy and Development Officer), Mary A. Reeder, Andrew Leonard Rees (Senior Vice President, International), Charles M. Boesenberg, Teresa A. Dial, William B. Elmore, William Porter, Daniel R. Santell and Robert M. Tarkoff, as trustee of The Tarkoff Living Trust DTD 12/08/99, who collectively beneficially own approximately 17.6% of Onyx’s outstanding common stock, has agreed, pursuant to a support agreement with Onyx and M2M dated as of June 5, 2006, that such individual, solely in such individual’s capacity as a shareholder and not in such individual’s capacity as a director or officer of Onyx, will:

•	appear at the special meeting or otherwise cause his, her or its shares to be counted as present for purposes of establishing a quorum;

•	vote, or execute consents in respect of, his, her or its shares in favor of approval by the shareholders of the merger agreement;

•	vote against the approval of any proposal made in opposition to or in competition with the consummation of the merger and the merger agreement;

•	vote against any proposal that would reasonably lead to or result in the conditions of M2M or Orion Acquisition Corporation’s obligations under the merger agreement not being fulfilled;

•	vote against any competing transaction;

•	vote against the election of a group of individuals to replace a majority or more of the individuals presently on the Onyx board of directors at every meeting of Onyx shareholders called with respect to any of the matters described above;

•	vote, or execute consents in respect of, his, her or its shares against any proposal that conflicts with the merger; and

•	not, and will not permit any entity under such shareholder’s control to, solicit proxies or participate in the solicitation of proxies with respect to a transaction that conflicts with the transactions contemplated by the merger agreement.

The support agreement will terminate on the earliest to occur of:

•	such date and time as the merger agreement is terminated in accordance with its terms;

•	an amendment to the merger agreement in a manner that reduces the aggregate consideration to be paid to any shareholder upon consummation of the merger or that changes the nature of the consideration in any way other than in a way that does not effect the amount of cash consideration; or

•	the effective time of the merger.

The support agreement terminates upon the termination of the merger agreement. Therefore, if Onyx were to terminate the merger agreement in connection with a superior competing offer, Onyx’s directors and officers who are party to the support agreement would no longer be bound by their obligations thereunder. In addition, pursuant to the support agreement, each of Onyx’s directors and officers who are party to the support agreement have granted an irrevocable proxy to the members of the board of M2M to vote their respective shares in accordance with the terms of the support agreement. The irrevocable proxy shall remain effective until the earliest of (a) the termination of the merger agreement, (b) amendment of the merger agreement in a manner that reduces the aggregate consideration to be paid to any shareholder upon consummation of the merger or changes the nature of the consideration in any way, other than a change that does not change the amount of the cash consideration, and (c) the effective time of the merger.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Onyx common stock on an as-converted basis as of June 21, 2006 for:

•	each person who is known by Onyx to beneficially own more than 5% of the outstanding shares of Onyx common stock;

•	each director;

•	each executive officer named in the summary compensation table of Onyx’s definitive proxy statement filed with the Securities and Exchange Commission on April 28, 2006; and

•	all of Onyx’s directors and executive officers as a group.

On June 21, Onyx had 18,573,970 shares of common stock outstanding. To Onyx’s knowledge, the beneficial owners listed below have sole voting and investment power with respect to the shares shown as beneficially owned as of that date, except for Loeb Arbitrage Fund and affiliates, with respect to which the information in this table is as of June 19, 2006, Diker GP, LLC and affiliates, with respect to which the information in this table is as of December 31, 2005, and Austin W. Marxe and David M. Greenhouse, with respect to which the information in this table is as of June 20, 2006. Under rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options exercisable currently or within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the option, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Number of Shares
Name and Address of Beneficial Owners(1)	Beneficially Owned	Percentage

Executive Officers
Janice P. Anderson(2)	412,186	2.2%
Robert J. Chamberlain(3)	121,400	*
John S. Denault(4)	98,375	*
Mary A. Reeder(5)	256,587	1.4
Brian C. Henry	—	—
Mark P. Mader	—	—
Other Directors
Charles M. Boesenberg(6)	7,500	*
Teresa A. Dial(7)	477,331	2.6
William B. Elmore(8)	2,622,334	14.1
William Porter(6)	50,000	*
Daniel R. Santell(6)	92,187	*
Robert M. Tarkoff(9)	153,525	*
All directors and executive officers as a group (10 persons)(10)	4,291,425	23.1
Other Principal Shareholders
Loeb Arbitrage Fund and affiliates(11)	1,543,306	8.3
Diker GP, LLC and affiliates(12)	1,636,901	8.8
Austin W. Marxe and David M. Greenhouse(13)	1,866,327	10.1
Elmore Family Investments, L.P.(14)	2,350,339	12.7

*	Less than 1% of the outstanding shares of common stock.

(1)	The address for Loeb Arbitrage Fund and affiliates is c/o Loeb Partners Corporation, 61 Broadway, New York, NY 10006. The address for Diker GP, LLC and affiliates is 745 Fifth Avenue, Suite 1409, New York,

NY 10151. The address for Messrs. Marxe and Greenhouse is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(2)	Includes 351,353 shares subject to options exercisable currently or within 60 days of June 21, 2006.

(3)	Includes 50,000 shares subject to options exercisable currently or within 60 days of June 21, 2006 and 400 shares of common stock held by Mr. Chamberlain’s minor son, of which shares he disclaims beneficial ownership.

(4)	Includes 77,375 shares subject to options exercisable currently or within 60 days of June 21, 2006.

(5)	Includes 232,475 shares subject to options exercisable currently or within 60 days of June 21, 2006, of which options representing 32,500 shares were exercised on June 23, 2006.

(6)	Represents shares subject to options exercisable currently or within 60 days of June 21, 2006.

(7)	Includes 102,187 shares subject to options exercisable currently or within 60 days of June 21, 2006.

(8)	Includes 3,095 shares held by Foundation Capital Entrepreneurs Fund L.L.C., which is affiliated with Foundation Capital Management, L.L.C. Mr. Elmore is a member of Foundation Capital Management, L.L.C., and disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest arising from his interest in Foundation Capital Management, L.L.C. Also includes 176,713 shares held by the Elmore Family Trust, of which Mr. Elmore is trustee, 2,350,399 shares held by Elmore Family Investments, L.P., of which Mr. Elmore is general partner, and 92,187 shares subject to options exercisable currently or within 60 days of June 21, 2006.

(9)	Represents 93,525 shares held by a family trust, of which Mr. Tarkoff is trustee, and 60,000 shares subject to options exercisable currently or within 60 days of June 21, 2006.

(10)	Includes 1,115,264 shares subject to options exercisable currently or within 60 days of June 21, 2006.

(11)	The information in this table for Loeb Arbitrage Fund and affiliates, or Loeb, is based solely on a Schedule 13D/A filed by Loeb with the Securities and Exchange Commission regarding its beneficial ownership of Onyx common stock on June 19, 2006.

(12)	The information in this table for Diker GP, LLC and affiliates, or the Diker Group, is based solely on a Schedule 13G/A filed by the Diker Group with the Securities and Exchange Commission regarding its beneficial ownership of Onyx common stock on December 31, 2005.

(13)	The information in this table for Austin W. Marxe and David M. Greenhouse is based solely on a Form 4 filed by Messrs. Marxe and Greenhouse with the Securities and Exchange Commission regarding their beneficial ownership of Onyx common stock on June 20, 2006.

(14)	William B. Elmore, a director of Onyx, is general partner of Elmore Family Investments, L.P. See footnote (8) above.

OTHER MATTERS

As of the date of this proxy statement, the Onyx board of directors does not intend to present, and has not been informed that any other person intends to present, any matters for consideration at the special meeting other than the matters specifically referred to in this proxy statement. If other matters properly come before the special meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

FUTURE SHAREHOLDER PROPOSALS

If the merger is consummated, there will be no public shareholders of Onyx and no public participation in any future meetings of shareholders of Onyx. If the merger is not consummated, however, Onyx will hold its 2007 annual meeting of shareholders. If such meeting is held, shareholder proposals that are intended to be included in Onyx’s 2007 annual proxy statement for presentation at Onyx’s 2007 annual meeting of shareholders should be sent to Onyx no later than January 10, 2007 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Shareholders that intend to present a proposal that will not be included in the proxy statement and form of proxy must give notice of the proposal to Onyx no fewer than 60 days or more than 90 days prior to the date of the 2007 annual meeting. Even if Onyx receives a proposal from a qualified shareholder in a timely manner, it will not guarantee that proposal’s inclusion in Onyx’s proxy materials or its presentation at the

2007 annual meeting because there are other requirements in the proxy rules that a proposal must meet in order to be included and presented.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

Shareholders who share a single address will receive only one proxy statement at that address unless Onyx has received instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce Onyx’s printing and postage costs. However, if a shareholder of record at such address wishes to receive a separate copy of this proxy statement or future proxy statements (as applicable), he, she or it may contact Onyx’s Investor Relations Department, 1100 112th Avenue NE, Bellevue, WA 98004, (425) 451-8060. Onyx will deliver separate copies of this proxy statement immediately upon written or oral request. If a shareholder is receiving multiple copies of this proxy statement, he, she or it can request householding by contacting Onyx in the same manner. If a shareholder owns shares of Onyx’s stock through a bank, broker or other shareholder, such shareholder may request additional copies of this proxy statement or request householding by contacting the shareholder of record.

WHERE YOU CAN FIND MORE INFORMATION

Onyx files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at, or obtain copies of this information by mail from, the Securities and Exchange Commission’s Public Reference Room, 100 F Street, NE, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room. All of Onyx’s filings are also available on the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

In addition, Onyx will mail without charge, upon written request, a copy of Onyx’s annual report on Form 10-K for the fiscal year ended December 31, 2005, including the financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Onyx Software Corporation, 1100 112th Avenue NE, Bellevue, WA 98004, Attention: Investor Relations.

M2M has supplied all information contained in this proxy statement relating to M2M and Onyx has supplied all such information relating to Onyx.

Onyx shareholders should not send in their Onyx stock certificates until they receive the transmittal materials from the paying agent.  Onyx shareholders of record who have further questions about their share certificates or the exchange of their Onyx common stock for cash should call the proxy solicitor:

The Altman Group, Inc.
Banks and Brokers Call: 1 (201) 806-7300
All Others Call Toll-Free: 1 (800) 581-5607

You should rely only on the information contained in this proxy statement. Onyx has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated June 29, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to shareholders nor the issuance of cash in the merger creates any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
M2M HOLDINGS, INC.,
ORION ACQUISITION CORPORATION
AND
ONYX SOFTWARE CORPORATION
Dated as of June 5, 2006

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this “Agreement”), dated as of June 5, 2006, is by and among M2M Holdings, Inc., a Delaware corporation (“Parent”), Orion Acquisition Corporation, a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Sub”), and Onyx Software Corporation, a Washington corporation (the “Company”).

RECITALS

A. The Company and Merger Sub each have determined that it is advisable, fair to and in the best interests of its shareholders to effect a merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Washington Business Corporation Act (the “WBCA”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.01 per share of the Company (together with each associated share purchase right (each, a “Right”) under the Company’s Rights Agreement dated as of October 25, 1999, by and between the Company and Mellon Investor Services LLC, as rights agent, as amended by Amendment No. 1 to Rights Agreement dated as of March 5, 2003 (the “Rights Plan”)) (the “Company Common Stock”), shall be converted into the right to receive cash, as set forth herein, all upon the terms and subject to the conditions of this Agreement.

B. The Board of Directors of the Company (the “Company Board of Directors”) has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its shareholders (the “Company Shareholders”) and (iii) adopted this Agreement and the “plan of merger” (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement, and recommended the approval by the Company Shareholders of the Merger and the “plan of merger” (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement.

C. The Board of Directors of Merger Sub has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole shareholder and (iii) adopted this Agreement and the “plan of merger” (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement, and recommended the approval by its sole shareholder of the Merger and the “plan of merger” (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement.

D. Simultaneously with the execution and delivery of this Agreement, certain Company Shareholders have entered into support agreements (the “Support Agreements”), dated as of the date hereof, with Parent, pursuant to which, among other things, such Company Shareholders have agreed to vote their shares in favor of the approval of this Agreement and the “plan of merger” (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement and against any competing proposals.

E. Certain capitalized terms used in this Agreement are defined in Article IX, and Annex I includes an index of all capitalized terms used in this Agreement.

AGREEMENT

In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.

(a) Promptly following execution of this Agreement, Parent and Merger Sub shall cause Merger Sub to be reincorporated as a Washington corporation (the “Reincorporation”) by way of a merger of Merger Sub with and into a Washington corporation wholly owned by Merger Sub. In connection with the Reincorporation, the surviving entity shall execute a joinder to this Agreement and agree to be bound as “Merger Sub” hereunder and, from and after the Reincorporation, all references to Merger Sub herein shall be deemed to refer to such surviving entity.

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the WBCA, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation under the Laws of the State of Washington.

(c) The Merger shall have the effects set forth in Chapter 23B.11 of the WBCA and other applicable Law. Accordingly, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and shall be subject to all restrictions, disabilities, debts, duties and Liabilities of the Company and Merger Sub.

Section 1.2  Closing.  Subject to the terms and conditions of this Agreement, the Closing will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the second Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (the “Closing Date”), at the offices of Kirkland & Ellis LLP, 555 California Street, San Francisco, California 94104, unless another time, date or place is agreed to in writing by the parties.

Section 1.3  Effective Time.  On the Closing Date and subject to the terms and conditions hereof, the Articles of Merger shall be delivered for filing with the Washington Secretary. The Merger shall become effective at the Effective Time. If the Washington Secretary requires any changes in the Articles of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Merger Sub and the Company shall execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

Section 1.4  Conversion of the Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Except as provided in Section 1.4(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenter Shares) (the “Shares”) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive $4.80 in cash, without interest (the “Merger Consideration”), upon surrender of the certificate representing such Shares as provided in Article II. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

(b) Each Share that is owned by the Company (or any Subsidiary of the Company) as treasury stock or otherwise and each Share owned by Parent shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.5  Organizational Documents.

(a) At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that such Articles of Incorporation shall be amended to change the name of the Surviving Corporation to “Onyx Software Corporation.” Thereafter, as so amended, the Articles of Incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law.

(b) At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be amended to refer to “Onyx Software Corporation.” Thereafter, as so amended, the Bylaws of the Surviving Corporation may be amended or repealed in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by Law.

Section 1.6  Directors of the Surviving Corporation.  The Company shall cause to be delivered to Parent, promptly after the date hereof, resignations of all the directors of the Company to be effective upon the consummation of the Merger. At the Effective Time, the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Articles of Incorporation and Bylaws of the Surviving Corporation.

Section 1.7  Company Stock Options.

(a) At the Effective Time, each then-outstanding Company Stock Option, including unvested Company Stock Options, shall be cancelled, (i) in the case of a Company Stock Option having a per share exercise price less than the Merger Consideration, for the right to receive from the Surviving Corporation for each share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (B) the amount by which the Merger Consideration exceeds the per share exercise price of such Company Stock Option, or (ii) in the case of a Company Stock Option having a per share exercise price equal to or greater than the Merger Consideration, without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Stock Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Stock Option.

(b) Prior to the Effective Time, the Company shall take such actions as may be necessary to give effect to the transactions contemplated by this Section 1.7, including, but not limited to, satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act.

(c) Except as otherwise agreed to by the parties, (i) the Company Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no participant in the Company Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

(d) Prior to the Effective Time, the Company shall deliver to the holders of Company Stock Options notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

Section 1.8  Company Warrants.  As a result of the Merger, from and after the Effective Time, each Company Warrant shall be exercisable for, during the period specified in such Company Warrant and upon payment of such Company Warrant’s exercise price, only the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock deliverable upon exercise of such Company Warrant as if exercised immediately prior to the Effective Time.

Section 1.9  Restricted Stock.  If any share of Company Common Stock outstanding immediately prior to the Effective Time is unvested or subject to a repurchase option, then, effective immediately prior to the Effective Time, any such share of Company Common Stock shall be fully vested and any repurchase option shall lapse.

Section 1.10  Company ESPP.  Prior to the Effective Time, the Company shall take all actions necessary pursuant to the terms of the Company ESPP to (i) shorten each currently ongoing purchase and/or offering period under the Company ESPP that extends beyond the Effective Time (the “Current Offerings”) such that a new purchase date for each such Current Offering shall occur prior to the Effective Time and shares of Company Common Stock shall be purchased by the Company ESPP participants prior to the Effective Time, and (ii) preclude the commencement of any new purchase or offering period. The Company shall take all actions necessary so that the

Company ESPP shall terminate immediately prior to the earlier of (A) the Effective Time and (B) the date upon which the Company ESPP terminates by its terms.

Section 1.11  Dissenter Shares.  Notwithstanding anything in this Agreement to the contrary, any Dissenter Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 1.4(a), but instead such holders of Dissenter Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Chapter 23B.13. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose dissenters’ rights under Chapter 23B.13 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Chapter 23B.13, then the right of such holder to be paid the fair value of such holder’s Dissenter Shares under Chapter 23B.13 shall cease and such Dissenter Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 1.4(a), without interest. The Company shall serve prompt notice to Parent of any assertion of dissenters’ rights with respect to any of the Shares, attempted withdrawals of such assertion of dissenters’ rights and any other instruments served pursuant to Chapter 23B.13 received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, or as otherwise required under the WBCA, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 1.12  Adjustments to Prevent Dilution.  Notwithstanding the restrictions contained in Section 5.1, in the event that the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1  Paying Agent.  Prior to the Effective Time, Parent shall appoint the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this Article II. After the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent on a timely basis, if and when needed for the benefit of the Company Shareholders and for payment in accordance with this Article II through the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”), payable pursuant to Section 1.4 in exchange for outstanding Shares. Any income from investment of the Exchange Fund, which shall be in accordance with the instructions of Parent, will be payable solely to Parent.

Section 2.2  Exchange Procedures.

(a) As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 1.4: (i) a letter of transmittal (a “Letter of Transmittal”) that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 2.6) and (B) shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.

(b) Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the applicable amount of cash that such holder has the right to receive pursuant to Section 1.4 and (ii) the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 2.2, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.

(c) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

Section 2.3  No Further Ownership Rights.  All Merger Consideration paid upon the surrender for exchange of the Certificates representing Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenter Shares.

Section 2.4  Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Shareholders on the date 365 days after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Shareholder is entitled under this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto and only as a general creditor thereof.

Section 2.5  No Liability.  None of Parent, the Surviving Corporation or Merger Sub shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares two (2) years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law or Order, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 2.6  Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration.

Section 2.7  Withholding of Tax.  Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares and or Company Stock Options such amount as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity in accordance with applicable Law or Order and (b) treated for all purposes of this Agreement as having been paid to the former holder of a Certificate or Company Stock Option in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement, and except as set forth in the Company Reports (to the extent it is reasonably apparent that any such disclosure set forth in the Company Reports would qualify the representations and warranties contained herein), the Company represents and warrants to each of the other parties hereto as follows:

Section 3.1  Organization and Good Standing; Charter Documents.

(a) The Company and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, (ii) has full corporate (or, in the case of any Subsidiary that is not a corporation, other) power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.

(b) The copies of the Company Articles of Incorporation and Company Bylaws that are filed as exhibits to the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Articles of Incorporation or the Company Bylaws and will not be in violation of any of the provisions of the Company Articles of Incorporation or Company Bylaws, as such Company Articles of Incorporation and Company Bylaws may be amended (subject to Section 5.1) between the date hereof and the Closing Date. The Company has made available to Parent true and complete copies of the minute books of the Company from January 1, 2004 and through the date of this Agreement (except for minutes and consents of the Company Board of Directors or any committee thereof relating to the evaluation of the transactions contemplated hereby and the consideration of strategic alternatives relating to the Company).

Section 3.2  Authority for Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.

(b) As of the date of this Agreement, each of the Company and the Company Board of Directors has taken all action required to be taken by it to exempt this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby from, and this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby, are exempt from the requirements of, any and all Antitakeover Laws.

Section 3.3  Capitalization.

(a) The authorized capital stock of the Company consists of 80,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock. As of the date hereof, 18,498,858 shares of Company Common Stock are issued and outstanding, no shares of preferred stock are issued and outstanding and no shares of Company Common Stock or preferred stock are held in the Company’s treasury. All outstanding Shares are, and any additional Shares issued after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, free of any Encumbrances other than Encumbrances imposed upon the holder thereof by reason of the acts or omissions of such holder, not subject to any preemptive rights or rights of first refusal created by statute, and issued in compliance in all material respects with all applicable federal and state securities Laws.

(b) As of the date hereof, 3,533,535 Company Stock Options are outstanding pursuant to the Company Option Plans, each such Company Stock Option entitling the holder thereof to purchase one share of Company Common Stock, and 3,533,535 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the exercise of such Company Stock Options. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and issued in compliance in all material respects with all applicable federal and state securities Laws. Except as set forth above and other than the Rights, the Company Warrants and rights pursuant to the Company ESPP, as of the date of this Agreement, there are no Company Stock Rights. The copies of the Company Option Plans that are filed as exhibits to the Company 10-K are complete and correct copies thereof as in effect on the date hereof.

(c) As of the date hereof, the Company has reserved 345,962 shares of Company Common Stock for issuance under the Company ESPP.

(d) As of the date hereof, the Company had reserved 205,000 shares of Company Common Stock for issuance upon exercise of the Company Warrants.

(e) As of the date hereof, 241,000 shares of Company Common Stock are subject to a repurchase option in favor of the Company that lapses over a vesting period related to the holder’s period of employment. Except as set forth above, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares or to pay any dividend or make any other distribution in respect thereof. As of the date hereof, except for the Support Agreements, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of stock of the Company.

(f) There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

(g) There are no preemptive rights of first refusal, co-sale rights, “drag-along” rights or registration rights granted by the Company with respect to the Company’s capital stock and in effect as of the date hereof.

(h) Except for the Company’s repurchase rights with respect to unvested shares issued under the Company Option Plans, there are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person.

Section 3.4  Company Subsidiaries.  A true and complete list of all the Subsidiaries of the Company is set forth in Exhibit 21 to the Company 10-K. The Company or one of its Subsidiaries is the record and beneficial owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Encumbrances. Except for the capital stock of, or other equity or voting interests in, the Subsidiaries set forth on Exhibit 21 to the Company 10-K, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person. The Certificate of Incorporation and Bylaws (or other organizational documents) of each Subsidiary of the Company have been delivered or otherwise made available to Parent.

Section 3.5  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the approval of the “plan of merger” (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Articles of Incorporation or Company Bylaws, or the equivalent charter documents of any Subsidiary of the Company, (ii) conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any property or asset of the Company or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Company Material Adverse Effect.

(b) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock as of the record date to be established for the Company Shareholders Meeting, voting as a single class, at the Company Shareholders Meeting, in favor of adopting this Agreement is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

(c) The Company Board of Directors has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and the Company Shareholders and (iii) adopted this Agreement and the “plan of merger” (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement, and recommended the approval by the Company Shareholders of the Merger and the “plan of merger” (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement.

(d) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of a premerger notification and report form by the Company under the HSR Act, and any applicable filings and approvals under any other Antitrust Law, (ii) the filing with the SEC of the Proxy Statement, as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (iii) any filings or notifications required under the rules and regulations of Nasdaq of the transactions contemplated hereby, and (iv) the filing of the Articles of Merger with the Washington Secretary and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business.

Section 3.6  Compliance.  The Company and its Subsidiaries hold all Company Permits, except where the failure to hold such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. All such Company Permits are in full force and effect and the Company and its Subsidiaries are in compliance with the terms of the Company Permits and all applicable Laws, except where the failure to so maintain such Company Permits or to so comply would not be reasonably expected to have a Company Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted in violation of any Law or Order, except for violations that would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any material notice to the effect that the Company or any of its Subsidiaries is not in compliance with the terms of such Company Permits or any such Laws. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or their respective businesses is pending or, to the Knowledge of the Company, threatened.

Section 3.7  Litigation.

(a) There are no claims, actions, suits, proceedings, governmental investigations, inquiries or subpoenas which are either (i) pending against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any current or former supervisory employee of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries or (ii) to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any current or former supervisory employee of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries. Neither the Company nor

any Subsidiary of the Company is subject to any outstanding Order that could reasonably be expected to have a Material Adverse Effect on the Company or is reasonably expected to prevent or delay the consummation of the transactions contemplated by this Agreement. There is not currently any internal investigation or inquiry being conducted by the Company, the Company Board of Directors or any third party or Governmental Entity at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 3.8  Company Reports; Financial Statements.

(a) The Company has timely filed all Company Reports required to be filed with the SEC on or prior to the date hereof and will timely file all Company Reports required to be filed with the SEC after the date hereof and prior to the Effective Time. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. Each Company Report has complied, or will comply as the case may be, in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) contained or will contain, as the case may be, when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(b) Each of the Chief Executive Officer and Chief Financial Officer has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the applicable Company Reports filed prior to the date hereof (collectively, the “Certifications”) and the statements contained in such Certifications are accurate in all material respects as of the filing thereof.

(c) The Company has made available (including via the SEC’s EDGAR system, as applicable) to Parent all of the Company Financial Statements. All of the Company Financial Statements comply in all material respects with applicable requirements of the Exchange Act and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

(d) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the reports the Company files or submits under the Exchange Act is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities.

(e) The Company is, and since enactment of the Sarbanes-Oxley Act has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(f) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K promulgated under the Exchange Act, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed, by filing a Form 8-K, any change in or waiver of the Company’s code of ethics, as required by Section 406(b) of Sarbanes-Oxley Act. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics.

(g) There are no Liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company, are required by GAAP to be set forth on the Company Financial Statements and are not set forth on the Company Financial Statements, other than (i) Liabilities incurred on behalf of the Company under this Agreement and (ii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005, none of which would reasonably be expected to have a Company Material Adverse Effect.

Section 3.9  Absence of Certain Changes or Events.  Since December 31, 2005, except as disclosed in the Company 10-K or in Company Reports since December 31, 2005 through to the date of this Agreement, and except as specifically contemplated by, or as disclosed in, this Agreement, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and, since such date, there has not been, with respect to either the Company or any of its Subsidiaries, (i) any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1 or (ii) any Company Material Adverse Effect.

Section 3.10  Taxes.

(a) The Company and each of its Subsidiaries has timely filed and will timely file with the appropriate Governmental Entities all Tax Returns that are required to be filed by it prior to the Effective Time. All such Tax Returns were correct and complete in all material respects and, in the case of Tax Returns to be filed, will be correct and complete in all material respects. All Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on such Tax Returns) have been timely paid and, in the case of Tax Returns to be filed, will be timely paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction. There are no security interests or other liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable.

(b) The Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Third Party.

(c) There is no dispute concerning any Tax Liability of the Company or any of its Subsidiaries raised by any Governmental Entity in writing to the Company or any of its Subsidiaries that remains unpaid, and the Company has not received written notice of any threatened audits or investigations relating to any Taxes nor otherwise has any Knowledge of any material threatened audits or investigations relating to any Taxes, in each case for which the Company or any of its Subsidiaries may become directly or indirectly liable.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency.

(e) The unpaid Taxes of the Company and its Subsidiaries did not, as of December 31, 2005, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet set forth in the Company Financial Statements as of such date (disregarding any notes thereto). Neither the Company nor any of its Subsidiaries has incurred any Tax Liability since December 31, 2005 other than a Tax Liability in the ordinary course of business.

(f) The Company has made available to Parent complete and accurate copies of all Tax Returns filed by the Company and any of its Subsidiaries on or prior to the date hereof for all tax periods beginning on or after December 31, 2005.

(g) There are no agreements relating to the allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party.

(h) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of law to which the Company or any of its Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent.

(i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. Neither the Company nor any of

its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and Parent is not required to withhold tax on the purchase of the Company by reason of Section 1445 of the Code. Neither the Company nor any of its Subsidiaries has constituted either an “expatriated entity” within the meaning of Section 7874(a)(2)(A) of the Code or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(j) Neither the Company nor any of its Subsidiaries has agreed, or is it required, to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party, and the IRS has not proposed any such adjustment or change in accounting method in writing nor, to the Knowledge of the Company, otherwise proposed any material adjustment or change in accounting method, nor does the Company or any of its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(k) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any of its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(m) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) arising out of the transactions contemplated by this Agreement.

Section 3.11  Title to Personal Properties; No Real Property.  Each of the Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its tangible personal properties and assets reflected in the Company 10-K or acquired after December 31, 2005 (other than assets disposed of since December 31, 2005 in the ordinary course of business consistent with past practice), in each case free and clear of all Encumbrances, except for Encumbrances that secure indebtedness and that are properly reflected in the Company 10-K and Encumbrances that can be removed for a cost of less than $100,000. The tangible personal property and assets of the Company and its Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are operated in accordance with all applicable licenses, permits, consents and governmental authorizations, and are usable in the regular and ordinary course of business, except as would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries either owns, or has valid leasehold interests in, all tangible personal properties and assets used by it in the conduct of its business, except where the absence of such ownership or leasehold interest would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any of its tangible personal properties or assets (other than the sale of the Company’s products in the ordinary course of business) with an individual value in excess of $100,000 or an aggregate value in excess of $250,000. Neither the Company nor any of its Subsidiaries owns any real property. Each of the Company and its Subsidiaries has complied with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such non-compliances or failures to be in full force and effect that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The leased real property identified in Schedule 3.11 comprises all of the real property used in the Company’s business, and is occupied by the Company pursuant to the leases listed on Schedule 3.11. The Company has made available to Parent and Merger Sub a true and complete copy of each such lease document.

Section 3.12  Officers, Directors, Employees and Affiliates.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any Employment Agreement and, except as otherwise contemplated by Section 1.7, Section 1.8 and Section 1.9, no severance or other payment will become due or benefits or compensation increase or accelerate as a result of the transactions contemplated by this Agreement, solely or together with any other event, including a subsequent termination of employment.

(b) Except for compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries, no director, officer or other Affiliate or Associate of the Company or any entity in which, to the Knowledge of the Company, any such director, officer or other Affiliate or Associate owns any beneficial interest (other than a beneficial interest in a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any such Persons) is currently a party to or has any interest in (i) any partnership, joint venture, contract, arrangement or understanding with, or relating to, the business or operations of the Company or its Subsidiaries in which the amount involved exceeds $100,000 per annum, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or its Subsidiaries, or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the business or operations of the Company or its Subsidiaries.

Section 3.13  Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan. The Company has not been notified that any Company Benefit Plan is undergoing an audit or is subject to an investigation of the IRS, the United States Department of Labor or any other Governmental Entity.

(b) In respect of each Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent plan documents or written agreement thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such Company Benefit Plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments), financial statements and actuarial reports for the past three (3) years; and (iv) the most recent IRS determination or opinion letter.

(c) Neither the Company nor any entity treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code maintains or is required to contribute to any Company Benefit Plan that (i) is a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, or (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law).

(d) The Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code are subject to current favorable determination or opinion letters from the IRS and, to the Knowledge of the Company, nothing has occurred that is reasonably likely to result in the revocation of such letter.

(e) The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable laws.

(f) There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the Knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company or its Subsidiaries as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof, which would reasonably be expected to have a Company Material Adverse Effect.

(g) Except as set forth in Section 3.13(g) of the Company Disclosure Letter, none of the Company Benefit Plans are subject to any law or applicable custom of any jurisdiction outside of the United States.

(h) All contributions or premiums due with respect to any Company Benefit Plan for all periods ending on or before the date of this Agreement have been made (or accrued on the Company Financial Statements) in accordance with the terms of the applicable plans and in accordance with historical practice.

Section 3.14  Labor Relations.

(a) The Company and its Subsidiaries are in compliance with all applicable Laws and Orders governing or concerning conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including the Labor Laws, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.

(b) The employees of the Company and its Subsidiaries have not been, and currently are not, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board, including the NLRB, or certified or voluntarily recognized by any other Governmental Entity and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Company or its Subsidiaries. There has not been, nor is there existent or, to the Knowledge of the Company, threatened, any material strike, slowdown, picketing or work stoppage by the employees of the Company or its Subsidiaries.

(c) No claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record-keeping violations has been filed or is pending or, to the Knowledge of the Company, is threatened under the FLSA, the Davis-Bacon Act, the Walsh-Healey Act or the Service Contract Act, or any other Law. No discrimination, illegal harassment and/or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of the Company, is threatened against the Company or any Subsidiary under the 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other federal Law or comparable state fair employment practices act or foreign Law, including any provincial Law regulating discrimination in the workplace. No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company or any of its Subsidiaries and their respective employees has been filed or is pending or, to the Knowledge of the Company, is threatened against the Company or any of its Subsidiaries under any applicable Law.

Section 3.15  Contracts and Commitments.

(a) Neither the Company nor any of its Subsidiaries is a party to, is bound or affected by, or receives any benefits under, any agreement, contract or legally binding understanding, whether oral or written: (i) providing for (A) aggregate noncontingent payments by or to the Company or any of its Subsidiaries in excess of $100,000 or (B) potential payments by or to the Company or any of its Subsidiaries reasonably expected to exceed $250,000; (ii) limiting the freedom of the Company to engage in any line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography, or to hire any individual or group of individuals; (iii) that after the Effective Time would have the effect of limiting in any respect the freedom of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) to engage in any line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography, or to hire any individual or group of individuals; (iv) involving any joint venture, partnership or similar arrangement; (v) relating to the borrowing of money or the guarantee of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business); (vi) containing severance or termination pay Liabilities related to termination of employment; (vii) related to product supply, manufacturing, distribution or development; (viii) relating to the acquisition, transfer, development or sharing of any Intellectual Property (except for any Company contracts pursuant to which (1) any Intellectual Property is licensed to the Company or any of its Subsidiaries under any third party software license generally available to the public or (2) any material Intellectual Property is licensed by the Company or any of its Subsidiaries in the ordinary course of business pursuant to which the Company’s Software is licensed to a third-party customer, (3) commercially available over-the-counter “shrink-wrap” licenses are used by the Company or any of its Subsidiaries in the operation of its business, or (4) non-negotiated licenses of third party Intellectual Property are embedded in equipment or fixtures and are used by the Company or any of its Subsidiaries for internal purposes only); (ix) which provide for indemnification by the Company of any officer, director or employee of the Company; (x) containing “standstill” or similar provisions to which the Company is subject and restricted; (xi) pursuant to which the Company or any Subsidiary of the Company has any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, or otherwise in respect of any obligation of any Person, or any capital maintenance, keep-well or similar agreements or arrangements in any such case which, individually is in excess of $100,000; (xiii) involving the lease of real property with aggregate annual rent payments in excess of $100,000; (xiii) to which the Company or any Subsidiary of the Company is a party and pursuant to which any person is authorized to use or has an option to obtain the right to use any material Company Intellectual Property, including any material license or sublicense of Company Intellectual Property; (xiv) pursuant to which the Company or any of its Subsidiaries is authorized to use any material Intellectual Property of any Third Party (except for any Company contracts pursuant to which (1) any Intellectual Property is licensed to the Company or any of its Subsidiaries under any third party software license generally available to the public or (2) licenses in which either the aggregate noncontingent payments by the Company are not in excess of $100,000 or the potential payment to or by the Company is not expected to exceed $250,000); or (xv) otherwise required to be filed as an exhibit to an Annual Report on Form 10-K, as provided by Rule 601 of Regulation S-K promulgated under the Exchange Act. Each contract of the type described in the immediately preceding sentence is referred to herein as a “Company Material Contract.” The Company has heretofore made available to Parent a complete and correct copy of each Company Material Contract, including any amendments or modifications thereto.

(b) Each Company Material Contract is valid and binding on the Company or its Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and is enforceable against the Company in accordance with its terms and, to the Knowledge of the Company, against each other party thereto (in each case, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relieve and other equitable remedies), and the Company and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them under each Company Material Contract and, to the Knowledge of the Company, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation or default under (or any condition that with the passage of time or the giving of notice, or both, would cause such a violation of or default under) any Company Material Contract or any other agreement or contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have a Company Material Adverse Effect.

(c) To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time), would reasonably be expected to: (a) result in a material violation or breach of any provision of any Company Material Contract; (b) give any Person the right to declare a default or exercise any remedy under any Company Material Contract; (c) give any person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (d) give any Person the right to accelerate the maturity or performance of any Company Material Contract; or (e) give any Person the right to cancel terminate or modify any Company Material Contract, in each case, in a manner that would reasonably be expected to have a Company Material Adverse Effect.

Section 3.16  Intellectual Property.

(a) The Company or each of its Subsidiaries owns, or is licensed under, or otherwise possesses sufficient rights under, the Intellectual Property necessary for the conduct the business of the Company or its Subsidiaries as currently conducted, except that, with respect to patents, the representation and warranty in this sentence is limited to the Knowledge of the Company.

(b) Section 3.16(b) of the Company Disclosure Letter lists all patents and pending patent applications, all trademark registrations and applications and material unregistered trademarks, trade names and service marks, and all registered copyrights, and domain names included in the Company Intellectual Property, including, to the extent applicable, the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. To the Knowledge of the Company, all necessary and material registration, maintenance and renewal fees in connection with the foregoing have been paid and all necessary material documents and certificates in connection with the foregoing have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining the foregoing. To the Company’s Knowledge, there are no actions that are required to be taken by Company within 120 days of the date of this Agreement with respect to any of the foregoing, except as set out in Section 3.16(b) of the Company Disclosure Letter. Section 3.16(b) of the Company Disclosure Letter lists all Software licensed to the Company that is embedded, integrated, bundled with or otherwise distributed with the Company products. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Third Party, is in material violation of any license, sublicense or agreement described in Section 3.16(b) of the Company Disclosure Letter except where any such violation would not have a Company Material Adverse Effect. Except as otherwise described in Section 3.16(b) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (A) cause the Company or any of its Subsidiaries to be in material violation or material default under any such license, sublicense or agreement, (B) result in the termination or modification of, or entitle any other party to, any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, or (C) entitle any Third Party to claim any right to use or practice under any Merger Sub’s, Parent’s or any of their respective Affiliates’ Intellectual Property rights. The Company is the owner of all right, title and interest in and to the Company Intellectual Property and, subject to any license agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries licenses others to use any such Company Intellectual Property, has sole and exclusive rights to the use thereof or the material covered thereby in connection with the services or products in respect of which such Company Intellectual Property is being used by the Company or any of its Subsidiaries.

(c) To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property rights by any Third Party, including any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification obligations arising in the ordinary course of business or under or in connection with purchase orders or agreements for the sale, license or distribution of any Company Intellectual Property or Company products.

(d) To the Knowledge of the Company, all patents, registered trademarks and service marks, and registered copyrights held by the Company or any of its Subsidiaries are valid, enforceable and existing. There is no assertion or claim pending challenging the validity or enforceability of any Company Intellectual Property. Neither the Company nor any of its Subsidiaries is a party to any suit, action or proceeding that involves a claim of infringement or misappropriation by the Company or any of its Subsidiaries of any Intellectual Property of any Third Party nor has any such suit, action or proceeding been threatened in writing against the Company or any of its Subsidiaries. Neither the conduct of the business of the Company and each of its Subsidiaries nor the development, manufacture, sale, licensing or use of any of the products of the Company or any of its Subsidiaries has infringed or misappropriated or is infringing or misappropriating any Intellectual Property of any Third Party, except that with respect to patents, the representation and warranty in this sentence is limited to the Knowledge of the Company. No Third Party has notified the Company that it is challenging the ownership or use by the Company or any of its Subsidiaries, or the validity of, any of the Company Intellectual Property. Neither the Company nor any of its Subsidiaries has brought or is bringing any action, suit or proceeding for infringement or misappropriation of the Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any Third Party. There are no pending or threatened interference, re-examinations, or oppositions involving any patents or patent applications of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has received any opinion of counsel that any product developed, manufactured, sold or licensed by the Company or any of its Subsidiaries infringes any Intellectual Property owned by any Third Party.

(e) The Company or its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all trade secrets and material confidential information of the Company or its Subsidiaries. Without limiting the foregoing, each of the Company and its Subsidiaries have instituted policies requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in the Company’s standard forms, which forms have been made available to Parent.

(f) The Software owned by the Company or any of its Subsidiaries was either (i) developed by employees of the Company or its Subsidiaries within the scope of their employment, (ii) developed by independent contractors who have assigned their rights (including Intellectual Property rights) to the Company or its Subsidiaries pursuant to written agreements or (iii) otherwise acquired by the Company or its Subsidiaries from a third party pursuant to written agreements.

(g) Section 3.16(g) of the Company Disclosure Letter lists all Open Source Software that is incorporated into, or combined with, any distributed Company product. Neither the Company nor any of its Subsidiaries have used

Open Source Software in a manner that would create obligations for Company or its Subsidiaries with respect to, or grant, or purport to grant, to any third party, any rights or immunities under, any Company Intellectual Property.

(h) The Company and its Subsidiaries use commercially available antivirus software with the intention of protecting Company’s software products from becoming infected by viruses and other harmful code.

(i) No third party that has licensed Intellectual Property to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or derivative works made by the Company or any of its Subsidiaries in such Intellectual Property (other than those aspects of such improvements or derivative works that are protected by such licensed Intellectual Property).

(j) Neither the Company nor any of its Subsidiaries has disclosed or delivered to any Third Party, agreed to disclose or deliver to any Third Party, or permitted the disclosure or delivery to any escrow agent of, any source code that is Company Intellectual Property and the confidentiality of which is material to the Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any such source code be disclosed or delivered to any Third Party by the Company, any of its Subsidiaries or any person acting on their behalf.

(k) All Company products are free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company product (or any part thereof) or data or other software of users or otherwise cause them to be incapable of being used in the full manner for which they were designed.

(l) Each Company product licensed to Third Parties is capable of performing in accordance with its User Documentation in all material respects when properly installed and used.

(m) The Company has not received any unresolved, written claims from Third Parties, and to its Knowledge is not aware of any unwritten claims from Third Parties, that any installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services or other services that have been performed by the Company or any Subsidiary for such Third Parties were in any material respect performed improperly or not in conformity with the terms and requirements of all applicable warranties and other contracts and with all applicable laws and regulations, except where the same would not have a Company Material Adverse Effect.

(n) The computer software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, information, record keeping, communications, telecommunications, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and other similar or related items of automated, computerized and/or software systems that are used or relied on by the Company and its Subsidiaries (collectively, “Information Systems”) are, to the Knowledge of the Company, adequate for the operation of its business as currently conducted, and the Company and its Subsidiaries have purchased a sufficient number of license seats for all software used by the Company in such operations.

Section 3.17  Insurance Policies.  The Company and its Subsidiaries maintain insurance with reputable insurers for the business and assets of the Company and its Subsidiaries against all risks normally insured against, and in amounts normally carried by, corporations of similar size engaged in similar lines of business. All insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect and will be maintained by the Company and its Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or its Subsidiaries occurring through the Effective Time, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past five years. Since December 31, 2005, the Company has not received any written notice or to the Knowledge of the Company any other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal or denial of any material coverage, reservation or rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

Section 3.18  Brokers.  No broker, finder or investment banker (other than the Company Financial Advisor, a true and complete copy of whose engagement letter has been furnished to Parent and whose brokerage, investment banking, finders and financial advisory fees shall be paid by the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees.

Section 3.19  Company Financial Advisor Opinion.  The Company Financial Advisor has delivered to the Company Board of Directors its opinion to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. The Company shall provide a complete and correct signed copy of such opinion to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

Section 3.20  Rights Agreement.  The Rights Plan has been amended so that the entering into of this Agreement and the Support Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not, (a) result in any Person being deemed to have become an Acquiring Person (as defined in the Rights Plan), (b) result in the ability of any Person to exercise any Rights under the Rights Plan, (c) enable or require the Rights to separate from the Shares to which they are attached or to be triggered or become exercisable or (d) enable the Company to exchange any Rights for shares of the Company’s capital stock, pursuant to the Rights Plan. No triggering or similar event has occurred or will occur by reason of (i) the adoption, approval, execution or delivery of this Agreement and the Support Agreements, (ii) the public announcement of such adoption, approval, execution or delivery or (iii) the consummation of the transactions contemplated hereby and thereby.

Section 3.21  Environmental Matters.  Except for such matters that individually and in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect: (a) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws and possesses and is and has been in compliance with all required Environmental Permits; (b) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (c) to the Knowledge of the Company, none of the Company or any of its Subsidiaries or any of their predecessors has caused any releases or threatened release of Hazardous Materials at any property currently or formerly owned or operated by the Company or any of its Subsidiaries or any of their predecessors, or at any offsite disposal location in connection with the current or past operations of the Company or any of its Subsidiaries or their predecessors, which in either case could reasonably be expected to result in an Environmental Claim.

Section 3.22  Proxy Statement.  The information supplied by the Company for inclusion in the Proxy Statement to be sent to the Company Shareholders in connection with the Company Shareholders Meeting, at the date the Proxy Statement is first mailed to the Company Shareholders, and at the time of the Company Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the Company Shareholders. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.

Section 3.23  Export Control Laws.  The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (a) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (b) all other applicable import/export controls in other countries in which the Company conducts business, except for any instances of noncompliance that would not have a Company Material Adverse Effect. Without limiting the foregoing and except in each case as would not have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental

Entity required for (y) the export and reexport of products, services, software and technologies and (z) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”); (ii) the Company and each of its Subsidiaries are in compliance with the terms of all applicable Export Approvals; (iii) there are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals; (iv) to the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims; and (v) no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost. Section 3.23 of the Company Disclosure Letter sets forth the true, complete and accurate export control classifications applicable to the Company’s and its Subsidiaries’ products, services, software and technologies.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1  Organization and Good Standing.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation.

Section 4.2  Authority for Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent or Merger Sub by (a) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (b) the exercise by courts of equity powers.

Section 4.3  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent’s Amended and Restated Articles of Incorporation or Parent Bylaws, or the equivalent charter documents of Merger Sub, (ii) conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any material property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any material property or asset of Parent or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities laws or “blue sky” laws, the HSR Act and filing and recordation of the Articles of Merger, as required by the WBCA.

Section 4.4  Litigation.  There are no suits, actions or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5  Sufficient Funds.  Assuming satisfaction of the conditions set forth in Article VI, Parent, through its wholly owned subsidiary Made2Manage Systems, Inc. (“M2M”), will have available at the consummation of the Merger sufficient immediately available funds through cash on hand or binding credit facility commitments from reputable lenders and financial institutions for borrowings of up to $150,000,000 in funds (the ‘‘Commitments”), true and complete copies of which have been furnished to the Company, to enable Merger Sub to perform all of its obligations under this Agreement, to consummate the Merger and to pay in full all fees and expenses payable by Parent in connection with this Agreement and the transactions contemplated hereby. Each of the Commitments, in the form so delivered, is a legal, valid and binding obligation of M2M and, to the knowledge of Parent or Merger Sub, the other parties thereto. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of M2M, Parent or Merger Sub under any term or condition of the Commitments. Neither Parent nor Merger Sub has any reason to believe that M2M, Parent and Merger Sub will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Commitments. M2M, Parent or Merger Sub will pay in full any and all commitment fees or other fees required by the Commitments prior to the end of the first Business Day following the date of this Agreement. Without limiting the generality of the foregoing, Parent’s ability to consummate the transactions contemplated hereby is not contingent on Parent’s ability to complete any public offering or private placement of equity or debt securities or to obtain any other type of financing prior to consummating the Merger.

Section 4.6  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees, for which the Company may become liable.

Section 4.7  Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has engaged in no business other than in connection with the transactions contemplated by this Agreement.

Section 4.8  Ownership of Shares.  During the period three (3) years prior to the date hereof (other than by reason of the execution, delivery and performance of this Agreement and the Support Agreements and the consummation of the transactions contemplated hereby and thereby), neither Parent nor any of its Subsidiaries, including Merger Sub, was an “acquiring person,” as such term is defined in Chapter 23B.19 of the Washington Business Corporation Act.

Section 4.9  Proxy Statement.  The information supplied by Parent for inclusion in the Proxy Statement to be sent to the Company Shareholders in connection with the Company Shareholders Meeting, at the date the Proxy Statement is first mailed to the Company Shareholders, and at the time of the Company Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or Merger Sub shall occur which is required to be described in the Proxy Statement, Parent shall promptly disclose such event to the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.

ARTICLE V

COVENANTS

Section 5.1  Conduct of Business by the Company Pending the Merger.

(a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing (and except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly contemplated, permitted or required by this Agreement), the Company shall and shall cause each of its Subsidiaries to, (i) maintain its existence in good standing under applicable Law, (ii) subject to the restrictions and exceptions set forth in Section 5.1(b) or elsewhere in this Agreement, conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice, and (iii) use commercially reasonable efforts to (A) preserve intact its assets, properties, contracts or other legally binding understandings, licenses and business organizations, (B) keep available the services of its current officers and key employees and (C) to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors, lessors, licensors, licensees, creditors, employees, contractors and other Persons with which the Company or any of its Subsidiaries has business relations.

(b) Without limiting the foregoing, the Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not and shall cause each of its Subsidiaries not to (except as expressly contemplated, permitted or required by this Agreement, as set forth on the applicable subsection of Schedule 5.1(b) of the Company Disclosure Letter or with the prior written approval of Parent): (i) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its capital stock; (ii) adjust, split, combine or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or that of its Subsidiaries; (iii) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its Subsidiaries’ capital stock or any Company Stock Rights or Subsidiary Stock Rights (except pursuant to restricted stock award agreements outstanding on the date hereof); (iv) issue, deliver or sell, pledge or encumber any shares of its or its Subsidiaries’ capital stock or any Company Stock Rights (other than the issuance of shares of Company Common Stock (A) upon the exercise of Company Stock Options outstanding as of the date of this Agreement, (B) pursuant to the Company ESPP; or (C) in the ordinary course of business and consistent with past practice to employees and directors of the Company (so long as such additional amount of Company Common Stock issued directly or subject to options granted by the Company does not exceed 275,000 shares and any option grants shall be made at fair market value) (v) take any action that would reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation; (vi) amend the Company Articles of Incorporation or Company Bylaws or equivalent organizational documents of the Company’s Subsidiaries; (vii) incur, create, assume or otherwise become liable for any indebtedness for borrowed money, other than short-term borrowings under existing lines of credit (or under any refinancing of such existing lines) incurred in the ordinary course of business consistent with prior practice or assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any other Person; (viii) make any loans, advances or capital contributions to or investments in any other Person (other than loans, advances, capital contributions or investments less than $250,000 made in the ordinary course of business consistent with prior practice); (ix) merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked; (x) change its Tax accounting methods, principles or practices, except as required by GAAP or applicable Laws (other than a change of certain customers from the sell-in method of accounting to the sell-through method of accounting); (xi) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or Affiliates of the Company, other than alterations or amendments (A) made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or (B) as expressly contemplated by Section 1.7, Section 1.8 and Section 1.9 of this Agreement; (xii) hire any new employees other than non-officer employees in the ordinary course of business consistent with past practice; (xiii) sell, license, mortgage, transfer, lease, pledge or otherwise subject to any Encumbrance or otherwise dispose of any material properties or assets (including stock or other ownership interests of its Subsidiaries), other than in the ordinary course of business consistent with prior practice; (xiv) acquire any material business, assets or securities other than in the ordinary course of business consistent with prior practice; (xv) make any Tax election not consistent with prior practice or settle or compromise any income Tax Liability or fail to file any material Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects; (xvi) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that individually or in the aggregate, are in excess of $150,000, except in the ordinary course of business consistent with past practices; (xvii) pay, discharge, settle or satisfy any Liabilities, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business, consistent with past practice, as required by any applicable Law, as accrued for in the Company Financial Statements or as required by the terms of any contract of the Company, as in effect on the date of this Agreement; (xviii) waive, release, grant or transfer any right of material value, other than in the ordinary course of business, consistent with past practice, or waive any material benefits of, or agree to modify in any material adverse respect, or, subject to the terms hereof, fail to enforce, or consent to any material matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party; (xix) enter into, modify, amend or terminate (A) any contract which if so entered into, modified, amended or terminated could be reasonably likely to (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (B) except in the ordinary course of business, any Company Material Contract; (xx) terminate any officer or key employee of the Company or any of its Subsidiaries other than for good reason or for reasonable cause; (xxi) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; (xxii) except as required by GAAP, revalue any of its material assets or make any changes in accounting methods, principles or practices; (xxiii) enter into any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder; (xxiv) engage in any transaction with, or enter into any agreement, arrangement or understanding with any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404 (xxv) compromise or settle any suit, claim, action, investigation or proceeding directly relating to or affecting the Company’s Intellectual Property or having a value or in an amount in excess of $100,000; (xxvi) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries; (xxvii) grant any material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business; (xxviii) abandon or allow to lapse or expire any registration or application for material Company Intellectual Property; or (xxix) agree to take any of the actions described in this Section 5.1(b).

Section 5.2  Access to Information and Employees.

(a) From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, afford the Representatives of Parent and Merger Sub reasonable access during normal business hours to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records of the Company and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish or otherwise make available (including via EDGAR, if applicable) to Parent (i) a copy of each report, schedule, form, statement and other document filed by it or received by it during such period pursuant to the requirements of federal or state securities Laws reasonably promptly following such filing or receipt, (ii) to the extent available, for the period beginning after the date of this Agreement and ending at the Effective Time, as soon as practicable after the end of each month, and in any event within thirty days thereafter, a copy of the monthly consolidated financial statements of the Company, including statements of financial condition, results of operations, and statements of cash flow, and (iii) all other information concerning its business, properties and personnel as Parent may reasonably request.

(b) During the period between the date hereof and the Effective Time, the Company shall provide, and shall cause its Subsidiaries and its and their Representatives to provide, to Parent and to the Representatives of Parent, all cooperation that may be reasonably requested by Parent in connection with Parent’s financing of the consideration payable pursuant to Sections 1.4(a) and 1.7(a), including but not limited to using commercially reasonable efforts to cause its advisors to provide financial statements and comfort letters that may be reasonably requested and are otherwise customary for such financing transactions.

(c) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 5.3  Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) the taking of all commercially reasonable acts necessary to cause the conditions set forth in Article VI to be satisfied, (ii) obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all necessary, proper or advisable registrations, filings and notices and taking all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity (including, without limitation, under the HSR Act); (iii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-governmental Third Parties; and (iv) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.

(b) Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to make promptly any required submissions under the HSR Act and any other Antitrust Laws which the Company or Parent determines should be made, in each case with respect to the Merger and the transactions contemplated hereby and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any suit, claim, action, investigation or proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such suit, claim, action, investigation, proceeding or threat, (3) promptly inform the other party of any material communication concerning the HSR Act or other Antitrust Laws to or from any Governmental Entity regarding the Merger and (4) furnish to the other party such information and assistance as the other may reasonably request in connection with any filing or other act undertaken in compliance with the HSR Act and any other Antitrust Laws. Except as may be prohibited by any Governmental Entity, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any suit, claim, action, investigation or proceeding under or relating to the HSR Act or any other Antitrust Law. Each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding.

(c) Each of the Company, on the one hand, and Parent and Merger Sub, on the other, shall promptly (and in any event within five (5) Business Days) notify the other party in writing if it believes that such party has breached any representation, warranty, covenant or agreement contained in this Agreement that could, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2 or Section 6.3 if continuing on the Closing Date.

(d) If any Antitakeover Laws are or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board of Directors shall promptly grant such approvals and use commercially reasonable efforts to take such other lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Merger, as the case may be, and otherwise take such other commercially reasonable and lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

Section 5.4  Proxy Statement.

(a) As promptly as practicable after execution of this Agreement, Parent and the Company shall in consultation with each other prepare, and the Company shall file with the SEC, preliminary proxy materials which shall constitute the Proxy Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, Parent and the Company shall, in consultation with each other, prepare and the Company shall file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Without limiting the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent with a reasonable opportunity to review and comment on such document or response and (ii) shall not file or mail such document or respond to the SEC prior to receiving Parent’s approval, which approval shall not be unreasonably withheld, delayed or conditioned.

(b) The Company and Parent shall make any necessary filings with respect to the Merger under the Exchange Act and the rules and regulations thereunder.

Section 5.5  Company Shareholders Meeting.

(a) The Company, acting through the Company Board of Directors, shall take all actions in accordance with applicable law, the Company Articles of Incorporation, the Company Bylaws and the rules of Nasdaq to duly call, give notice of, convene and hold as promptly as practicable the Company Shareholders Meeting for the purpose of considering and voting upon the approval of the “plan of merger” (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement. Subject to Section 5.6(c), to the fullest extent permitted by applicable law, (i) the Company Board of Directors shall recommend approval of the “plan of merger” (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement and approval of the Merger by the Company Shareholders and include such recommendation in the Proxy Statement and (ii) neither the Company Board of Directors nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Parent, the recommendation of the Company Board of Directors that the Company Shareholders vote in favor of the approval of the “plan of merger” (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement and approval of the Merger. Unless this Agreement has been duly terminated in accordance with the terms herein (including payment of any termination fees payable under Article VII), the Company shall, subject to the right of the Company Board of Directors to modify its recommendation in a manner adverse to Parent under certain circumstances as specified in Section 5.6(c), take all lawful action to solicit from the Company Shareholders proxies in favor of the proposal to approve the “plan of merger” (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement and approve the Merger and shall take all other action necessary or advisable to secure the vote or consent of the Company Shareholders that are required by the rules of Nasdaq or the WBCA. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Shareholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Shareholders or, if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting.

(b) The Company agrees that none of the information included or incorporated by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the Company Shareholders or at the time of the Company Shareholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 5.6  No Solicitation of Transactions.

(a) The Company shall, and shall cause its Affiliates, Representatives and any other agents to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Competing Transaction.

(b) The Company shall not, nor shall it authorize or permit any Affiliate or Representative of the Company or its Subsidiaries to, (i) solicit, initiate or intentionally encourage the submission of any Competing Transaction or (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any information or data with respect to or provide access to the properties, offices, books, records, officers, directors or employees of, or take any other action to knowingly facilitate, induce or encourage the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction. Notwithstanding the foregoing, if, prior to obtaining the Company Required Vote, (A) the Company has complied with this Section 5.6 and (B) the Company Board of Directors reasonably determines in good faith after consultation with financial advisors that a Competing Transaction constitutes or would reasonably be expected to lead to a Superior Competing Transaction, then, to the extent required by the fiduciary obligations of the Company Board of Directors, as determined in good faith by a majority thereof after consultation with the Company’s outside counsel, the Company may, subject to the Company’s providing prior written notice to Parent of its decision to take such action and compliance by the Company with Section 5.6(d), furnish information with respect to the Company to, and participate in discussions and negotiations directly or through its Representatives with, such Third Party, subject to a confidentiality agreement not materially less favorable to the Company than the Confidentiality Agreement.

(c) Neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose or resolve to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval and recommendation by the Company Board of Directors of the Merger, this Agreement and the “plan of merger” (as such term is used in Chapter 23B.11 of the WBCA) contained herein, the Transaction Documents, the transactions contemplated hereby and thereby and the actions taken in connection herewith and therewith, (ii) approve or recommend, or propose or resolve to approve or recommend, any Competing Transaction, (iii) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any Acquisition Agreement, (iv) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any agreement requiring it to abandon, terminate or fail to consummate the Merger, this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, (v) take any action necessary to render the provisions of any Antitakeover Law inapplicable to any Competing Transaction, or (vi) propose or agree to do any of the foregoing constituting or related to, or that is intended to lead to, any Competing Transaction. Notwithstanding the foregoing, prior to obtaining the Company Required Vote, in response to a Superior Competing Transaction that was not solicited, initiated, intentionally encouraged, participated in or otherwise facilitated by the Company in breach of Section 5.6(b), the Company Board of Directors may, if it determines in good faith (after consulting with the Company’s outside legal counsel) that the failure to do so would result in a breach of the fiduciary duties of the Company Board of Directors to the Company Shareholders under applicable Law or Order, (A) modify, or propose or resolve to modify, in a manner adverse to Parent or Merger Sub, the approvals and recommendations of the Company Board of Directors of the Merger, or the transactions contemplated hereby or by the Transaction Documents, or (B) terminate this Agreement in accordance with Section 7.1(d).

(d) In addition to the obligations set forth in Sections 5.6(a), (b) and (c), the Company shall promptly advise Parent orally and, if requested by Parent, in writing of (i) the existence of any Competing Transaction or any offer, proposal or inquiry with respect to or which could reasonably be expected to lead to any Competing Transaction received by any officer or director of the Company or, to the Knowledge of the Company, other Representative of the Company and (ii) the material terms and conditions of such Competing Transaction. The Company shall promptly update Parent on the status and content of any material discussions or negotiations regarding the Competing Transaction and shall promptly inform Parent of any change in the price, structure or form of consideration or terms and conditions of such Competing Transaction. Promptly upon determination by the

Company Board of Directors that a Competing Transaction Constitutes a Superior Competing Transaction, the Company shall deliver to Parent a written notice (a “Notice of Superior Competing Transaction”) advising Parent that the Company Board of Directors has received a Superior Competing Transaction, specifying in detail the terms and conditions of such Superior Competing Transaction and the identity of the Person making such Superior Competing Transaction. During the three (3) Business Day period following Parent’s receipt from the Company of a Notice of Superior Competing Transaction, if requested by Parent, the Company shall negotiate in good faith with Parent to revise this Agreement and the Offer so that the Acquisition Proposal of such Person no longer constitutes a Superior Competing Transaction; provided, however, that in the event of a subsequent Notice of Superior Competing Transaction involving the same third party, the foregoing period of negotiation shall be only one (1) Business Day.

(e) Nothing contained in this Section 5.6 or any other provision hereof shall prohibit the Company or the Company Board of Directors from taking and disclosing to the Company Shareholders pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act a position with respect to a tender or exchange offer by a Third Party that is consistent with its obligations hereunder; provided, however, that neither the Company nor the Company Board of Directors may either, except as provided by Section 5.6(c), (i) modify, or propose publicly to modify, in a manner adverse to Parent and Merger Sub, the approvals or recommendations of the Company Board of Directors of the Merger or this Agreement and the “plan of merger” (as such term is used in Chapter 23B.11 of the WBCA) contained herein, or (ii) approve or recommend a Competing Transaction, or propose publicly to approve or recommend a Competing Transaction.

(f) Nothing in this Section 5.6 shall permit the Company to terminate this Agreement (except as expressly provided in Article VII).

Section 5.7  Public Announcements.  The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order or the applicable rules of Nasdaq or any listing agreement if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made.

Section 5.8  Litigation.  Each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any Order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity promptly vacated or reversed.

Section 5.9  Employee Benefit Matters.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor and provide for payment of all accrued obligations and benefits under all Company Benefit Plans set forth, and identified as such, in the Company Disclosure Letter (including, without limitation, employment or severance agreements between the Company and Persons who are or had been employees of the Company or any of its Subsidiaries at or prior to the Effective Time), all in accordance with their respective terms.

(b) Parent will offer, or cause the Surviving Corporation to offer, Company Employees compensation opportunities and employee benefits that are commensurate in all material respects with the compensation and employee benefits currently provided to Parent’s U.S. employees. Company Employees shall receive credit for past service with the Company for purposes of accrual of vacation time and for purposes of eligibility for participation and vesting under Parent Benefit Plans.

(c) All actively-at-work or similar limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Benefit Plan that is a group health plan shall be waived with respect to such

Company Employees and their eligible dependents, in each case, to the same extent as service with the Company or its Subsidiaries was taken into account under the comparable Company Benefit Plan, and credit shall be provided for any co-payments, deductibles and offsets (or similar payments) made under Company Benefit Plans for the applicable plan year prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any Parent Benefit Plans in which they become eligible to participate after the Effective Time.

(d) Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation. Except as otherwise provided in this Section 5.9, nothing herein shall prevent Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan in accordance with its terms.

Section 5.10  Directors’ and Officers’ Indemnification and Insurance.

(a) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors of the Company to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the date hereof, the WBCA, the Company Articles of Incorporation and the Company Bylaws for acts or omissions occurring at or prior to the Effective Time, and Parent shall guarantee such performance by the Surviving Corporation. The Articles of Incorporation and the Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties as those contained in the Company Articles of Incorporation and the Company Bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of not less than six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such a modification is required by Law.

(b) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect (or Parent may instead elect to maintain pursuant to Parent’s policy or policies) for the benefit of the Company’s current directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the Effective Time that is substantially equivalent to the Company’s existing policy on terms with respect to coverage in the aggregate no less favorable than those of such policy in effect on the date hereof, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premiums paid prior to the date hereof (which premiums the Company has disclosed to Parent), but in such case shall purchase as much coverage as possible for such amount.

(c) This Section 5.10 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the indemnified parties. The provisions of this Section 5.10 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval.  The Company Required Vote shall have been obtained.

(b) No Order.  No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued, promulgated, enforced or entered that is in effect and that prevents or prohibits consummation of the Merger.

(c) Consents and Approvals.  Other than the filing of the Articles of Merger with the Washington Secretary, all consents, approvals and authorizations of any Governmental Entity required to consummate the Merger shall have been obtained.

(d) HSR Act or other Foreign Competition Law.  The applicable waiting periods, together with any extensions thereof, under the HSR Act or any other applicable pre-clearance requirement of any foreign competition Law shall have expired or been terminated.

Section 6.2  Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.

(b) Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of an executive officer of the Company to that effect.

(c) FIRPTA.  Parent shall have received a certificate from the Company to the effect that the Company is not a U.S. real property holding company, substantially in the form attached as Exhibit A hereto.

(d) No Material Adverse Effect.  There shall not have occurred a Company Material Adverse Effect.

Section 6.3  Additional Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger on the Closing Date is also subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The Company shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect.

(b) Agreements and Covenants.  Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of an executive officer of Parent to that effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1  Termination.  This Agreement may be terminated and the Merger (and the other transactions contemplated by the Transaction Documents) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained):

(a) by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective Boards of Directors;

(b) by the Company or Parent, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or any of the other transactions contemplated hereby or by any of the Transaction Documents, and such Order or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall not have initiated such proceeding or taken any action in support of such proceeding;

(c) by either Parent or the Company, if at the Company Shareholders Meeting (giving effect to any adjournment or postponement thereof), the Company Required Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the Company if the Company has materially breached any of its obligations under Section 5.6(b), (c) or (d);

(d) by the Company in order to enter into an Acquisition Agreement for a Superior Competing Transaction; provided, however, that this Agreement may not be so terminated unless (i) the Company Board of Directors shall have complied with the procedures set forth in Sections 5.6(c) and (d) and (ii) all of the payments required by Section 7.2 have been made in full to Parent;

(e) by Parent if (i) the Company Board of Directors shall have withdrawn or adversely modified its approvals or recommendations of the Merger or the transactions contemplated thereby or by the Transaction Documents (it being understood, however, that for all purposes of this Agreement, the fact that the Company has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed in and of itself a withdrawal or modification of such approvals or recommendations), (ii) the Company Board of Directors has failed to reaffirm its approvals and recommendations of the Merger or this Agreement within ten (10) Business Days after Parent has requested in writing that it do so, (iii) the Company Board of Directors shall have (A) recommended to the Company Shareholders that they approve or accept a Competing Transaction or (B) determined to accept a proposal or offer for a Superior Competing Transaction, (iv) the Company shall have materially breached any of its obligations under Section 5.6(a), (b), (c) or (d), or Section 5.5 or 5.8, or (v) any Third Party shall have commenced a tender or exchange offer or other transaction constituting or potentially constituting a Competing Transaction and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer;

(f) by Parent or the Company, if the Merger shall not have been consummated prior to November 30, 2006 (the “Outside Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date;

(g) by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) if continuing on the Closing Date and (ii) such breach (A) shall not have been cured (or is not capable of being cured) before the Outside Termination Date, (B) such breach is not reasonably capable of being cured before the Outside Termination Date or (C) the Company does not within ten (10) days after receipt of written notice thereof initiate and sustain commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by the Company is so cured);

(h) by the Company, if (i) there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) if continuing on the Closing Date and (ii)(A) such breach shall not have been cured before the Outside Termination Date, (B) is not reasonably capable of being cured before the Outside Termination Date or (c) Parent does not within ten (10) days after receipt of written notice thereof initiate and sustain commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(h) if such breach by Parent is so cured);

The party desiring to terminate this Agreement pursuant to subsection (b), (c), (d), (e), (f), (g) or (h) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected. The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or Representatives, whether prior to or after the execution of this Agreement.

Section 7.2  Expenses.

(a) Expense Allocation.  Except as otherwise specified in this Section 7.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with the Transaction Documents, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in connection with filings required under the HSR Act (including the HSR filing fee).

(b) Company Termination Fees.  If this Agreement is terminated (i) by the Company pursuant to Section 7.1(d), (ii) by Parent pursuant to Section 7.1(e), or (iii) by Parent or the Company pursuant to Section 7.1(c), Section 7.1(f) or Section 7.1(g), the Company shall promptly, and in any event within five (5) Business Days after the date of such termination, pay Parent the Company Termination Fee by wire transfer of immediately available funds; provided, however, that in the case of a termination pursuant to clause (iii) above: (A) such payment shall be made only if (1) within twelve (12) months following the termination of this Agreement a Company Acquisition is consummated or (2) within twelve (12) months following the termination of this Agreement the Company enters into an Acquisition Agreement with respect to a Company Acquisition, and (B) such payment shall be made promptly, but in no event later than five (5) Business Days, after the consummation of such Company Acquisition or the entering into of such Acquisition Agreement.

Section 7.3  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that (a) the provisions of Section 7.1, Section 7.2, this Section 7.3 and Article VIII shall survive termination and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement or for fraud.

Section 7.4  Amendment.  This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Articles of Merger with the Washington Secretary; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall alter the amount or change the form of the Merger Consideration to be delivered to the Company Shareholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the Company Shareholders. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.5  Extension; Waiver.  At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties in this Agreement that by its terms contemplates performance after the Effective Time.

Section 8.2  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties or sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):

if to Parent, to

M2M Holdings, Inc.
20 Williams Street, Suite 200
Wellesley, MA 02481
Attn: R. David Tabors, President
Phone: (781) 577-1000
Fax: (781) 577-1001

with a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attn: Gerald T. Nowak
Phone: (312) 861-2075
Fax: (312) 861-2200

if to the Company, to

Onyx Software Corporation
1100 — 112th Ave. NE
Suite 100
Seattle, WA 98004
Attn: Chief Executive Officer
Phone: 425-519-4000
Fax: 425-732-2413

with a copy to:

Orrick, Herrington & Sutcliffe LLP
719 Second Avenue, Suite 900
Seattle, WA 98104
Attn: Alan C. Smith
Phone: (206) 839-4300
Fax: (206) 839-4301

Section 8.3  Interpretation.  When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereby” refer to this Agreement. The Company Disclosure Letter, as well as any schedules thereto and any exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

Section 8.4  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than the Persons intended to benefit from the provisions of Section 5.9 (Employee Benefit Matters) and Section 5.10 (Directors’ and Officers’ Indemnification and Insurance), who shall have the right to enforce such provisions directly.

Section 8.6  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF; PROVIDED, HOWEVER, THAT MATTERS RELATED TO THE MERGER OR CORPORATE LAW MATTERS SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH WASHINGTON LAW.

Section 8.7  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub’s rights and obligations may be assigned to and assumed by Parent or any other corporation directly or indirectly wholly owned by Parent; provided, however, that any such assignment does not affect the economic or legal substance of the transactions contemplated hereby and provided further that such assignment does not create adverse Tax consequences for the Company Shareholders. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.8  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the State of Washington, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.9  Consent to Jurisdiction; Venue.

(a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any action arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.9 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 8.10  Waiver of Trial by Jury.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

ARTICLE IX

CERTAIN DEFINITIONS

“Acquisition Agreement” shall mean any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Competing Transaction.

“ADA” shall mean the Americans with Disabilities Act.

“ADEA” shall mean the Age Discrimination in Employment Act.

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Antitakeover Laws” shall mean any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state or other jurisdiction, including the provisions of Chapter 23B.19 of the WBCA.

“Antitrust Laws” shall mean any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Laws under any applicable jurisdictions, whether federal, state, local or foreign.

“Articles of Merger” shall mean the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the WBCA.

“Associate” of any Person shall have the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Seattle, Washington are authorized or obligated by Law or executive order to be closed.

“Certificate” shall mean each certificate representing one or more Shares or, in the case of uncertificated Shares, each entry in the books of the Company representing uncertificated Shares.

“Chapter 23B.13” shall mean Chapter 23B.13 of the WBCA.

“Closing” shall mean the closing of the Merger, as contemplated by Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Acquisition” shall mean (i) a merger, consolidation or business combination involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of all or a substantial part of its assets, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership of shares representing in excess of 50% of the voting power of the then-outstanding shares of capital stock of the Company.

“Company Articles of Incorporation” shall mean the Company’s Restated Articles of Incorporation as in effect as of the date hereof.

“Company Benefit Plan” shall mean (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan, (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement or qualified defined contribution or defined benefit arrangement, and (iii) each other benefit plan, policy, program, arrangement or agreement, including, but not limited to, any fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, sick pay, bonus program, service award, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement, which in all cases is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries is a party and in which any employee of the Company or its Subsidiaries is eligible to participate or derive a benefit.

“Company Bylaws” shall mean the Amended and Restated Bylaws of the Company, as in effect as of the date hereof, including any amendments.

“Company Disclosure Letter” shall mean the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.

“Company Employees” shall mean employees of the Company who remain with the Surviving Corporation.

“Company ESPP” shall mean the Company’s 1998 Employee Stock Purchase Plan, as amended and restated on April 6, 2001, including the addendums thereto.

“Company Financial Advisor” shall mean Piper Jaffray & Co.

“Company Financial Statements” shall mean all of the financial statements of the Company and its Subsidiaries included in the Company Reports.

“Company Intellectual Property” shall mean Intellectual Property that is used in the business of the Company or any of its Subsidiaries as currently conducted by the Company or any of its Subsidiaries and to which the Company or any of its Subsidiaries claims rights by virtue of ownership of title to such Intellectual Property.

“Company Knowledge Person” shall mean the Persons set forth on Schedule 9.1 to the Company Disclosure Letter.

“Company Material Adverse Effect” shall mean, with respect to the Company, any change, event, violation, inaccuracy, effect or circumstance (any such item, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or could reasonably expected to (i) be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or Liabilities of the Company or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents, or (iii) Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any change in the Company’s stock price or trading volume, in and of itself (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a Company Material Adverse Effect), (B) any failure by the Company to meet published revenue or earnings projections, in and of itself, (c) any Effect that results from changes affecting the enterprise software industry or the customer relationship management software market generally (to the extent such Effect is not disproportionate with respect to the Company in any material respect) or the United States economy generally (to the extent such Effect is not disproportionate with respect to the Company in any material respect), (C) any Effect that results from changes affecting general worldwide economic or capital market conditions (to the extent such Effect is not disproportionate with respect to the Company in any material respect), (D) any Effect resulting from compliance with the terms and conditions of this Agreement, (E) any Effect caused by an impact to the Company’s relationships with its employees, customers, suppliers or partners directly attributable to the announcement or pendency of the Merger, or (F) any shareholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement.

“Company Option Plans” shall mean the Company’s 1998 Stock Incentive Compensation Plan, as amended and restated on March 21, 2003, the Company’s Amended and Restated 1994 Stock Option Plan, the Company’s 2001 Nonofficer Employee Stock Compensation Plan as amended and restated on April 27, 2001 and the four Stock Option Letter Agreements by and between the Company and the Chief Executive Officer of the Company each dated June 7, 2004 with respect to Company Options to purchase an aggregate of 600,000 shares of Company Common Stock, in each case as amended and restated prior to the date hereof.

“Company Permits” shall mean all authorizations, licenses, permits, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of the businesses of the Company and its Subsidiaries.

“Company Reports” shall mean all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since December 31, 2002.

“Company Required Vote” shall mean the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on the approval of the “plan of merger” (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement.

“Company Shareholders Meeting” shall mean a meeting of the Company Shareholders to be called to consider the Merger.

“Company Stock Option” shall mean each outstanding option to purchase shares of Company Common Stock under the Company Option Plans.

“Company Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, voting interest, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or which would otherwise alter the capitalization of the Company.

“Company Termination Fee” shall mean an amount in cash equal to: (i) in the case of a termination of the kind described in clauses (i) or (ii) of Section 7.2(b), $4,000,000 plus up to $500,000 of reasonably documented out-of-pocket fees payable and expenses incurred by Parent (including fees and expenses of counsel to Parent) in connection with this Agreement and the transactions contemplated hereby and (ii) in the case of a termination of the kind described in clause (iii) of Section 7.2(b), an amount equal to five percent (5%) of the aggregate fair market value of the consideration paid to the shareholders of the Company in the Company Acquisition giving rise to the payment of the Company Termination Fee.

“Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

“Company Warrants” shall mean all outstanding warrants to purchase shares of Company Common Stock.

“Competing Transaction” shall mean any proposal or offer, whether in writing or otherwise, from any Third Party to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all or more than (i) 15% of the assets of the Company or (ii) 15% or more of any class of equity securities of the Company, in each case pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than (A) 15% of the assets of the Company or (B) 15% or more of any class of equity securities in the Company, as the case may be.

“Confidentiality Agreement” shall mean the Confidentiality Agreement between the Company and an Affiliate of Parent dated April 17, 2006, as amended to include additional Affiliates of Parent by that certain Exclusivity Agreement dated May 8, 2006 by and between the Company and an Affiliate of Parent.

“Dissenter Shares” shall mean Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted such Shares in favor of the Merger and who is entitled to assert and properly asserts dissenters’ rights with respect to such Shares pursuant to, and who complies in all respects with, the provisions of Chapter 23B.13, and who has not effectively withdrawn or lost the right to assert dissenter’s rights under the provisions of Chapter 23B.13.

“Effective Time” shall mean the effective time of the Merger, which shall be the time the Articles of Merger is duly filed with the Washington Secretary, or at such other time as the parties hereto agree shall be specified in such Articles of Merger.

“Employment Agreements” shall mean any contracts, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment of any officer, employee or former employee.

“Encumbrance” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

“Environmental Claims” shall mean any and all actions, Orders, suits, demands, directives, claims, Encumbrances, investigations, proceedings or notices of violation by any Governmental Entity or other Person alleging potential responsibility or liability arising out of, based on or related to (1) the presence, release or threatened release of, or exposure to, any Hazardous Materials at any location or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or human health.

“Environmental Permits” shall mean all Permits required to be obtained by the Company in connection with its business under applicable Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“FLSA” shall mean the Fair Labor Standards Act.

“FMLA” shall mean the Family and Medical Leave Act.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“Hazardous Materials” shall mean all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (i) all trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, trade dress, corporate names, logos, slogans, all service marks, service mark registrations and renewals thereof, service mark rights, and all applications to register any of the foregoing, together with the goodwill associated with each of the foregoing; (ii) all issued patents, patent rights, and patent applications; (iii) all registered and unregistered copyrights, copyrightable works, copyright registrations, renewals thereof, and applications to register the same; (iv) all Software; (v) all Internet domain names and Internet web-sites and the content thereof; (vi) all confidential and proprietary information, including trade secrets, know-how, inventions, invention disclosures (whether or not patentable and whether or not reduced to practice), inventor rights, reports, quality records, engineering notebooks, models, processes, procedures, drawings, specifications, designs, ingredient or component lists, formulae, plans, proposals, technical data, financial, marketing, customer and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information; and (vii) all other intellectual property.

“IRS” shall mean the Internal Revenue Service.

“Knowledge,” or any similar expression used with respect to the Company, shall mean the actual knowledge of any Company Knowledge Person.

“Labor Laws” shall mean ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973, and all regulations under such acts.

“Law” shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, rule, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Liabilities” shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

“Nasdaq” shall mean The Nasdaq National Market System, a.k.a. the Nasdaq Stock Market.

“NLRB” shall mean the United States National Labor Relations Board.

“Open Source Software” shall mean any Software that is subject to the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), any “copyleft” license or any other license that requires a condition of use, modification or distribution of such Software that such software or other software combined or distributed with it be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge

“Order” shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Parent Benefit Plan” shall mean (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement, or qualified defined contribution or defined benefit arrangement; and (iii) each other material benefit plan, policy, program, arrangement or agreement, including, but not limited to, any material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, sick pay, bonus program, service award, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement, which in all cases is sponsored or maintained by Parent or any of its Subsidiaries for the benefit of its employees.

“Parent Bylaws” shall mean Parent’s Bylaws as in effect as of the date hereof.

“Parent Material Adverse Effect” shall mean, with respect to Parent, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by Parent of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents.

“Paying Agent” shall mean Mellon Investor Services LLC.

“Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Proxy Statement” shall mean a definitive proxy statement, including the related preliminary proxy statement and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Shareholders in connection with the Company Shareholders Meeting.

“Representatives” shall mean officers, directors, employees, auditors, attorneys and financial advisors (including the Company Financial Advisor).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Software” shall mean any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (D) all documentation, including User Documentation, user manuals and training materials, relating to any of the foregoing.

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Subsidiary Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company relating to the issued or unissued capital stock of the Subsidiaries of the Company or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

“Superior Competing Transaction” shall mean a bona fide, unsolicited written proposal or offer made by a Third Party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the voting power of the capital stock of the Company then outstanding or all or substantially all of the assets of the Company on terms the Company Board of Directors determines in good faith (after consulting with the Company’s outside legal counsel and the Company Financial Advisor), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the offer and the Third Party making the offer, are more favorable from a financial point of view to the Company Shareholders than the Merger and the other transactions contemplated by this Agreement, and is reasonably capable of being consummated.

“Surviving Corporation” shall mean the corporation surviving the Merger.

“Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity.

“Tax Return” shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Company, Parent, Merger Sub or any Affiliates thereof.

“Transaction Documents” shall mean this Agreement, the Support Agreements and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements.

“User Documentation” shall mean explanatory and informational materials concerning the Company products, in printed or electronic format, which the Company or any Subsidiary has released for distribution to end users with such Company products, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

“WARN” shall mean the United States Worker Adjustment and Retraining Notification Act.

“Washington Secretary” shall mean the Secretary of State of the State of Washington.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

M2M HOLDINGS, INC.

By:	/s/ R. David Tabors
Name: R. David Tabors

Title:	President

ORION ACQUISITION CORPORATION

By:	/s/ R. David Tabors
Name: R. David Tabors

Title:	President

ONYX SOFTWARE CORPORATION

By:	/s/ Janice P. Anderson
Name: Janice P. Anderson

Title:	President and Chief Executive Officer

ANNEX I

Index of Defined Terms

Defined Term	Location

Acquisition Agreement	Article IX
ADA	Article IX
ADEA	Article IX
Affiliate	Article IX
Agreement	Preamble
Antitakeover Laws	Article IX
Antitrust Laws	Article IX
Articles of Merger	Article IX
Associate	Article IX
Business Day	Article IX
Certificate	Article IX
Certifications	Section 3.8(b)
Chapter 23B.13	Article IX
Closing	Article IX
Closing Date	Section 1.2
Code	Article IX
Commitments	Section 4.5
Company	Preamble
Company Acquisition	Article IX
Company Articles of Incorporation	Article IX
Company Benefit Plan	Article IX
Company Board of Directors	Recital B
Company Bylaws	Article IX
Company Common Stock	Recital A
Company Disclosure Letter	Article IX
Company Employees	Article IX
Company ESPP	Article IX
Company Financial Advisor	Article IX
Company Financial Statements	Article IX
Company Intellectual Property	Article IX
Company Knowledge Person	Article IX
Company Material Adverse Effect	Article IX
Company Material Contract	Section 3.15(a)
Company Option Plans	Article IX
Company Permits	Article IX
Company Reports	Article IX
Company Required Vote	Article IX
Company Shareholders	Recital B
Company Shareholders Meeting	Article IX
Company Stock Option	Article IX
Company Stock Rights	Article IX
Company Termination Fee	Article IX

Defined Term	Location

Company 10-K	Article IX
Company Warrants	Article IX
Competing Transaction	Article IX
Confidentiality Agreement	Article IX
Current Offerings	Section 1.9
Dissenter Shares	Article IX
Effect	Article IX
Effective Time	Article IX
Employment Agreements	Article IX
Encumbrance	Article IX
Environmental Claims	Article IX
Environmental Laws	Article IX
Environmental Permits	Article IX
ERISA	Article IX
Exchange Act	Article IX
Exchange Fund	Section 2.1
Export Approvals	Section 3.23
FLSA	Article IX
FMLA	Article IX
GAAP	Article IX
Governmental Entity	Article IX
Hazardous Materials	Article IX
HSR Act	Article IX
Information Systems	Section 3.16(n)
Intellectual Property	Article IX
IRS	Article IX
Knowledge	Article IX
Labor Laws	Article IX
Law	Article IX
Letter of Transmittal	Section 2.2(a)
Liabilities	Article IX
M2M	Section 4.5
Merger	Recital A
Merger Consideration	Section 1.4(a)
Merger Sub	Preamble
Nasdaq	Article IX
NLRB	Article IX
Notice of Superior Competing Transaction	Section 5.6(d)
Open Source Software	Article IX
Order	Article IX
Outside Termination Date	Section 7.1(f)
Parent	Preamble
Parent Benefit Plan	Article IX
Parent Bylaws	Article IX

Defined Term	Location

Parent Material Adverse Effect	Article IX
Paying Agent	Article IX
Person	Article IX
Proxy Statement	Article IX
Reincorporation	Section 1.1(a)
Representatives	Article IX
Right	Recital A
Rights Plan	Recital A
SEC	Article IX
Securities Act	Article IX
Shares	Section 1.4(a)
Software	Article IX
Subsidiary	Article IX
Subsidiary Stock Rights	Article IX
Superior Competing Transaction	Article IX
Support Agreements	Recital D
Surviving Corporation	Article IX
Tax	Article IX
Tax Return	Article IX
Termination Fee Cap	Article IX
Third Party	Article IX
Transaction Documents	Article IX
User Documentation	Article IX
WARN	Article IX
Washington Secretary	Article IX
WBCA	Recital A

EXHIBIT A

NOTICE TO THE INTERNAL REVENUE SERVICE

This notice is being provided by Onyx Software Corporation, a Washington corporation (the “Company”), pursuant to the requirements of Treasury Regulation Section 1.897-2(H)(2).

The Company is located at 1100 112th Avenue NE, Suite 100, Seattle, Washington 98004. The Company’s Taxpayer Identification Number is 91-1629814.

The attached Notice of Non-U.S. Real Property Holding Corporation Status was not requested by a foreign interest holder. Rather, it was requested by M2M Holdings, Inc., a Delaware corporation (“Parent”), the transferee of capital stock of the Company. Parent is located at 20 Williams Street, Suite 200, Wellesley, MA 02481. Parent’s Taxpayer Identification Number is          .

The interests in question (shares of the Company stock to be received by Parent pursuant to an Agreement and Plan of Merger) are not U.S. Real Property Interests.

Under penalties of perjury, I declare that I have examined this notice and the attachment hereto and to the best of my knowledge and belief they are true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.

ONYX SOFTWARE CORPORATION

By
Chief Executive Officer

Dated:          , 2006

NOTICE OF NON-U.S. REAL PROPERTY HOLDING CORPORATION
STATUS PURSUANT TO TREASURY REGULATION
SECTION 1.897-2(H) AND CERTIFICATION OF NON-FOREIGN STATUS

Pursuant to an Agreement and Plan of Merger, dated as of June 5, 2006, among M2M Holdings, Inc., a Delaware corporation (“Parent”), Orion Acquisition Corporation, a Washington corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Onyx Software Corporation, a Washington corporation (the “Company”), Merger Sub shall be merged with and into the Company, and the Company will become a wholly owned subsidiary of Parent. In completing that merger, Parent will receive shares of the Company’s capital stock in exchange for the merger consideration provided for in the Agreement and Plan of Merger.

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. Real Property Interest must withhold tax if the transferor is not a U.S. person. In order to confirm that Parent, as transferee, is not required to withhold tax upon the receipt of the capital stock of the Company in exchange for the merger consideration, the undersigned, in his capacity as Chief Executive Officer of the Company, hereby certifies as follows:

1. The capital stock of the Company outstanding immediately prior to the merger does not constitute a U.S. Real Property Interest as that term is defined in Section 897(c)(1)(A)(ii) of the Code.

2. The assertion in Paragraph 1 above is based on a determination by the Company that the Company is not and has not been a U.S. Real Property Holding Corporation, as that term is defined in Section 897(c)(2) of the Code, at any time during the five-year period preceding the date of this Notice.

3. The Company is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the related regulations).

4. The Company’s U.S. employer identification number is 91-1629814.

5. The Company is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Treasury Regulations.

6. The Company’s office address is 1100 — 112th Ave. NE, Suite 100, Seattle, WA 98004.

7. The Company will file this notice with the Internal Revenue Service within 30 days after this notice is delivered to Parent.

This notice is made in accordance with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3). The Company understands that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury I declare that I have examined this notice and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this notice on behalf of the Company.

ONYX SOFTWARE CORPORATION

By
Chief Executive Officer

Dated:          , 2006

ANNEX B

1950 University Avenue, Suite 200, East Palo Alto, CA 94303
Tel: 650 838-1300  Fax: 650 838-1370
Piper Jaffray & Co. Since 1895. Member SIPC and NYSE.

June 4, 2006

Onyx Software Corporation
1100-112th Avenue NE
Suite 100
Bellevue, WA 98004

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of Onyx Software Corporation (the “Company”), other than Acquiror, as defined below, and its affiliates, of the Merger Consideration (as defined below) to be paid to the holders of common stock of the Company (the “Merger Consideration”) pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into among the Company, M2M Holdings, Inc. (the “Acquiror”), and Orion Acquisition Corporation, a wholly owned subsidiary of Acquiror (“Merger Sub”).

The Agreement provides for the merger (the “Merger”) of Merger Sub with and into the Company pursuant to which, among other things, each issued and outstanding share of common stock of the Company (subject to certain exceptions) will be converted into the right to receive $4.80 in cash, which cash is referred to as the “Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.

We, as a customary part of our investment banking business, engage in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee from the Company, a substantial portion of which is contingent upon the consummation of the Merger. We will also receive a fee from the Company for providing this opinion, which will be credited against the fee for financial advisory services. This opinion fee is not contingent upon the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with our services and to reimburse us for certain expenses in connection with our services. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the accounts of our customers and, accordingly, we may at any time hold a long or short position in such securities. We have provided investment banking services to affiliates of the Acquiror in the past on unrelated transactions, for which we have received customary fees. We may seek to be engaged by the Company, the Acquiror or the Acquiror’s affiliates in the future.

In connection with our review of the Merger, and in arriving at our opinion, among other things, we have: (i) reviewed the financial terms of the draft of the Agreement dated June 2, 2006; (ii) reviewed certain financial, market, securities and other data with respect to the Company publicly available or made available to us from internal records of the Company; (iii) reviewed certain internal financial projections for the Company on a stand-alone basis and furnished to us by the management of the Company; (iv) conducted discussions with members of the senior management of the Company with respect to the business and prospects of the Company on a stand-alone basis; (v) reviewed the reported prices and trading activity for the Company and for certain other publicly traded companies deemed by us to be relevant; (vi) compared the financial performance and equity market capitalization of the Company with that of certain other publicly-traded companies deemed by us to be relevant; (vii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of certain merger transactions deemed by us to be relevant; (viii) considered our efforts to solicit, at your direction, third party indications of interest in a possible acquisition of, or business combination with, the Company and (ix) performed a discounted cash flow analysis for the Company on a stand-alone basis. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our opinion.

Member SIPC and NYSE

Onyx Software Corporation
Board of Directors
June 4, 2006

We have relied upon and assumed the accuracy, completeness and fair presentation of the financial, accounting and other information provided to us or otherwise reviewed by us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of the Company’s management that the information provided has been prepared on a reasonable basis in accordance with industry practice, that they are not aware of any information or facts that would make the information provided to us incomplete or misleading and that, with respect to financial forecasts and other forward looking financial information relating to the Company reviewed by us, such information reflects the best currently available estimates and judgments of the Company’s management and is based on reasonable assumptions. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that the Company is not party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Merger. We express no opinion as to any financial forecasts or other forward looking financial information of the Company or the assumptions on which they were based. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company and on the assumptions of the Company’s management, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement.

We have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have also assumed the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto, without adjustments to the Merger Consideration and without waiver by any party of any conditions or obligations thereunder. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or alter the terms of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished with any such appraisals or valuations. The analyses performed by Piper Jaffray in connection with this opinion were going concern analyses. We express no opinion regarding the solvency or liquidation value of any entity.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of common stock of the Company have traded or such stock may trade following announcement of the Merger. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is directed to and is for the benefit of the Board of Directors of the Company in connection with its consideration of the Merger, and is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger. This opinion is not intended to confer rights and remedies upon Acquiror, any shareholders of the Company or Acquiror or any other person. Except as contemplated by the engagement agreement between us, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

This opinion addresses solely the fairness, from a financial point of view, to holders of common stock of the Company of the proposed Merger Consideration and does not address any other terms or agreements relating to the Merger. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, or the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company.

Onyx Software Corporation
Board of Directors
June 4, 2006

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of common stock of the Company, other than Acquiror and its affiliates, as of the date hereof.

Sincerely,

/s/  Piper Jaffray & Co.
PIPER JAFFRAY & CO.

ANNEX C

CHAPTER 23.B.13 DISSENTERS’ RIGHTS

23B.13.010
Definitions.

As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

[1989 c 165 § 140.]

23B.13.020
Right to dissent.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

[2003 c 35 § 9; 1991 c 269 § 37; 1989 c 165 § 141.]

23B.13.030
Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

[2002 c 297 § 35; 1989 c 165 § 142.]

23B.13.200
Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.

[2002 c 297 § 36; 1989 c 165 § 143.]

23B.13.210
Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

[2002 c 297 § 37; 1989 c 165 § 144.]

23B.13.220
Dissenters’ rights — Notice.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2) The notice must be sent within ten days after the effective date of the corporate action, and must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

[2002 c 297 § 38; 1989 c 165 § 145.]

23B.13.230
Duty to demand payment.

(1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

[2002 c 297 § 39; 1989 c 165 § 146.]

23B.13.240
Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

[1989 c 165 § 147.]

23B.13.250
Payment.

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

[1989 c 165 § 148.]

23B.13.260
Failure to take action.

(1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

[1989 c 165 § 149.]

23B.13.270
After-acquired shares.

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

[1989 c 165 § 150.]

23B.13.280
Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

[2002 c 297 § 40; 1989 c 165 § 151.]

23B.13.300
Court action.

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

[1989 c 165 § 152.]

23B.13.310
Court costs and counsel fees.

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

[1989 c 165 § 153.]

PROXY
PROXY FOR SPECIAL MEETING OF SHAREHOLDERS AUGUST 1, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ONYX SOFTWARE CORPORATION
1100 – 112th AVENUE N.E., SUITE 100, BELLEVUE, WA 98004-4504
     The undersigned appoint(s) Janice P. Anderson and Robert J. Chamberlain, or either of them, with full powers of substitution, as proxies to vote all shares of common stock held of record by the undersigned on June 21, 2006 and entitled to vote at the Special Meeting of Shareholders of Onyx Software Corporation to be held at Onyx’s executive offices, 1100 – 112th Avenue N.E., Suite 100, Bellevue, Washington on August 1, 2006 at 10:00 a.m. local time and at any adjournment or postponement of the meeting, with all powers that the undersigned would possess if personally present.
IMPORTANT—PLEASE COMPLETE, DATE AND SIGN ON THE OTHER SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲
You can now access your ONYX SOFTWARE CORPORATION
account online.
Access your Onyx Software Corporation shareholder account online via Investor ServiceDirect® (ISD).
Mellon Investor Services LLC, Transfer Agent for Onyx Software Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN
Visit us on the web at http://www.melloninvestor.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

The board of directors recommends a vote “FOR” Proposals 1 and 2.
PROPOSAL 1:
APPROVAL OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 5, 2006, BY AND AMONG M2M HOLDINGS, INC., ORION ACQUISITION CORPORATION AND ONYX SOFTWARE CORPORATION:

FOR	AGAINST	ABSTAIN
☐	☐	☐
PROPOSAL 2:
TO ACT UPON ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING THE APPROVAL OF ANY PROPOSAL TO POSTPONE OR ADJOURN THE SPECIAL MEETING TO A LATER DATE TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF PROPOSAL 1 IN THE EVENT THERE ARE NOT SUFFICIENT VOTES FOR APPROVAL OF PROPOSAL 1 AT THE SPECIAL MEETING:

FOR	AGAINST	ABSTAIN
☐	☐	☐
Please sign exactly as your name appears on your share certificate(s). Attorneys, trustees, executors and other fi duciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.

Signature	Signature	Date

▲ Detach here from proxy voting card ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to special meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/onyx

Use the Internet to vote your proxy.
Have your proxy card in hand when
you access the web site.

OR

Telephone
1-866-540-5760

Use any touch-tone telephone to vote
your proxy. Have your proxy card in
hand when you call.

OR

Mail

Mark, sign and date
your proxy card
and
return it in the
enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.